UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

WESTLAND DEVELOPMENT CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.*

(1)	Title of each class of securities to which transaction applies:

No par value common stock

Class B $1.00 par value common stock

(2)	Aggregate number of securities to which transaction applies:

794,927

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

$266.23 per share

(4)	Proposed maximum aggregate value of transaction:

$211,633,416

(5)	Total fee paid:

$22,644.78

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

*	As of April 5, 2006, there were 794,927 shares of common stock of Westland Development Co., Inc. outstanding. The filing fee was determined by taking the product of (i) the 794,927 shares of common stock proposed to be acquired in the merger and (ii) the merger consideration of $266.23 in cash per share of common stock. The calculation of the filing fee, calculated in accordance with Rule 0-11(c)(1) under the Securities Exchange Act of 1934 and SEC Fee Rate Advisory #5 equals the product of .000107 and the aggregate merger consideration calculated pursuant to the preceding sentence.

WESTLAND DEVELOPMENT CO., INC

401 Coors Boulevard, N.W.

Albuquerque, New Mexico 87121

(505) 831-9600

                    , 2006

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Westland Development Co., Inc., a New Mexico corporation, to be held                     ,         , 2006 at 9:00 A.M. New Mexico time, at the Hotel Albuquerque (formerly Sheraton Old Town), 800 Rio Grande Blvd., N.W., Albuquerque, New Mexico 87104. The formal notice of the special meeting, proxy statement and a proxy card are enclosed with this letter. All record holders of the outstanding shares of Westland common stock as of the close of business on                     , 2006 will be entitled to notice of and to vote at the special meeting. You may vote your shares at the special meeting only if you are present in person or represented by proxy.

As you know, Westland did not hold its annual meeting in October or November as it has in the past. As a result, Westland’s shareholders did not vote on the election of Westland’s Class C directors. Westland delayed the holding of its annual meeting to focus on the negotiation and execution of several acquisition agreements, culminating in an acquisition agreement that would give Westland’s shareholders the ability to receive $266.23 per share in cash, as described below. The negotiation and execution of these agreements required the dedication of a substantial amount of Westland’s staff away from traditional operating activities. Westland now believes it is appropriate to move forward with a special meeting (in accordance with its bylaws) to vote on this election, as well as the merger agreement described below.

At the special meeting, Westland will ask you to cast your vote to approve the Agreement and Plan of Merger dated as of February 24, 2006 (as amended, the “merger agreement”) by and between Westland and SHNM Acquisition Corp., a Delaware corporation (“SHNM”), pursuant to which SHNM will be merged (the “merger”) with and into Westland with Westland as the surviving entity, and Westland’s articles of incorporation will, pursuant to the terms of the merger agreement, be amended to, among other things, remove any currently existing restrictions on the transfer of Westland’s no par value and Class B common stock. Upon completion of the merger, you will be entitled to receive $266.23 per share in cash. Westland will also ask you, as noted above, to vote on the election of Westland’s Class C directors for terms that will expire in 2008.

Westland’s board of directors has unanimously approved the merger agreement and recommends that Westland’s shareholders vote FOR the approval of the merger agreement as well. Approval of the merger agreement requires the affirmative vote of the holders of two-thirds of outstanding Westland no par value common stock and two-thirds of outstanding Westland Class B common stock, each voting as a separate class. Each of Westland’s directors and officers plan to vote all shares owned by him or her in favor of the approval of the merger agreement.

Westland’s board of directors also unanimously recommends that Westland’s shareholders vote FOR ALL NOMINEES nominated as Class C directors. The election of the Class C directors requires the affirmative vote of the holders of a majority of the Westland no par value common stock and Class B common stock, voting together as a single class, present in person or by proxy at the meeting and entitled to vote thereon.

Westland urges you to read carefully the attached proxy statement and the merger agreement and the amendment to merger agreement, copies of which are attached to the proxy statement as Appendix A and Appendix B, respectively. The proxy statement provides you with a summary of the merger agreement and a detailed description of the process and reasons that led Westland’s board of directors to unanimously approve the merger agreement and recommend it for your approval at the special meeting.

i

To be certain that your shares are voted at the special meeting, please mark your choice on the proxy with an “X”, sign your name as it is printed on the proxy, date the proxy on the date that you sign it and return promptly the enclosed proxy in the addressed and stamped envelope. If you attend the special meeting, you may revoke your proxy and vote your shares in person if you wish, even if you have previously returned your proxy card or voted by telephone.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES TO WESTLAND OR TO THE PAYING AGENT AT THIS TIME. IF THE MERGER AGREEMENT IS APPROVED, YOU WILL RECEIVE INSTRUCTIONS AS TO THE PROCEDURE TO BE FOLLOWED FOR THE EXCHANGE OF YOUR SHARES OF WESTLAND COMMON STOCK FOR CASH.

Your vote is very important. The merger cannot be completed unless the holders of two-thirds of the outstanding Westland no par value common stock and two-thirds of the outstanding Westland Class B common stock, each voting as a separate class, approve the merger agreement. Failure to submit a vote on the merger agreement will have the effect of a vote against the approval of the merger agreement. On behalf of the board of directors, we thank you for your cooperation and look forward to seeing you on                     , 2006.

Sosimo S. Padilla	Barbara Page
Chairman of the Board of Directors	President and Chief Executive Officer

The merger agreement has not been approved or disapproved by the Securities and Exchange Commission or any state securities regulator nor has the Securities and Exchange Commission or any state securities regulator passed upon the merits of the merger agreement or upon the accuracy or adequacy of the information contained in the proxy statement included with this letter. Any representation to the contrary is unlawful.

The accompanying proxy statement is dated                     , 2006 and is first being mailed to Westland’s shareholders on                     , 2006.

WESTLAND DEVELOPMENT COMPANY., INC.

401 Coors Blvd. NW

Albuquerque, New Mexico 87121

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held                     , 2006

To the Shareholders of Westland Development Co., Inc.:

Notice is hereby given that Westland Development Co., Inc. (“Westland”) will hold a special meeting of shareholders at 9:00 A.M. New Mexico time, on                     , 2006 at the Hotel Albuquerque (formerly Sheraton Old Town), 800 Rio Grande Blvd. NW, Albuquerque, New Mexico. At the special meeting, you will be asked to vote on the following matters:

•	approval of an Agreement and Plan Merger, dated as of February 24, 2006, as amended, by and between Westland and SHNM Acquisition Corp. (“SHNM”), pursuant to which, among other things, SHNM will be merged with and into Westland with Westland as the surviving company, and Westland’s articles of incorporation will be amended to, among other things, remove any currently existing restrictions on the transfer of Westland’s common stock. Upon completion of the merger, issued and outstanding shares of Westland common stock will be converted into the right to receive $266.23 per share in cash;

•	to elect three Class C directors to the board of directors to terms that will expire in 2008; and

•	to consider and vote upon any other matters that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Westland’s board of directors has fixed the close of business on                     , 2006 as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement thereof. A list of the shareholders entitled to vote at the special meeting will be available for examination by any shareholder for any purposes germane to the special meeting during usual business hours during the ten days prior to the special meeting at Westland’s principal place of business, 401 Coors Blvd. NW, Albuquerque, New Mexico 87121.

The merger agreement and the merger are described in the accompanying proxy statement, which Westland urges you to read carefully. A copy of the merger agreement and the amendment to merger agreement are also attached as Appendix A and Appendix B, respectively, to the accompanying proxy statement. This notice also constitutes notice of dissenters’ rights under New Mexico law in connection with the merger, as described in the accompanying proxy statement and Appendix D to the proxy statement.

By Order of the Board of Directors

Joe S. Chavez, Secretary

Dated:                     , 2006

Whether or not you plan to attend the special meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. By doing so, you will ensure that your shares are represented and voted at the special meeting. Please do not send your Westland common stock certificates to Westland or the paying agent at this time. If the merger is completed, you will be sent instructions regarding surrender of your no par value and Class B certificates for the payment of cash to you.

V

FORM OF PROXY

APPENDIX A – Agreement and Plan of Merger
APPENDIX B – Amendment No. 1 to Agreement and Plan of Merger
APPENDIX C – Fairness Opinion of CBIZ Valuation Group, LLC
APPENDIX D – Dissenters’ Rights Provisions of the New Mexico Business Corporation Act
APPENDIX E – Form 10-KSB/A Amended Annual Report for the fiscal year ended June 30, 2005
APPENDIX F – Form 10-QSB Quarterly Report for the quarter ended December 31, 2005

WESTLAND DEVELOPMENT CO., INC.

401 Coors Blvd. NW

Albuquerque, New Mexico 87121

PROXY STATEMENT

Special Meeting of Shareholders

To be held                     , 2006

Westland Development Co., Inc., a New Mexico corporation, is furnishing this proxy statement on or about                     , 2006, to its shareholders of record on                     , 2006, in connection with the solicitation of proxies by Westland’s board of directors for use at the special meeting of shareholders (the “special meeting”) to be held at 9:00 A.M. on                     ,                     , 2006, and at any adjournment or postponement of the special meeting. In this proxy statement, the terms “Westland” and the “Company” refer to Westland Development Co., Inc., and the term “SHNM” refers to SHNM Acquisition Corp.

Westland’s board of directors asks you to attend the special meeting (in person or by proxy) for the following purposes:

1.	To consider and vote on a proposal to approve the Agreement and Plan Merger, dated as of February 24, 2006, as amended, by and between Westland and SHNM Acquisition Corp. (“SHNM”), pursuant to which, among other things, SHNM will be merged with and into Westland with Westland as the surviving company, and Westland’s articles of incorporation will be amended to, among other things, remove any currently existing restrictions on the transfer of Westland’s common stock. As part of the merger, issued and outstanding shares of Westland common stock will be converted into the right to receive $266.23 per share in cash.

2.	To elect three Class C directors to the board of directors to terms that will expire in 2008.

3.	To consider and vote upon any other matters that may properly come before the special meeting and any adjournment or postponement of the special meeting.

The Agreement and Plan of Merger was amended on April 5, 2006. In this proxy statement, the original Agreement and Plan of Merger is referred to as the “original SHNM merger agreement” and the Agreement and Plan of Merger, as amended, is referred to as the “merger agreement”.

A copy of the original SHNM merger agreement and the amendment to the original SHNM merger agreement are attached to this proxy statement as Appendix A and Appendix B, respectively. Shareholders are encouraged to read these documents in their entirety as well as the other information contained in this proxy statement carefully before deciding how to vote.

Summary Term Sheet

This Summary Term Sheet highlights selected information contained in this proxy statement regarding the merger agreement and the merger and may not contain all of the information that is important to you. You are urged to read this entire proxy statement carefully, including the appendices. In addition, Westland incorporates by reference important business and financial information about Westland in this proxy statement. The materials that are incorporated by reference are attached to this proxy statement. You may read more about this information in the section entitled “Where Shareholders Can Find More Information”.

•	Purpose of Shareholder Vote. You are being asked to consider and vote upon a proposal to approve the merger agreement. Pursuant to the merger agreement, SHNM will merge with and into Westland with Westland as the surviving entity and Westland’s articles of incorporation will be amended to, among other things, remove any currently existing restrictions on the transfer of Westland’s common stock. Also, as part of the merger, issued and outstanding shares of Westland common stock will be converted into the right to receive $266.23 per share in cash. See “The Special Meeting”.

•	Parties Involved in the Proposed Transaction. Westland Development Co., Inc. is a New Mexico corporation. SHNM Acquisition Corp. is a Delaware corporation and a wholly-owned subsidiary of Sedora Holdings, LLC. See “Participants in the Merger”.

•	Special Meeting. The shareholders’ vote on the matters described above will take place at a special meeting of Westland’s shareholders to be held at 9:00 A.M. New Mexico time at the Hotel Albuquerque (formerly Sheraton Old Town ), 800 Rio Grande Blvd. NW, Albuquerque, New Mexico on , 2006. See “The Special Meeting”.

•	Record Date. Shareholders are entitled to vote at the special meeting if they owned shares of Westland no par value or Class B common stock at the close of business on , 2006, which is the record date for the special meeting. On that date, 709,827 shares of no par value common stock and 85,100 shares of Class B common stock were outstanding and entitled to vote at the special meeting. See “The Special Meeting”.

•	Voting Information. Each record holder of shares of Westland no par value or Class B common stock on the record date will be entitled to one vote for each share held. Before voting your shares of Westland common stock, you should read this proxy statement in its entirety, including its appendices, and carefully consider how the merger affects you. To be certain that your shares are voted at the special meeting, please mark your choice on the proxy with an “X”, sign your name as it is printed on the proxy, date the proxy on the date that you sign it and return promptly the enclosed proxy in the addressed and stamped envelope. You may also vote in person by ballot at the special meeting. For more information on the procedures for voting your shares, please refer to “The Special Meeting—Record Date and Voting Information”.

•	Shareholder Approval Required. The merger will be completed only if the merger agreement is approved by the affirmative vote of shareholders holding at least two-thirds of the outstanding Westland no par value common stock and two-thirds of the outstanding Westland Class B common stock, each voting as a separate class. Failure to vote or an abstention will have the same effect as a vote against approval of the merger agreement. See “The Special Meeting—Record Date and Voting Information”, and “Certain Questions and Answers About the Merger and the Special Meeting”.

•	Board Recommendation. Westland’s board of directors has unanimously recommended that shareholders approve the merger agreement, and each director plans to vote his or her shares in favor of the merger agreement. See “Special Factors—Recommendation of Westland’s Board of Directors”.

•	Status of Cemeteries. SHNM has agreed, after the completion of the merger, to continue the burials of Atrisco Heirs (as defined in Westland’s articles of incorporation) and their spouses to continue to be buried in the Westland cemeteries upon payment of the cost of opening and closing the grave. There will continue to be no cost to Atrisco Heirs or their spouses for the burial plot. SHNM may choose to donate the cemeteries to a charitable organization that will agree to maintain them, consistent with historical practices. See “The Merger Agreement—Covenants of SHNM”.

•	Interests of Westland’s Directors and Executive Officers in the Merger. In considering the recommendations of Westland’s board of directors, you should be aware that some of Westland’s officers and directors have various relationships with Westland or interests in the merger that are different from your interests as a shareholder and that may present actual or potential conflicts of interest. These interests are discussed in detail in the section entitled “Special Factors—Interests of Westland’s Officers and Directors in the Merger”.

•	Effect of the Merger on Outstanding Westland No Par Value Common Stock and Class B Common Stock. Upon completion of the merger, issued and outstanding shares of Westland no par value common stock and Class B common stock (collectively referred to in this proxy statement as the “common stock”) will be converted into the right to receive $266.23 per share in cash. After the merger is completed, you will have no ongoing ownership interest in the continuing business of the surviving company. See “Special Factors—Effects of the Merger”.

•	Merger Financing; Source of Funds. In connection with the merger, SHNM will pay or cause to be paid to shareholders an aggregate of approximately $211.6 million. SHNM will acquire these funds through a capital contribution from its parent company, Sedora Holdings, LLC. The merger is not subject to, or conditioned upon, SHNM or Sedora obtaining suitable financing. See “The Merger—Merger Financing; Source of Funds”.

•	Tax Consequences. The receipt of cash in exchange for shares of Westland common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss will be equal to the difference between the amount of cash you receive in the merger and your adjusted tax basis in the shares surrendered. For a more detailed explanation of the tax consequences of the sale, see “Material United States Federal Income Tax Consequences”.

•	Dissenters’ Rights. If you are a shareholder who objects to the approval of the merger agreement, and if you comply with the procedures required under New Mexico law, you are entitled to dissenters’ rights to receive the statutorily determined “fair value” of your shares, which could be more or less than the purchase price of $266.23 per share to be paid pursuant to the merger agreement. See “The Merger—Dissenters’ Rights”.

•	Limitations on Solicitation of Other Offers. Westland has agreed not to solicit from third parties a proposal for an alternate transaction while the merger is pending, and Westland’s board of directors may not approve or recommend an alternative transaction, in each case, except in the circumstances specified in the merger agreement. See “The Merger Agreement—No Solicitation”.

•	Conditions. Before completion of the merger, a number of closing conditions must be satisfied or waived. These conditions include, among others, obtaining shareholder approval, the absence of any injunction prohibiting completion of the merger and the number of dissenting shares constituting not more than 10% of Westland’s issued and outstanding common stock. If all the conditions are not satisfied or waived, the merger will not be completed. See “The Merger Agreement—Conditions to the Completion of the Merger”.

•	Termination. Westland and SHNM may agree by mutual written consent to terminate the merger agreement at any time before the effective time of the merger. In addition, upon the occurrence of various events specified in the merger agreement, Westland or SHNM may terminate the merger agreement before the effective time of the merger. See “The Merger Agreement—Termination of the Merger Agreement”.

•	Termination Fee. In specified circumstances, if the merger agreement is terminated before the effective time of the merger, Westland will pay SHNM a termination fee of $5 million and will be obligated to repay the $10 million SHNM previously deposited. See “The Merger Agreement—Deposit, Termination Fees and Expenses”.

Certain Questions and Answers About the Special Meeting

The following questions and answers briefly address some questions you may have regarding the special meeting. These questions and answers are for your convenience only and the information is merely a summary of other information contained in the proxy statement. These questions and answers may not address all questions that may be important to you as a Westland shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving these materials?

A:	Westland’s board of directors is providing these proxy materials to give you information to determine how to vote in connection with the special meeting.

Q:	What is the date, time and place of the special meeting?

A:	The special meeting will be held at 9:00 A.M. New Mexico time at the Hotel Albuquerque (formerly Sheraton Old Town ), 800 Rio Grande Blvd. NW, Albuquerque, New Mexico on , 2006.

Q:	What am I being asked to vote on at the special meeting?

A:	You are being asked to consider and vote upon a proposal to approve the merger agreement pursuant to which, among other things, SHNM will be merged with and into Westland with Westland as the surviving company, and Westland’s articles of incorporation will, pursuant to the terms of the merger agreement, be amended to, among other things, remove any currently existing restrictions on the transfer of Westland’s common stock. If the merger agreement is approved, upon completion of the merger, shares of Westland common stock will be converted into the right to receive $266.23 per share in cash. You are also being asked to vote on the election of Westland’s Class C directors for terms that will expire in 2008.

Q:	Why wasn’t the annual meeting of shareholders held in October or November as it has been in the past?

A:	In 2005, Westland received several unsolicited offers from parties that were interested in acquiring Westland or substantially all of its assets. In September, Westland entered into a merger agreement (referred to in this proxy statement as the “original merger agreement”) with one of these parties – an entity named ANM Holdings, Inc. (“ANM”), pursuant to which ANM was to acquire Westland for $200.00 per share of Westland common stock. Negotiating the original merger agreement, responding to the proposals received after executing the original merger agreement, attending to Westland’s obligations set forth in the original merger agreement, and negotiating the amended and restated merger agreement with ANM and the original SHNM merger agreement diverted a significant amount of Westland’s staff away from traditional operating activities. Westland’s board of directors also initially believed the special meeting of shareholders to consider the ANM agreement would occur prior to the time tentatively scheduled for Westland’s annual meeting of shareholders. After Westland terminated the original agreement with ANM (as it was then amended) and entered into the merger agreement with SHNM, Westland’s board of directors determined it was appropriate to move forward with a meeting to elect three Class C directors to the board of directors, as would have been done at the annual meeting, in accordance with obligations Westland may have under its bylaws and state law. Because Westland’s bylaws currently require this election of directors to be conducted at a special meeting, rather than an annual meeting, Westland has chosen to use the special meeting to have shareholders vote on the merger agreement as well as the election of the Class C directors. If the merger is completed, the directors of SHNM immediately before the completion of the merger will be the initial directors of the surviving company and the Class C directors elected at the special meeting will no longer be directors of the surviving entity.

Q:	What will I receive in the merger and how will the merger affect my dividends?

A:	If the merger is completed, issued and outstanding shares of Westland common stock will be converted into the right to receive $266.23 per share in cash. You will no longer own your shares, will not have any continuing interest in Westland, and will not receive any further dividends.

Q:	What does Westland’s business consist of?

A:	Westland is a New Mexico corporation that is the successor to property interests of a Spanish land grant (the “Atrisco Land Grant”) currently amounting to approximately 46,400 acres and is also the owner of approximately 10,000 additional acres, all located on the west side of Albuquerque, New Mexico. Westland owns and develops portions of that land and sells it to persons and companies engaged in the business of constructing residential and business properties for sale or rent to others. In addition, it owns retail business properties in Albuquerque, New Mexico, and El Paso, Texas, that it leases to others. Westland common stock is not traded on any exchange. Westland’s articles of incorporation as now in effect prohibit transfer of its shares to anyone who is not an Atrisco Heir (as defined in Westland’s articles of incorporation). Consequently, its stock is typically traded in a limited market between sellers and qualified purchasers. Westland’s principal executive offices are located at 401 Coors Blvd., N.W., Albuquerque, New Mexico 87121. Westland’s telephone number is (505) 831-9600. For additional information about Westland, see “Where You Can Find More Information”.

Q:	Why is Westland proposing the merger?

A:	Westland’s purpose in proposing the merger is to enable shareholders to vote whether to receive, upon completion of the merger, $266.23 per share in cash. Westland’s board of directors believes that the merger is in the best interests of Westland’s shareholders based, in part, because the cash consideration to be received by holders of Westland common stock is fair, from a financial point of view, to the Westland shareholders. For a more detailed discussion of the conclusions, determinations and reasons of Westland’s board of directors for recommending that Westland shareholders approve the merger on the terms of the merger agreement, see “Special Factors—Recommendation of Westland’s Board of Directors”. In addition, you are being asked to consider and vote on the election of Westland’s Class C directors.

Q:	What will happen to Westland’s cemeteries after the merger and will Atrisco Heirs be able to be buried in the cemeteries without charge?

A:	SHNM recognizes the historical and cultural nature of the cemeteries and has agreed to continue the burials of Atrisco Heirs and their spouses in the cemeteries upon payment of the cost of opening and closing the grave. There will continue to be no cost to Atrisco Heirs or their spouses for the burial plot. SHNM may choose to donate the cemeteries to a charitable organization that will agree to maintain them, consistent with historical practices.

Q:	For years I have been told that there is oil and gas under Westland’s land. Is this true and was the value taken into consideration when the merger agreement was negotiated?

A:	Westland’s management team does not know whether there is oil, natural gas, coal bed methane gas or any other natural resource under Westland’s land. Over the years there have been several exploration wells drilled on Westland’s land but all of those failed to encounter commercial quantities of oil or gas. While natural gas was found in at least some wells, none of these findings resulted in commercial production by those who drilled the wells.

There are currently two oil and gas leases on part of the lands, but drilling attempts on one of the leases have been unsuccessful to date. Nevertheless, a recent proposal to lease all mineral acres owned by Westland for $600,000 has demonstrated renewed interests in drilling for oil and gas on Westland’s land.

In evaluating whether or not to accept SHNM’s offer, Westland’s board of directors considered the possibility that oil and gas deposits may exist on Westland’s land, but viewed the SHNM offer to be acceptable in light of the highly speculative nature of these possibilities. Westland’s board also considered the recent proposal and determined that it neither changes its view of the value of Westland’s land nor alters its recommendation of the approval of the merger agreement.

Furthermore, because the agreement with SHNM provides that any oil and gas revenues will be used to fund a trust established for the use and benefit of the heirs of the Atrisco Land Grant, the board of directors believes the community will be served in the event oil and gas is found on the land. See “The Merger Agreement—Covenants of SHNM” for a more detailed discussion of SHNM’s agreement to use oil and gas revenues, if any, for the benefit of the Atrisco heirs.

While no persons have assured Westland that their oil and gas drilling efforts will be successful, those indicating an interest in leasing Westland’s lands have indicated that increases in oil and gas prices combined with recent advances in oil and gas technology lead them to believe that conditions are favorable for establishing commercial production from Westland’s land.

Q:	Will I own any shares of SHNM after the completion of the merger?

A:	No. Pursuant to the merger agreement, you will be paid $266.23 per share in cash for shares of Westland common stock you own and, after the merger is completed, you will have no ongoing ownership interest in the continuing business of the surviving company.

Q:	What happens if I sell or transfer my shares before the special meeting?

A:	The record date for the special meeting was , 2006. If you held your shares on that date but subsequently transferred them to someone else before completion of the merger, you would retain your right to vote those shares at the special meeting, but not the right to receive payment for those shares. This right to receive the $266.23 per share in cash will pass to the person to whom you transferred your shares. You may transfer the right to vote these shares as well by giving a proxy to the purchaser if the purchaser is entitled to vote under Westland’s articles of incorporation.

Q:	What is the recommendation of Westland’s board of directors with respect to the matters being voted upon?

A:	Based on a number of factors, including the fairness opinion received from CBIZ Valuation Group, LLC, and other factors set forth in the section entitled “Special Factors—Recommendation of Westland’s Board of Directors,” Westland’s board of directors unanimously recommends that shareholders vote FOR approval of the merger agreement. Westland’s board of directors also unanimously recommends that Westland’s shareholders vote FOR the election of each of the nominated Class C directors.

Q:	Why does Westland’s board of directors recommend that I vote to approve the merger agreement?

A:	Westland’s board of directors recommends you vote FOR approval of the merger agreement because it believes that the merger is in the best interests of Westland’s shareholders. In considering the recommendation of Westland’s board of directors, you should be aware that Westland’s directors have interests in the merger that may be different than yours. Westland’s board of directors considered many factors in deciding to recommend the approval of the merger agreement, including the fact that the $266.23 per share to be received by Westland shareholders is significantly higher than both the price agreed to with a prior bidder and the price at which shares have been sold in the past. The factors considered by the board of directors are described in more detail under the heading “Special Factors—Recommendation of Westland’s Board of Directors”.

Q:	What happened to the amended and restated merger agreement with ANM dated as of February 1, 2006?

A:	Westland entered into the original merger agreement with ANM on September 30, 2005. Westland entered into an amended and restated merger agreement dated as of February 1, 2006, with the same parties that superseded the original merger agreement (referred to in this proxy statement as the “amended and restated merger agreement”). Westland terminated the amended and restated merger agreement on February 24, 2006, concurrently with Westland’s execution of the original SHNM merger agreement with SHNM. Pursuant to the terms of the amended and restated merger agreement, concurrently with Westland’s termination of the amended and restated merger agreement, Westland also paid ANM a termination fee in the amount of $5 million, which was funded by the SHNM deposit.

Q:	If I oppose the merger, do I have dissenters’ rights or appraisal rights with respect to the merger?

A:	If you are a shareholder who objects to the approval of the merger agreement, and if you comply with the procedures required under New Mexico law, you are entitled to dissenters’ rights to receive the statutorily determined “fair value” of your shares, which could be more or less than the purchase price of $266.23 per share to be paid pursuant to the merger agreement. To qualify for these rights, you must:

•	prior to or at the special meeting, deliver to Westland written notice of your objection to the merger;

•	not vote, in person or by proxy, in favor of the approval of the merger agreement;

•	if the merger agreement is approved, within 10 days after the special meeting, notify Westland in writing of your intent to exercise dissenters’ rights;

•	if within 30 days after the completion of the merger, you and Westland, as the surviving company, do not reach an agreement as to the fair value of your shares, and if Westland does not thereafter file a petition in court to make a judicial determination of the fair value, you may initiate proceedings in any court of competent jurisdiction located in Bernalillo County, New Mexico; and

•	comply with other procedures required by applicable law.

This procedure is described in more detail under the heading titled “The Merger—Dissenters’ Rights”. A copy of the relevant sections of the New Mexico Business Corporations Act is attached to this proxy statement as Appendix D. An executed proxy card that is not marked “against” or “abstain” will be voted FOR the approval of the merger agreement (and FOR ALL NOMINEES for Class C directors) and will disqualify you from demanding dissenters’ or appraisal rights. You may vote “against” or “abstain” from voting in connection with the merger agreement but separately vote “for” all Class C director nominees, and such a vote would still entitle you to exercise dissenters’ or appraisal rights.

Q:	Is the merger subject to the satisfaction of any conditions?

A:	Yes. Before completion of the transactions contemplated by the merger agreement, a number of closing conditions must be satisfied or waived. These conditions are described in this proxy statement in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger”. These conditions include, among others, obtaining shareholder approval and antitrust clearance of the merger. If all the conditions are not satisfied or waived, the merger will not be completed.

Q:	When do you expect the merger to be completed?

A:

Westland’s board of directors is working to complete the merger as quickly as possible and expects to close by the end of                      2006. However, Westland’s board of directors cannot predict the exact timing of the completion of the merger because not all of the conditions to the completion of the merger are within

Westland’s or SHNM’s control. Please see “The Merger Agreement—Conditions to the Completion of the Merger” for a detailed description of the conditions to closing specified in the merger agreement.

Q:	How will I receive my money upon completion of the merger?

A:	SHNM made a good faith deposit of $10 million, $5 million of which was used to pay liquidated damages owed by Westland to ANM pursuant to the amended and restated merger agreement with ANM. When the original SHNM merger agreement was executed by SHNM and Westland, SHNM deposited an additional $100 million into a segregated account for the purpose of paying the merger consideration to Westland’s shareholders. If the closing occurs, SHNM has agreed to deposit the balance of the total amount of merger consideration into an account with Mellon Investor Services, LLC (the “paying agent”), the company that Westland has used to mail your dividend checks to you in the past. After the completion of the merger, the paying agent will send you a letter of transmittal with instructions for sending in your stock certificates and receiving the consideration owed to you pursuant to the merger agreement. When you properly return and complete the required documentation described in these written instructions, you will promptly receive from the paying agent a payment of the cash consideration for your shares.

Q:	What are the U.S. federal income tax consequences of the merger?

A:	The receipt of cash in exchange for shares of Westland common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss will be equal to the difference between the amount of cash you receive in the merger and your adjusted tax basis in the shares surrendered. For a more detailed explanation of the tax consequences of the sale, see “Material United States Federal Income Tax Consequences”. Tax matters are very complicated, and the tax consequences to you of the merger will depend on the facts of your particular situation. Westland urges you to consult your own tax advisor as to the specific tax consequences of the sale that may result from your individual circumstances, including the applicable federal, state, local, foreign and other tax consequences.

Q:	What vote is required to approve the merger agreement?

A:	Approval of the merger agreement requires the affirmative vote of shareholders holding at least two-thirds of the outstanding Westland no par value common stock and two-thirds of the outstanding Westland Class B common stock, each voting as a separate class. That means the holders of at least 473,218 shares of no par value common stock and 56,734 shares of Class B common stock must vote FOR approval of the merger agreement. Failure to vote or an abstention will have the same effect as a vote against the merger.

Q:	What vote is required to elect the three Class C directors to the board of directors?

A:	Westland’s bylaws state that the election of the Class C directors requires the affirmative vote of the holders of a majority of the shares of Westland no par value common stock and Class B common stock, voting together as a single class, present in person or by proxy at the meeting and entitled to vote thereon. If no nominee for a specific seat receives a majority, the incumbent director in that seat will remain on the board of directors. If, for any reason, any of the nominees become unavailable for election, which the board does not anticipate, the proxies will be voted for a substitute nominee to be designated by the board of directors.

Q:	Is a quorum required to take action at the special meeting?

A:	Yes. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Westland common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

Q:	What if I do not want to sell my shares?

A.

If the holders of two-thirds of each class of the outstanding shares of Westland common stock approve the merger agreement and the other closing conditions set forth in the merger agreement are satisfied or waived, all shares of Westland common stock will be canceled and converted into the right to receive $266.23 per share, including those shares held by shareholders who do not vote to approve the merger, except for any dissenters’ shares. See “The Merger—Dissenters’ Rights”.

Q.	What happens if the merger agreement is not approved at the special meeting?

A.	If the merger agreement is not approved by the holders of at least two-thirds of each class of outstanding Westland common stock $5 million of the $10 million deposit Westland was provided by SHNM will be returned to SHNM and the merger will not be completed. The $5 million advanced to pay the liquidated damages owed by Westland to ANM will not be refunded to SHNM. In this event, Westland will continue in its present form and you will continue to own your shares of Westland common stock.

Q:	Who can vote at the special meeting?

A:	Holders of record of Westland no par value and Class B common stock at the close of business on , 2006 are entitled to vote at the special meeting. On that date, 709,827 shares of no par value common stock and 85,100 shares of Class B common stock were outstanding and entitled to vote.

Q:	Do Westland’s board of directors and executive officers own shares of Westland common stock?

A:	Members of Westland’s board of directors and certain of Westland’s executive officers together own approximately 1.16% of Westland’s outstanding no par value common stock and 50.35% of Westland’s outstanding Class B common stock.

Q:	Are Westland’s directors and officers voting in favor of the approval of the merger agreement?

A:	Westland’s directors and officers plan to vote their shares in favor of the approval of the merger agreement.

Q:	Are Westland’s directors receiving 35,000 shares of Westland Class B common stock in connection with the merger?

A:	No. Initially, it was believed that additional shares of Class B common stock were to be issued to Westland’s board of directors pursuant to a resolution adopted by the board of directors in 1998 (and amended in 2002 and 2004) that provides for the issuance of additional shares to Westland’s directors upon a threatened change in control. These resolutions were adopted as a defensive measure to deter an attempted hostile takeover of Westland. After executing the original SHNM merger agreement, the board of directors revisited the question of whether it was appropriate for Westland to issue these shares and determined that the merger did not meet the requirements of the resolutions granting these shares. In light of the foregoing, such shares will not be issued in connection with the merger. Because of this change, the original SHNM merger agreement was amended on April 5, 2006, to, among other things, clarify that these additional shares of Class B common stock will not be awarded to Westland’s directors. As a result of this clarification, the merger consideration that would have otherwise been paid to the directors in respect of the 35,000 shares of Westland Class B common stock was reapportioned to all shares of Westland common stock, increasing the per share purchase price being paid by SHNM from $255.00 per share to $266.23 per share.

Q:	Will Westland’s directors or officers receive any other payment as a result of the merger?

A:

No. Six of Westland’s officers and/or directors currently have employment or consulting agreements with Westland that will not be extinguished by the merger. Pursuant to the terms of these employment agreements, if the employment of any of these people should be terminated without cause at any time before or after the merger is completed, they would be entitled to substantial severance payments. If the employment agreements are not terminated, this severance payment will not be triggered pursuant to their terms. However, Sosimo Padilla, the chairman of our board of directors, and Barbara Page, Westland’s president, chief executive officer and chief financial officer, have each waived these severance benefits under their existing consulting and employment agreements, respectively. The employment agreements are discussed under “Special Factors—Interests of Westland’s Officers and Directors in the Merger”.

Q:	How do I vote my shares?

A:	After you read and carefully consider the information contained in this proxy statement, including its appendices, please mark your choice on the proxy with an “X”, sign your name as it is printed on the proxy, date the proxy as of the date you sign it and return promptly the enclosed proxy card in the enclosed addressed and stamped envelope to Westland Development Co., Inc., 401 Coors Blvd., N.W., Albuquerque, New Mexico 87121, as soon as possible so that your shares may be represented at the special meeting. You will probably receive only one proxy statement and proxy for this election as all of your shares are likely recorded under one control listing, even if your shares are issued in one or more variations on your name. However, if you receive more than one proxy card from Westland, please complete all of them and return them to Westland. You should complete, date, sign your name as it appears on the proxy (DO NOT PRINT YOUR NAME) and return each of the completed proxies to Westland in the enclosed addressed and stamped envelope. Failure to return your proxy card or vote in person at the special meeting will have the same effect as a vote against the approval of the merger agreement, but will have no effect on the election of directors.

Q:	May I vote in person?

A:	Yes, you may also vote your shares in person at the special meeting. Westland will pass out written ballots to anyone who wants, and is entitled, to attend and to vote at the special meeting. Submitting a proxy will not affect your right to vote in person if you decide to attend the special meeting.

Q:	Should I send in my stock certificates now?

A:	No. Do not send in your stock certificates with your proxy. A letter of instructions for the surrender of stock certificates will be mailed to shareholders of record after the effective time of the merger.

Q:	If the merger is completed, how will I receive the cash for my shares?

A:	If the merger is completed, within 5 days you will be contacted by Mellon Investor Services, LLC, which will serve as the paying agent and will provide instructions that will explain how to surrender stock certificates. You will receive cash for your shares from the paying agent after you comply with these instructions.

Q:	What happens if I do not indicate how to vote my proxy?

A:	If you sign and send in your proxy, but do not include instructions on how to vote your shares, your shares will be voted FOR approval of the merger agreement and FOR ALL NOMINEES for election as Class C board members and in the discretion of the proxy holders on any other business that may properly come before the special meeting.

Q:	What happens if I do not return a proxy?

A:	Not returning your proxy will have the same effect as voting against approval of the merger agreement and will have no effect on the election of the three Class C Directors.

Q:	Can I change my vote after I have mailed my signed proxy?

A:	Yes. You can change your vote at any time before the voting at the special meeting in one of three ways:

•	first, you can deliver a written notice stating that you would like to revoke your proxy to the address on the back page of this proxy statement on or before the business day prior to the special meeting;

•	second, you can complete and submit a later-dated proxy to the address below prior to the special meeting; or

•	third, you can attend the special meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy. You must vote at the special meeting in order to revoke your previously submitted proxy.

Q:	What will happen to the church that Westland owns?

A:	SHNM recognizes the historical significance of the church. In 1994, this church was leased to a religious group pursuant to a 30 year lease with a fifteen year renewal option. After the completion of the merger, Westland, as the surviving company, will continue to be the lessor in the lease

Q:	I was told that Westland’s management was accused of engaging in insider trading. What is the status of that complaint?

A complaint alleging that members of Westland’s board of directors engaged in insider trading was filed with the New Mexico Securities Division which investigated the allegations. On February 20, 2006, the New Mexico Securities Division announced that it had completed its investigation of the allegations and that the Division had found nothing to indicate that any of the members of Westland’s board of directors had violated the New Mexico Securities Act.

Q:	Who can help answer my questions about the proposals?

A:	If you have any questions about the proposals presented in this proxy statement, please contact:

Mr. Joe S. Chavez, Secretary or
Ms. Barbara Page, President
Westland Development Co., Inc.
401 Coors Blvd. N.W.
Albuquerque, NM 87121
Telephone:	(505) 831-9600 or
(800) 726-3250

Participants in the Merger

Westland Development Co., Inc.

401 Coors Blvd., NW

Albuquerque, New Mexico 87121

Telephone: (505) 831-9600

Westland Development Co., Inc., a New Mexico corporation, is a land holding and real estate development company that owns undeveloped land on Albuquerque’s west side. In addition, it owns retail business properties in Albuquerque, New Mexico and El Paso, Texas, that it leases to others. Westland believes that the total land owned by it is approximately 55,000 acres. Westland was formerly called the Town of Atrisco, a community land grant corporation which was the successor to the Spanish Land Grant called the Atrisco Grant. Shares of Westland common stock are typically traded in a limited market between sellers and qualified purchasers.

Additional information about Westland’s business is set forth in Westland’s amended annual report on Form 10-KSB/A for the fiscal year ended June 30, 2005 and Westland’s quarterly report on Form 10-QSB for the period ended December 31, 2005, which is incorporated in this proxy statement by reference and attached as Appendix E and Appendix F, respectively. See “Where You Can Find More Information”.

Sedora Holdings, LLC

4730 S. Fort Apache Road, Suite 300

Las Vegas, Nevada 89147

Telephone: (702) 873-5338

Sedora Holdings, LLC, a Delaware limited liability company, is the parent of SHNM Acquisition Corp., the company acquiring Westland and an affiliate of The Rhodes Companies, LLC, the largest private master planned community developer and private homebuilder in the Las Vegas valley. The Rhodes Companies, LLC is the developer of the Rhodes Ranch and Tuscany Residential Village master planned communities. The Rhodes Companies, LLC also constructs and sells homes in individual communities including Tantara, Shaylon, Villas, and in Kingman, Arizona and in over 15 residential subdivisions in the Las Vegas area.

SHNM Acquisition Corp.,

c/o Sedora Holdings, LLC

4730 S. Fort Apache Road, Suite 300

Las Vegas, Nevada 89147

Telephone: (702) 873-5338

SHNM Acquisition Corp., a Delaware corporation, was formed solely for the purpose of acquiring Westland. SHNM Acquisition Corp. is wholly-owned by Sedora Holdings, LLC and has not engaged in any business except in anticipation of the merger.

Cautionary Statement Concerning Forward-Looking Information

Many of the statements contained in this proxy statement that are not historical facts are forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor provisions for such forward-looking statements. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” and “estimate,” and variations of such words and other similar expressions identify such forward-looking statements. Westland may provide oral or written forward-looking information in other materials Westland releases to the public. These forward-looking statements are based on current expectations, beliefs, assumptions, estimates and projections about the industry and markets in which Westland operates. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. In addition, other factors may affect the accuracy of the forward-looking information, including the following:

•	the satisfaction of the conditions to closing of the merger, including approval by Westland’s shareholders;

•	potential or actual litigation challenging the merger;

•	general economic, financial and business conditions; and

•	actions of U.S., foreign and local governments, including changes to tax laws and other legislation or regulatory actions, and the risks detailed in Westland’s current filings with the SEC, including Westland’s amended annual report on Form 10-KSB/A for the year ended June 30, 2005 attached to this proxy statement as Appendix E and Westland’s quarterly report on Form 10-QSB for the period ended December 31, 2005 attached to this proxy statement as Appendix F.

Accordingly, while forward-looking statements in this proxy statement reflect Westland’s estimates and beliefs, they are not guarantees of future performance or actions or guarantees that the merger will be completed as planned. Westland undertakes no obligation to update any forward-looking statements to reflect changes in the underlying assumptions or factors, new information, future events or other changes.

The Special Meeting

General

The enclosed proxy is solicited on behalf of Westland’s board of directors for use at a special meeting of Westland’s shareholders to be held on                     , 2006, at 9:00 A.M. New Mexico time, or at any adjournments or postponements of the special meeting, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at the Hotel Albuquerque (formerly Sheraton Old Town), 800 Rio Grande Blvd. NW, Albuquerque, New Mexico. Westland intends to commence mailing this proxy statement and the accompanying proxy card to Westland’s shareholders on or about                     , 2006.

At the special meeting, Westland’s shareholders will be asked to consider and vote upon:

•	a proposal to approve the Agreement and Plan of Merger, dated as of February 24, 2006, as amended, by and between Westland and SHNM, pursuant to which, SHNM will be merged with and into Westland with Westland as the surviving entity, and Westland’s articles of incorporation will be amended to, among other things, remove any currently existing restrictions on the transfer of Westland’s common stock; and

•	a proposal to elect three Class C directors to the board of directors to terms that will expire in 2008.

Westland does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

Record Date and Voting Information

Only record holders of shares of Westland common stock at the close of business on                     , 2006 are entitled to notice of and to vote at the special meeting. At the close of business on such date, 709,827 shares of no par value common stock and 85,100 shares of Class B common stock were outstanding and entitled to vote. A list of Westland’s shareholders will be available for review at Westland’s executive offices during regular business hours beginning 10 days after the date of this proxy statement and through the date of the special meeting by Westland shareholders. Each record holder of shares of Westland common stock on the record date will be entitled to one vote for each share held. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Westland common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes and abstentions. The affirmative votes of two-thirds of the no par value common stock and two-thirds of the Class B common stock, each voting as a separate class, is required to approve the merger agreement.

Shareholders may submit their proxy by mail. After carefully reading and considering the information contained in this proxy statement, each shareholder of Westland no par value or Class B common stock should complete the proxy by marking the proxy with an “X” indicating the shareholder’s vote and then date and sign his or her proxy card and mail the proxy card in the enclosed, stamped return envelope, as soon as possible so that those shares of Westland common stock can be voted at the special meeting, even if holders plan to attend the special meeting in person.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting if they are validated by Westland’s Corporate Secretary prior to the special meeting. If the proxy indicates how it should be voted, it will be voted in accordance with such specification. If no specification is indicated, the proxy will be voted FOR approval of the merger agreement, FOR ALL NOMINEES to be elected as Class C directors and in the discretion of the persons named in the proxy with respect to any other business that may properly come before the meeting or any adjournment thereof. You may also vote in person by ballot at the special meeting.

Please do not send in stock certificates at this time. If the merger is completed, you will be sent instructions regarding the procedures for exchanging existing Westland stock certificates for the $266.23 per share cash payment.

Proxies; Revocation

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. It may be revoked and changed by filing a written notice of revocation with Mr. Joe S. Chaves, Corporate Secretary, of Westland at Westland’s executive offices located at 401 Coors Boulevard, N.W., Albuquerque, New Mexico 87121 by submitting in writing a proxy bearing a later date, or by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy.

Solicitation of Proxies and Expenses

Westland and its directors and executive officers are participants in the solicitation of proxies from Westland’s shareholders with respect to the matters described in this proxy statement. SHNM may also be deemed a participant in the solicitation of such proxies. Westland will bear the costs of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. Proxies will be solicited in person, by telephone and mail by Westland’s directors, officers and employees, though no additional compensation will be paid to these people. In addition, Westland may make arrangements with and compensate up to approximately 60 individuals to assist in the solicitation. No agreements with such persons have been made, but Westland anticipates paying such individuals approximately $8.00 per hour, and may reimburse out of pocket expenses incurred by them. Westland estimates that the total amount to be spent in connection with the solicitation, excluding salary paid to Westland’s officers and employees may be from $30,000 to $100,000, depending on whether the solicitation is contested. Westland anticipates that its total cost for the special meeting, including, but not limited to applicable professional services, filing fees, printing, postage, telephone and automobile expenses, will be approximately $250,000.

PROPOSAL NO. 1 – APPROVAL OF THE MERGER AGREEMENT

Special Factors

Background of the Merger

Entry into the Original Merger Agreement with ANM

From time to time, Westland’s board of directors has received inquiries from various parties indicating their interest in a possible acquisition of Westland or a significant portion of its assets. Although prior to 2005 none of these inquiries ever materialized into a viable proposal, to better educate itself as to Westland’s value, in 2001 Westland’s board of directors engaged CBIZ Valuation Group, LLC (“CBIZ”), an independent company specializing in evaluating businesses, to determine the value of Westland’s stock. At that time, CBIZ determined the value of Westland’s stock at approximately $70 million (or approximately $87.00 per share). In February 2005, Westland again engaged CBIZ to determine the value of Westland’s stock. CBIZ at that time determined that the value of the outstanding Westland common stock was approximately $180.00 per share.

In late June or early July 2005, Barbara Page, Westland’s president, chief executive officer and chief financial officer, was contacted by, and met with, Phillip Aries, the head of Aries Realty located in Tucson, Arizona, who was a representative of what was described to be an investment group (this group subsequently formed a Delaware corporation named ANM Holdings, Inc. as described below, and is referred to herein as the “ANM group”). Mr. Aries first met with Ms. Page and Sosimo S. Padilla, the chairman of Westland’s board of directors, to discuss a potential acquisition of Westland. Mr. Aries expressed the group’s interest in acquiring Westland for a purchase price of $180.00 per share. Although $180.00 per share was the amount determined to be the value of Westland’s stock by CBIZ, Mr. Padilla and Ms. Page told Mr. Aries that his offer was too low. In response, Mr. Aries subsequently informed Mr. Padilla and Ms. Page that the ANM group would increase its offer to $200.00 per share. All of the initial discussions among Mr. Aries, Mr. Padilla and Ms. Page were based on the assumption that the ANM group would make a tender offer for the shares for at least $200.00 per share in cash.

One of the concerns of Westland’s board of directors, however, was that the ANM group would acquire a majority of the outstanding shares, which would let the ANM group control all of Westland’s business activities, but would leave the minority shareholders at the mercy of the ANM group and without a voice in management decisions. Mr. Padilla and Ms. Page were instructed by the board of directors to require that all of the outstanding shares be purchased. Over the next several weeks, Mr. Padilla, Ms Page and Westland’s outside counsel continued discussions with Mr. Aries and the ANM group’s counsel as the ANM group formulated a structure that met its and Westland’s requirements.

The ANM group’s counsel advised Westland that there was no reasonable way the ANM group could make a tender offer for the shares that could assure that any shares acquired by it would be transferred into its name on Westland’s records without an amendment of Westland’s articles of incorporation. They concluded that acquiring the shares together with an irrevocable proxy would not be satisfactory to the ANM group and would not guarantee the successful purchase and transfer of the shares. After discussion among Westland’s outside counsel and the ANM group’s counsel, it was recommended to Westland’s board of directors and to the ANM group that they consider a merger as a way to accomplish acquiring all of the outstanding Westland stock for $200.00 per share in a transaction that could assure the ANM group that the stock would be transferred to it once purchased. On July 28, 2005, Mr. Padilla, Ms. Page and Westland’s outside counsel met with Mr. Aries and members of the ANM group to discuss the structure of the proposed merger.

Over the next several weeks, Westland’s counsel and the ANM group’s counsel developed a form of merger agreement that they agreed to present to their clients for consideration. During that time the counsel had informed their clients of the terms that were being discussed, including the termination fee. As described below, it was ultimately agreed by both Mr. Padilla and Ms. Page that a termination fee of $5 million that would be payable by either Westland or the ANM group upon the occurrence of certain events was reasonable in light of the expense and effort that was going to be involved in consummating the transaction, including having Westland’s shareholders vote on the proposed merger.

On August 5, 2005, Mr. Padilla and Ms. Page informed the full board of the ANM group’s interest in acquiring Westland for $200.00 per share. After informing the full board of directors of this proposal, Westland’s board authorized Ms. Page and Mr. Padilla to continue to work with the ANM group to determine whether the acquisition was a real possibility and to report back to the board of directors the results of their further efforts. At that time, shares of Westland common stock were trading on the limited market that exists for such trades at approximately $20.00 per share. In light of that then-current trading price, the historical purchase prices of shares of Westland common stock, the substantial premium that had been offered and the valuation report received in February valuing the Westland common stock at approximately $180.00 per share, Westland’s board of directors believed the $200.00 per share purchase price warranted continued discussions. See “—Recommendation of Westland’s Board of Directors” for more information regarding the considerations of Westland’s board of directors. As such, with the board of directors’ approval, the parties agreed to enter into further negotiations.

On August 11, 2005, New Mexico State Representative Miguel Garcia wrote to the New Mexico Securities Division alleging that Westland’s management had been engaged in insider trading, which eventually resulted in an investigation by the New Mexico Securities Division. Westland and its management cooperated fully with the New Mexico Securities Division throughout the investigation. That investigation was not concluded until February 2006, when the Securities Division announced that there was insufficient evidence to warrant the filing of any action. The Securities Division stated that its investigation found no evidence that corporate officials having non-public information about what ultimately became the ANM group’s offer had traded in Westland stock in violation of New Mexico state laws regarding insider trading. See “The Merger—Investigation by New Mexico Securities Division” for more information regarding the investigation.

On August 16, 2005, the ANM group’s representative and its counsel met in Albuquerque with Ms. Page and Mr. Padilla, as well as Westland’s outside counsel, to discuss the potential terms and structure on which the proposed merger could be consummated.

On August 17, 2005, Westland and its outside counsel reviewed the terms of the ANM group’s proposal, with the board of directors who considered and approved a term sheet outlining the acquisition. That term sheet contemplated an acquisition of Westland by way of a merger of a newly formed company, to be named ANM Holdings, Inc., with and into Westland with Westland remaining as the surviving company (and a wholly-owned subsidiary of the parent of the acquiror). Upon completion of the proposed merger, each share of Westland common stock would be converted into the right to receive $200.00 in cash. The board of directors asked Ms. Page whether the terms of the proposed offer by the ANM group would permit Westland to consider subsequent bidders in a post-signing market-check (known as a “fiduciary out”) after the execution of definitive documentation. Ms. Page responded that the proposed offer did allow for a fiduciary out; however, she noted that the ANM group initially asked for a substantial termination fee, one in excess of $25 million, which Ms. Page, Mr. Padilla and Westland’s outside counsel had strongly resisted, initially insisting on no termination fee. When confronted by Westland’s stance against a high termination fee, one of the members of the ANM Group withdrew. Realizing that the ANM group would not proceed with the costly pursuit of Westland without some ability to recoup a portion of its costs if the merger was not ultimately consummated, Ms. Page and Mr. Padilla offered reimbursement of the ANM Group’s actual costs and expenses incurred. Ensuring that any fee associated with the fiduciary out was not prohibitively large was particularly important to Ms. Page, Mr. Padilla and the other directors because a termination fee that was unduly high would decrease the likelihood that other potential bidders would make an offer to purchase Westland after executing an acquisition agreement. Westland’s position was that the merger agreement could not contain such a preclusive provision, and in fact, Westland was resolute that the merger agreement should provide a reasonable opportunity for Westland’s board of directors to consider other bona fide acquisition proposals and provide confidential information to third party bidders after signing the merger agreement. The board of directors instructed Ms. Page to continue to work with the ANM group in arriving at a fair and reasonable termination fee. On this date, August 17, 2005, the board of directors also authorized Ms. Page to negotiate a definitive merger agreement with the ANM group, subject to the approval of Westland’s board of directors and shareholders.

Also on August 17, 2005, Westland issued a press release announcing it had reached an agreement in principle with an unaffiliated third party in which the third party would acquire all issued and outstanding shares of

Westland common stock for a purchase price of $200.00 in cash per share. On August 19, 2005, Westland filed a current report on Form 8-K with the SEC reporting the same.

Over the next several weeks, the full board continued to discuss the acquisition of Westland by the ANM group and reviewed drafts of the proposed merger agreement with Westland’s outside counsel and discussed and negotiated merger agreement terms and potential alternative acquisition structures with the ANM group. Ongoing discussions continued regarding one provision in particular that Westland had objected to – the ANM group’s request that Westland pay a termination fee of 15% of the difference between the ANM group’s offer and a superior proposal if Westland terminated the original merger agreement to accept such superior proposal. Ultimately, the parties agreed that Westland would be obligated to pay ANM $5 million in liquidated damages if its board of directors accepted a superior proposal and terminated the original merger agreement and ANM would be required to pay a $5 million fee if it failed to complete the merger after the shareholders had voted to approve the sale. A fee of $5 million in liquidated damages equaled approximately two and one-half percent of the total merger consideration being offered, which was below the average termination fee for a transaction of this type. The board did not believe that the obligation to pay this termination fee if it accepted a superior proposal would discourage other potential bidders from coming forward with higher offers.

During the negotiations, the ANM group formed ANM Holdings, Inc. (“ANM”) to enter into the original merger agreement with Westland, and on September 19, 2005, Westland’s board of directors met to review the latest draft of the original merger agreement. After carefully evaluating and discussing all relevant factors, Westland’s board of directors unanimously passed resolutions approving the original merger agreement, finding the consideration to be paid to Westland’s shareholders to be fair, authorizing Ms. Page to finalize and execute the original merger agreement and recommending that Westland’s shareholders vote in favor of approving the original merger agreement.

From September 19 to September 30, 2005, the parties discussed various administrative details and the mechanics that would be put into place to finalize the acquisition. During this time period, ANM and its counsel also began making arrangements to place a $5 million deposit into an account for the benefit of Westland’s shareholders, pursuant to the terms of the original merger agreement.

On September 30, 2005, Westland and ANM executed the original merger agreement and on October 5, 2005, Westland publicly announced its entry into the original merger agreement. On October 14, 2005, pursuant to the terms provided for in the original merger agreement, Westland obtained an independent fairness opinion from CBIZ Valuation Group, LLC (“CBIZ”). Pursuant to the fairness opinion rendered to Westland’s board of directors, CBIZ concluded that the $200.00 per share purchase price offered was fair, from a financial point of view, to Westland’s shareholders.

Commencement of the Market-Check Process; Entry into the Amended and Restated Merger Agreement with ANM

Following the execution of the original merger agreement, the Westland board of directors began to focus on various post-signing issues, including the procedures by which Westland would be permitted to consider competing offers, if any, under the terms of the original merger agreement. Additionally, ANM and Westland and their respective counsel discussed the number of votes that would be required for Westland’s shareholders to approve the original merger agreement. After analysis and discussion, the parties determined that the affirmative vote of the holders of two-thirds of the Westland no par value common stock and two-thirds of the Westland Class B common stock, each voting as a class, could be required under New Mexico law. After reaching this conclusion, Westland and ANM decided to amend the original merger agreement to, among other things, incorporate this larger voting requirement. Other amendments to the original merger agreement were discussed as well.

In late October, likely in response to Westland’s SEC filing regarding the merger with ANM and the publicity which followed, the Company received several additional unsolicited inquiries and an offer regarding a purchase of Westland or its assets. One was by a group that called itself the Smith-Robson group, which was a coalition of investors that was formed by Mr. Patrick Smith who had previously on several occasions expressed interest in acquiring Westland or its assets but never made a formal offer. On July 7, August 30, September 2 and September 26 of 2005, members of the Smith-Robson group delivered a letter to Westland explaining that it intended to make a formal offer. Ultimately, on November 4, 2005, the Smith-Robson group submitted an offer to acquire all of Westland’s outstanding shares at $205 cash per share; however, this offer was contingent upon the satisfactory completion of its due diligence. Throughout the diligence process, Mr. Smith communicated to Westland that for the Smith-Robson group to justify such a high purchase price, it may have to restructure the transaction as an asset purchase as opposed to a merger due to tax considerations. After learning of the Smith-Robson’s desire to restructure the transaction during the diligence process, Westland prepared a tax analysis to study a sale of Westland’s assets as opposed to the stock. The tax study revealed that for the asset sale, net of the resulting tax liability, to equal the ANM offer on economic terms, the Smith-Robson group would have to offer roughly twice the per share consideration offered by ANM, or approximately $400 per share. The unfavorable tax treatment would result from taxation at both the corporate level and the shareholder level. Following a discussion of the negative tax implications, the Smith-Robson group chose not to pursue the matter, although Mr. Smith occasionally made overtures to Westland that he intended to submit another offer and as discussed below, with new financial partners, he offered to acquire Westland for $255.00 a share. Another offer to purchase was by Ricardo Chavez. While Mr. Chavez presented a written indication of interest, he never delivered a formal acquisition proposal to Westland’s board of directors.

As a result of the ongoing discussions with ANM, on December 13, 2005, Westland published a press release announcing that the original merger agreement was no longer capable of being completed according to its terms. The press release also announced that Westland and ANM were discussing possible amendments to the original merger agreement and that if the original merger agreement was amended, it would reflect the requirement of the two-thirds class vote described above. Given that, by its terms, either party could terminate the original merger agreement after December 31, 2005, the parties continued to discuss appropriate amendments.

On December 15, 2005, the board of directors met again to review potential amendments to the original merger agreement as well as the process by which the board of directors could receive a superior proposal. The board of directors discussed, in particular, that the disclosure of the merger agreement in SEC filings had resulted, and could continue to result, in the production of acquisition proposals.

On February 1, 2006, following several weeks of discussions, negotiations and board of directors deliberations, Westland and ANM executed an amended and restated merger agreement incorporating the two-thirds class vote described above. Among other changes to the original merger agreement, the amended and restated merger agreement also provided ANM with the ability to choose not to complete the merger if it was not satisfied with the results of its due diligence review of Westland. Westland publicly disclosed the execution of the amended and restated merger agreement on February 6, 2006.

Continuation of Market-Check Process; Entry into the Merger Agreement

Immediately upon the filing of the amended and restated merger agreement, representatives of Westland and ANM began drafting the form of proxy statement that would ultimately be mailed to Westland’s shareholders in anticipation of a special shareholders’ meeting for Westland’s shareholders to vote on the approval of the amended and restated merger agreement. Westland initially intended to hold the special meeting during the first week of April 2006.

Like the original merger agreement, the amended and restated merger agreement contained a fiduciary out provision, or a provision that permitted Westland’s board of directors to consider additional acquisition proposals from other interested parties, subject to the satisfaction of certain conditions. Pursuant to the terms of the amended and restated merger agreement, if Westland were to receive a bona fide acquisition proposal that Westland’s board of directors believed was a “superior proposal” (as defined in the amended and restated merger agreement), Westland would be permitted to, after providing ANM with the right to renegotiate the transaction contemplated by the amended and restated merger agreement to match the superior offer proposal, accept the superior proposal and terminate the amended and restated merger agreement with ANM. Under the terms of the amended and restated merger agreement, Westland would still be required to pay ANM $5 million in liquidated damages concurrently with such termination.

Following the execution of the amended and restated merger agreement, Westland was contacted by parties expressing an interest in acquiring either the shares or assets of Westland. Except as described below, none of these expressions of interest appeared to display any signs of materializing into an offer of any merit.

On February 8, 2006, Atrisco Heritage, LLC, a Delaware limited liability company (“Atrisco Heritage”) formed by Patrick Smith (of the Smith-Robson group) with new financial partners offered to acquire Westland for $225.00 per share on substantially the same terms as those of the amended and restated merger agreement, and provided proof satisfactory to Westland’s board of directors that the offer was capable of being fully funded in the form of a representation letter from a large insurance company representing that it would finance the acquisition. The offer was conditioned, however, upon Atrisco Heritage completing its due diligence of Westland’s business and properties and upon Atrisco Heritage’s obtaining suitable financing.

On February 9, 2006, a representative of Atrisco Heritage met in person with the members of Westland’s board of directors to formally present an offer to purchase Westland, and to provide greater specificity regarding the terms and conditions of the offer. Without Atrisco Heritage present, Westland’s board of directors met to review the offer and discussed the ability of Atrisco Heritage to finance the acquisition and ultimately complete the transaction. After discussion, Westland’s board of directors concluded that the offer was a bona fide “acquisition proposal” as defined in the amended and restated merger agreement and provided appropriate notice to ANM. After signing appropriate confidentiality agreements, Westland invited representatives of Atrisco Heritage to begin conducting a due diligence review of Westland and its properties and business.

Another entity, Sedora Holdings, LLC (“Sedora”), a Delaware limited liability company with its principal offices in Las Vegas, Nevada, had become familiar with ANM’s bid for Westland and the fiduciary out provisions included in the amended and restated merger agreement indirectly as a result of the numerous articles regarding the acquisition that had appeared in the media over the prior several months. Also on February 9, 2006, Sedora sent a formal proposal letter to Westland offering to purchase 100% of Westland outstanding common stock for $250.00 per share in cash. In addition to the increased per share price over the amount agreed to in the amended and restated merger agreement, Sedora’s offer also included the following notable provisions: (i) the deposit of $10 million with a local bank to establish the sincerity of the offer; (ii) a commitment to deposit an additional $100 million into a segregated account upon the execution of a definitive merger agreement to demonstrate its ability to consummate the transaction; (iii) a proposal to establish and fund a cultural center or similar program designed to honor and preserve the heritage of the original recipients of the Atrisco Land Grant; and (iv) the absence of any financing or due diligence conditions. That day, Sedora deposited $10 million with a local bank to substantiate Sedora’s commitment to the transaction and ability to ultimately complete the merger. Westland’s board of directors met and determined that the Sedora offer was also an “acquisition proposal” as defined in the amended and restated merger agreement and Westland notified ANM of its receipt of the Sedora offer. Following receipt of the offer letter from Sedora, Westland’s board of directors met with representatives of Sedora to discuss the proposal. At this meeting, Sedora executed a confidentiality agreement, as required by the amended and restated merger agreement, and Westland’s board of directors agreed to allow Sedora and its outside advisors access to Westland documents and records for its due diligence review. Later that day, February 9, 2006, Westland notified Atrisco Heritage and ANM of Sedora’s offer of $250 per share. In response, Atrisco Heritage, by way of a one page addendum of its prior proposal letter, amended its offer to $255 per share.

On the morning of February 10, 2006, Sedora began its due diligence review and later that day, Atrisco Heritage began its due diligence review.

On February 13, 2006, representatives of Sedora met again with Westland’s board of directors, and presented their proposal in more detail, including the proposal to merge SHNM Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Sedora (“SHNM”), with and into Westland. In response to a request of Westland’s board of directors that Sedora provide reasonable support of its ability to finance the merger in accordance with the terms of the offer, Sedora agreed to furnish proof that it had sufficient cash reserves to pay the full purchase price for all of the outstanding shares of Westland common stock. Sedora further agreed that upon completion of the merger, Westland would pay into a charitable trust the sum of $1 million per year for 100 years, for a total aggregate funding of $100 million, with the first deposit to be made at the closing of the merger. Additionally, upon being told of Atrisco Heritage’s increased offer, Sedora orally increased its offer to $255 per share to match the Atrisco Heritage proposal.

On February 16, 2006, Sedora presented Westland’s board of directors with a written amendment to its prior proposal formally raising the consideration to $255.00 per share, and delivered two of its bank statements showing current balances of over $200 million in the aggregate. After being informed of this development, Atrisco Heritage again revised its proposal by offering $300.00 in cash per share for all of the outstanding shares of Westland common stock. However, Atrisco Heritage’s proposal again noted that the purchase could only be completed after the completion Atrisco Heritage’s due diligence review. More troublesome to the board was the fact that the offer contained language suggesting that the revised price was separately conditioned upon Atrisco Heritage’s partners approving the offer price; however, the Atrisco Heritage partners were not scheduled to meet until March 28, 2006. Nonetheless, Westland permitted Atrisco Heritage to continue its diligence review at that time, but because of the uncertainty in the proposal, Westland’s board of directors determined not to accept the Atrisco Heritage offer, as disclosed in further detail below.

On February 17, 2006, Westland’s board of directors held a special meeting to conduct a final review of the then-current offers from Atrisco Heritage and Sedora. After lengthy discussions, Westland’s board of directors concluded that the $300.00 per share offer from Atrisco Heritage was too indefinite (due to its conditionality) and unanimously concluded that, because of the substantial premium being offered by Sedora over the price included in the amended and restated merger agreement with ANM, and the lack of diligence and financing contingencies, Sedora’s offer was superior to the offer made by Atrisco Heritage as well as the current terms of the amended and restated merger agreement with ANM. In accordance with the terms of the amended and restated merger agreement, Westland’s board of directors informed ANM of that decision and notified ANM that, pursuant to the amended and restated merger agreement, if ANM’s offer was not appropriately amended by the end of business on February 23, 2006 so that the offer from Sedora was no longer a superior proposal, Westland would terminate the amended and restated merger agreement at that time.

On February 20, 2006, the New Mexico Securities Division issued a press release stating that it had concluded its investigation of allegations contained in a letter, dated August 17, 2005, from New Mexico State Representative Miguel Garcia, and determined that there was insufficient evidence to warrant the filing of any action by the Securities Division. See “The Merger—Investigation by New Mexico Securities Division”.

On February 21, 2006, the first of several class action and derivative lawsuits related to the merger of Westland with either ANM or SHNM, as the case may be, were filed naming Westland and members of its board of directors as defendants. The lawsuits generally allege claims for breach of fiduciary duty. See “Shareholder and Derivative Litigation”.

On February 23, 2006, ANM delivered a letter to Westland’s board of directors explaining that ANM had chosen not to counter Sedora’s offer and agreed to the termination of the amended and restated merger agreement subject to its receipt of the $5 million termination within two business days of termination.

On February 24, 2006, Westland terminated the amended and restated agreement and executed the original SHNM merger agreement with SHNM, which agreement, together with the amendment thereto, is the subject of this proxy statement, and Sedora funded the $5 million termination fee owed by Westland to ANM out of its $10 million deposit by paying such amount directly to Westland. On February 27, 2006, Westland paid the required $5 million termination fee to ANM.

On February 28, 2006, Westland issued a press release regarding the termination of the amended and restated merger agreement with ANM and the entry into the original SHNM merger agreement, and filed the merger agreement and the press release as exhibits to its current report on Form 8-K that same day.

On March 2, 2006, a second lawsuit was filed in the New Mexico district court in the County of Bernalillo, seeking among other things, enjoining Westland from proceeding with the merger as well as ordering Westland to hold its annual meeting of the shareholders.

Following the execution of the original SHNM merger agreement, Westland’s board of directors continued to evaluate whether the merger with SHNM would trigger the issuance of 35,000 additional shares of Class B common stock to the directors pursuant to certain resolutions adopted by the board on August 18, 1998, amended on December 19, 2002 and further amended on December 16, 2004. The board concluded that the requirements for awarding these additional shares would not be met. As a result, on April 5, 2006, SHNM and Westland amended the merger agreement in order to clarify that these additional shares would not be issued and, because the aggregate merger consideration remained the same, to increase the per share consideration to be paid in respect of all outstanding shares from $255.00 per share to $266.23 per share. In addition, SHNM and Westland agreed to amend the original SHNM merger agreement to provide that (a) the surviving company in the merger will, to the extent permitted by law, honor a prior determination made under Westland’s bylaws that advancement of litigation expenses for, and indemnification of, Westland’s current directors and officers is proper, (b) that the surviving company would indemnify Westland’s directors and officers who served as such after September 30, 2005 to the extent described in Westland’s amended and restated bylaws following the completion of the merger and (c) that SHNM would pay the premiums to renew, increase and/or extent Westland’s existing director’s sand officer’s liability insurance or purchase a “run off” policy for six years after the completion of the merger with a maximum of at least $10 million.

Purpose and Reasons for the Merger

Westland’s purpose for engaging in the merger is to enable Westland’s shareholders to vote on whether they want to receive $266.23 per share in cash, representing a $66.23 (or 33.1%) premium to the $200.00 in cash per share Westland’s shareholders would have received under the amended and restated merger agreement with ANM and a $246.23 (or 1,231.2%) premium to the $20.00 per share price at which shares of Westland no par value and Class B common stock were trading prior to the execution of the original merger agreement with ANM. Westland also determined to undertake the merger at this time based on the conclusions, determinations and reasons of Westland’s board of directors described in detail under “—Recommendation of Westland’s Board of Directors”.

Effects of the Merger

The merger agreement contemplates a merger whereby SHNM will be merged with and into Westland, and Westland will be the surviving company in the merger.

The completion of the merger will result in the following:

•	the conversion of the issued and outstanding shares of Westland no par value and Class B common stock issued and outstanding immediately prior to the merger into the right to receive $266.23 per share in cash (other than shares of Westland common stock held by shareholders who perfect their dissenters’ rights under New Mexico law);

•	the amendment of Westland’s articles of incorporation, pursuant to which any currently existing restrictions on the transfer of Westland’s common stock will be removed; and

•	Sedora, the parent of SHNM, owning all of the outstanding shares of Westland common stock.

Upon completion of the merger, Westland will be a wholly-owned direct subsidiary of Sedora. Westland’s current shareholders will cease to have an ownership interest in Westland or rights as shareholders and will also not be shareholders of Sedora or SHNM. As such, Westland’s shareholders will not have the opportunity to share in any of Westland’s or SHNM’s future earnings or growth or any increase in Westland’s or SHNM’s value after the merger, or bear the risk of any losses generated by Westland’s operations or any decrease in Westland’s value after the merger.

Recommendation of Westland’s Board of Directors

Westland’s board of directors, by unanimous vote at a meeting held on February 24, 2006 and reaffirmed on March 24, 2006, determined:

•	the merger and the merger agreement are advisable and fair to, and in the best interests of, Westland and Westland’s shareholders;

•	to submit the merger agreement to Westland’s shareholders to vote on its approval; and

•	to recommend to Westland’s shareholders that they vote in favor of the merger agreement.

In reaching its determination, Westland’s board of directors considered the interests of Westland and Westland’s shareholders and the following material factors, among others:

•	the fact that the $266.23 per share in cash purchase price being offered by SHNM in the merger agreement represents a $66.23 (or 33.1%) premium to the $200.00 per share purchase price offered by ANM and a $246.23 (or 1,231.2%) premium to the $20.00 per share price at which shares of Westland common stock were trading prior to the execution of the original merger agreement with ANM. Additionally, because Westland has been presented with acquisition proposals in the past, in February 2005 Westland’s board of directors hired an independent valuation firm to determine the value of Westland’s stock. CBIZ determined that the value of Westland common stock at that time was approximately $180.00 per share. The $266.23 in cash per share of Westland common stock purchase price being offered by SHNM in the merger agreement also represents an $86.23 (or 47.9%) premium over that value;

•	the fact that the $266.23 per share purchase price will be all cash, which provides certainty of value to Westland’s shareholders, as compared to either employing strategic alternatives with respect to Westland (such incremental land sales or development plans) or effecting a transaction in which Westland’s shareholders would receive non-cash consideration, such as equity in another entity, or outstanding debt;

•	the fact that Westland entered into the merger agreement after a market-check process pursuant to which Westland considered several different offers, and determined the offer by Sedora to be most favorable to the interests of Westland’s shareholders, as well as the preservation of the ancestral and cultural heritage of the history of the Atrisco Land Grant. Given that the terms of the fiduciary out provision included in the original merger agreement and the amended and restated merger agreement with ANM were made publicly available, and because the proposed acquisition of Westland received and continues to receive considerable attention in the media, Westland’s board of directors had every reason to believe the post-signing market check would be effective in maximizing shareholder value by finding the best acquisition proposal for Westland;

•	the likelihood that the merger will be completed. Pursuant to the merger agreement, the completion of the merger is not contingent upon SHNM obtaining additional financing or SHNM’s satisfactory due diligence review of the Company. Westland’s board of directors also considered Sedora’s size and financial means and concluded that SHNM had the financial ability to complete the merger;

•	the limited number of potential buyers. Because of Westland’s size and cost, few privately-held developers or entities would have the combination of expertise and financial means to acquire and successfully operate Westland. In addition, for publicly-traded developers, Westland’s vast amount of undeveloped land and the expense and time required to develop it make an acquisition of Westland unattractive or unfeasible;

•	the opinion of CBIZ, including the final fairness opinion delivered on March 7, 2006 to Westland’s board of directors that, as of that date, based upon and subject to the considerations set forth in its opinion, the cash consideration to be received by holders of Westland no par value and Class B common stock was fair, from a financial point of view, to Westland’s shareholders. See “—Opinion of CBIZ Valuation Group, LLC”;

•

the agreement of SHNM to create a trust, managed by Westland, for charitable programs to promote and preserve the ancestral and cultural heritage of Westland’s shareholders and the history of the Atrisco Land Grant and otherwise serve the local community, and fund the trust with a donation of $1 million per year for 100 years, for a total aggregate funding of $100 million, with the first deposit to be made at the closing of the merger;

•	the ability of Westland’s board of directors to consider and potentially accept, but not solicit, a superior proposal. The merger agreement permits Westland’s board of directors to receive and consider unsolicited bona fide written acquisition proposals from third parties and consider and accept a “superior proposal”, so long as certain procedures are followed, including Westland’s payment of a $5 million termination fee to SHNM. See “The Merger Agreement – No Solicitation;” and

•	the ability of Westland’s shareholders to vote against the merger agreement for any reason, including, for example, if a superior proposal were made to Westland’s board of directors.

In addition to the items set forth above, Westland’s board of directors also considered the following material factors regarding an acquisition of Westland generally, among others:

•	the fact that an acquisition of Westland would result in an immediate liquid cash value per share to Westland’s shareholders in excess of what might otherwise take years to attain through implementation of Westland’s operating and strategic plans and would be accomplished without any inherent implementation risks;

•	the significantly increasing costs to Westland to develop its own land. Generally, infrastructure costs are borne by the City of Albuquerque; however, Westland recently has had to finance all such costs associated with any development it has undertaken. For example, in Westland’s current efforts to develop an area for the construction of homes (called the Petroglyphs), the City of Albuquerque, which controls all water rights in the area, required Westland to build the water infrastructure for the Petroglyphs and transfer ownership of the infrastructure to the City of Albuquerque at no charge. The costs incurred by Westland in connection with such development were substantial, amounting to approximately $7.2 million. These costs will likely take Westland years to recoup;

•	the belief of Westland’s board of directors and management team that Westland and its assets are more valuable in the aggregate, and therefore, an acquisition of Westland as a whole enables Westland’s shareholders to receive a greater financial benefit. There are primarily two reasons Westland’s board of directors believes this. First, because much of the land covers a large, contiguous area, a developer has greater latitude in planning and executing a real estate development plan on a large scale. Accordingly, Westland would receive a substantial premium in selling all of its real property as opposed to smaller, discrete sales. Second, and more importantly, Westland’s cost basis in its real property holdings is very low and the periodic sale of all or a part of Westland’s property would create a large taxable gain at both the corporate level and the shareholder level, burdening Westland’s shareholders with substantial adverse tax consequences and thus cause a substantial loss of value through double-taxation of income. Westland’s board of directors believes that a disposition of Westland through a merger (as opposed to an asset disposition) would maximize shareholder value and decrease the amount of taxable shareholder income by avoiding double taxation; and

•	the risks, costs and uncertainties associated with the other strategic options available to Westland, including continuing to implement Westland’s strategic growth strategy over time.

Westland’s board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including:

•	Westland would no longer exist as an independent company and Westland’s shareholders would no longer participate in its potential growth;

•	under the terms of the merger agreement, Westland is not permitted to solicit other acquisition proposals and would have to pay a $5 million termination fee if the merger agreement is terminated due to Westland’s acceptance of a superior proposal. Its obligation to pay this amount might discourage competing acquisition proposals;

•	the gains realized by Westland’s shareholders in the merger will be taxable for United States federal income tax purposes. See “Material United States Federal Income Tax Consequences—Consequences to U.S. Shareholders”;

•	there is no assurance that all the conditions to the parties’ obligations to complete the merger will be satisfied;

•	Westland’s entry into the merger agreement may lead to additional litigation challenging and seeking to enjoin the merger. See “Shareholder and Derivative Litigation”;

•	the merger agreement imposes significant restrictions on Westland’s operations during the period between the signing of the merger agreement and the completion of the merger;

•	if the merger is not completed, Westland will have incurred significant expenses and Westland’s employees would have expended extensive efforts on the transaction. These costs could have an adverse effect on Westland’s operating results, ability to attract or retain employees, and Westland’s general competitive position; and

•	the fact that the merger will terminate Westland’s shareholders’ connection to the land currently owned by Westland.

Although the foregoing discussion sets forth some of the material factors considered by Westland’s board of directors in reaching its recommendation, it is not intended to be exhaustive, and individual directors may have given different weight to different factors. Westland’s board of directors reached its conclusion to approve the merger agreement in light of the various factors described above and other factors that each member of Westland’s board of directors, given that director’s expertise and experience, felt were appropriate. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, Westland’s board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by, the board of directors. Westland’s board of directors did not attempt to distinguish between factors that support a determination that the merger is “fair” and factors that support a determination that the merger is in the “best interests” of Westland’s shareholders.

After taking into account all of the factors set forth above, as well as others, Westland’s board of directors agreed that the merger agreement and the merger are advisable, fair to and in the best interests of Westland and its shareholders.

By a unanimous vote, Westland’s board of directors recommends that you vote FOR approval of the merger agreement.

Opinion of CBIZ Valuation Group, LLC

Westland’s board of directors retained CBIZ Valuation Group, LLC (“CBIZ”), to evaluate the fairness, from a financial point of view, to Westland’s shareholders of the consideration to be paid in the merger. CBIZ was selected because of its qualifications, expertise and reputation. CBIZ delivered to Westland’s board of directors its written opinion dated March 7, 2006 that, as of that date, the merger, which would provide shareholders with $255.00 per share, is fair, from a financial point of view, to Westland’s shareholders. Additionally, when Westland’s board of directors determined to enter into the original SHNM merger agreement, it had the benefit of a fairness opinion previously rendered by CBIZ on October 14, 2005 with respect to the original merger agreement with ANM, pursuant to which ANM agreed to acquire Westland for $200.00 in cash per share. In addition, subsequent to March 7, 2006, the date CBIZ rendered its opinion, Westland and SHNM amended the original SHNM merger agreement to clarify that 35,000 additional shares of Westland Class B common stock would not be issued to members of Westland’s board of directors, thereby increasing the consideration to be paid in the merger from $255.00 per share to $266.23 per share. See “Special Factors—Background of the Merger”

The full text of CBIZ’s opinion dated March 7, 2006 is attached as Appendix C to this proxy statement and is incorporated into this proxy statement by reference. The description of the CBIZ opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the CBIZ opinion. Shareholders are urged to read the CBIZ opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by CBIZ in connection with the opinion. CBIZ’s written opinion is directed to Westland’s board of directors and only addresses the fairness of the merger, from a financial point of view, to Westland’s shareholders as of the date of the opinion. CBIZ’s opinion is necessarily based on economic, monetary, market and other considerations as in effect on, and the information made available to CBIZ as of, the date of the CBIZ opinion. The following is only a summary of the CBIZ opinion. CBIZ’s opinion does not constitute a recommendation to any of Westland’s shareholders as to how such shareholder should vote with respect to the merger agreement.

In arriving at its opinion, among other things, CBIZ:

•	read the merger agreement and related documents;

•	read the audited financial statements of Westland for the fiscal years ended June 30, 2001 through June 30, 2005, and its unaudited interim financial statements for the periods ended December 31, 2004 and December 31, 2005;

•	read the due diligence materials prepared by Westland and other due diligence documents provided by Westland;

•	read the minutes of all meetings of Westland’s board of directors held from June 30, 2002 through January 24, 2006;

•	met or held discussions with certain members of Westland’s senior management, legal counsel and professional advisors regarding Westland’s operations, historical financial results, future prospects and circumstances surrounding the merger;

•	visited Westland’s headquarters in Albuquerque, New Mexico and toured certain parcels of real estate owned by Westland; and

•	conducted such other studies, analyses, inquiries and investigations, as deemed appropriate.

In connection with its opinion, among other things, CBIZ:

•	did not address Westland’s underlying business decision to effect the merger;

•	was not asked to, and did not, solicit third-party expressions of interest in acquiring all or any part of Westland’s assets or securities;

•	was not asked to negotiate the merger agreement or provide advice with respect to alternatives;

•	assumed and relied upon the accuracy and completeness of the financial statements, forecasts, projections and other information provided by management and relied upon the assurances of management that management was unaware of any facts that would make the information provided to CBIZ incomplete or misleading. CBIZ did not assume any responsibility for independent verification of such information or assurances;

•	assumed the financial statements and projections provided accurately represent the historical and expected operations of Westland, based upon discussions with management about the compilation of forecasts and because Westland’s financial statements are audited. CBIZ also assumed that there has been no material change in the assets, financial condition, business or prospects of Westland since the date of the most recent financial statements provided to it;

•	assumed that the merger would be consummated on the terms set forth in the merger agreement, without waiver or modification of any material terms;

•	did not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements are presented in conformity with AICPA presentation guidelines. CBIZ also noted that there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected and those differences may be material; and

•	assumed that Westland is not currently involved in any material transaction other than the merger and activities undertaken in connection with the ordinary course of conducting its business.

The following is a brief summary of the material financial and comparative analyses which CBIZ deemed to be appropriate for this type of transaction and that were performed by CBIZ in connection with rendering its opinion. CBIZ used three different methodologies in conducting its analysis: the net asset valuation approach; the guideline mergers and acquisitions approach; and the guideline public company approach, all of which are disclosed below. CBIZ gave the greatest analytical weight to the net asset value methodology in its overall analysis because this is the valuation methodology most commonly used in the valuation of real estate land holding companies. CBIZ relied to a lesser degree on the other two methodologies because the traditional measures of profitability are not as relevant to the underlying value of Westland as are its real estate holdings.

Net Asset Value Analysis

CBIZ measured the underlying net asset value of Westland’s underlying assets (the fair market value of Westland’s assets minus the fair market value of its liabilities) using the income, market and cost approaches. As stated, CBIZ gave this method the most weight in its overall analysis. Applying the net asset value analysis, CBIZ reviewed Westland’s cash equivalents and receivables, land holdings, income producing properties, plans, specialty and other income producing assets, property and equipment and other assets and declared water rights. CBIZ’s analysis applied Westland’s liabilities and contingent liabilities against these assets. The results of the net asset value analysis are summarized as follows:

	Low	High
Implied Equity Value	$100 million	$181 million
Implied Value Per Share	$120.49	$218.09

Guideline Mergers and Acquisitions Transaction Analysis

Under the guideline mergers and acquisitions analysis, CBIZ reviewed comparable transactions to the merger to determine the traditional ratios of market value of invested capital (“MVIC”) to revenues, EBIT and EBITDA. These ratios were then applied to Westland’s most recent financial data to determine the range of value for Westland. In performing this analysis, CBIZ identified five comparable transactions. Transactions where there was not enough data available to describe the transaction, the operation of the target company was too dissimilar to Westland or the target company was located outside the United States of America were not reviewed. The results of the guideline mergers and acquisitions analysis are summarized as follows:

	Low	High
Implied Equity Value	$31 million	$254 million
Implied Value Per Share	$37.89	$305.61

Guideline Public Company Analysis

Under the guideline public company analysis, CBIZ reviewed companies that are comparable to Westland to determine the traditional ratios of MVIC to revenues, EBIT and EBITDA. These ratios were then applied to Westland’s most recent financial data to determine the range of value for Westland. CBIZ searched a list of 95 companies that were filed with the SEC under the same primary SIC code as Westland. From this list, CBIZ found seven companies that currently trade and are in good standing. The results of the guideline public company analysis are summarized as follows:

	Low	High
Implied Equity Value	$78 million	$280 million
Implied Value Per Share	$93.98	$337.37

CBIZ’s opinion and financial analyses were not the only factors considered by Westland’s board of directors in their evaluation of the merger and the merger agreement and should not be viewed as determinative of the views of the board of directors or Westland’s management. CBIZ has consented to the inclusion of and references to its opinion in this proxy statement.

Under the terms of CBIZ’s engagements, Westland has paid $218,519 to CBIZ.

CBIZ is a provider of professional business services to companies throughout the United States. As the largest benefits specialist, one of the largest accounting, valuation and medical practice management companies in the United States, CBIZ provides integrated services in the following areas: accounting and tax; employee benefits; wealth management; property and casualty insurance; payroll; IS consulting; and HR consulting. CBIZ also provides internal audit; Sarbanes-Oxley Section 404 compliance; valuation; litigation advisory; government relations; commercial real estate advisory; wholesale life and group insurance; healthcare consulting; medical practice management; worksite marketing; and capital advisory services. These services are provided throughout a network of more than 140 company offices in 34 states and the District of Columbia.

Interest of Westland’s Officers and Directors in the Merger

In considering the recommendations of Westland’s board of directors, you should be aware that some of Westland’s officers and directors have various relationships with Westland or interests in the merger, including those described below, that are different from your interests as a shareholder and that may present actual or potential conflicts of interest.

Stock Grants

There are no options, warrants or rights that would entitle any person to receive any shares of Westland no par value or Class B common stock upon the completion of the merger.

Employment and Consulting Agreements

As described in Westland’s amended annual report on Form 10-KSB/A for the year ended June 30, 2005, which is attached to this proxy statement as Appendix E, Westland has employment or consulting agreements with two of Westland’s directors, one of which is an also an officer, and four of Westland’s officers who are not also directors or shareholders. Those agreements will remain in effect after the completion of the merger. A summary of those agreements is set forth below:

•	Since December of 1991, Ms. Page has been employed as Westland’s president under a renewable five year employment agreement. If Ms. Page’s employment is involuntarily terminated during the term of the agreement, the agreement provides that she will be paid, in addition to any salary earned to the date of such termination, an amount of cash equal to six times the amount of her annual salary on the date of termination. Notwithstanding the foregoing, Ms. Page has waived her right to this severance payment.

•	Mr. Padilla, the chairman of Westland’s board of directors, is retained by Westland under a five year consulting agreement dated February 24, 2004, pursuant to which he is paid $50,000 per year for his services. This consulting agreement is renewable by Westland for successive five year periods. If Mr. Padilla’s consulting agreement is involuntarily terminated during the term of the agreement, the agreement provides that he will be paid, in addition to any compensation earned to the date of such termination, an amount of cash equal to six times the amount of his annual compensation. Notwithstanding the foregoing, Mr. Padilla has waived his right to this severance payment.

•	On April 22, 2005, the employment agreements of three of Westland’s vice presidents, Ms. Linda Blair, Mr. Leroy Chavez and Mr. Brent Lesley, were amended to provide six year employment terms with automatic extensions for additional three-year terms. These employment agreements provide that if the officer’s employment is involuntarily terminated, he or she will be paid, in addition to any salary earned to the date of such termination, an amount of cash equal to six times the amount of his or her annual salary on the date of termination, plus the cash value of all other employment benefits that have accrued on the date of termination.

•	On March 9, 2004, Westland’s vice-president, Mr. Fred Ambrogi entered into a three year employment agreement with an automatic one year extension, that provides that if he is involuntarily terminated he will be paid an amount of cash equal to his annual salary on the date of termination, plus the cash value of all other employment benefits that have accrued on the date of termination.

Indemnification

SHNM has agreed that the surviving company in the merger will, to the extent permitted by law, honor a prior determination made under Westland’s current bylaws that advancement of litigation expenses for, and indemnification of, Westland’s current directors and officers is proper. SHNM has also agreed (a) that the surviving company in the merger will indemnify Westland’s directors and officers who served Westland in that capacity at any time after September 30, 2005 to the extent described in the indemnification provisions that will be contained in Westland’s amended and restated bylaws following the completion of the merger and (b) to pay the premiums to renew, increase and/or extend Westland’s existing director’s and officer’s liability insurance policies (or purchase a “run off” policy) to provide continuing coverage to Westland’s director sand officers for six years after the completion of the merger with a maximum amount of at least $10 million. Pursuant to the provisions of Westland’s current bylaws, Westland, through independent legal counsel, has determined that it is appropriate at present, and pending further investigation, to advance litigation costs for the currently filed cases against the directors and the Company based upon a written affirmation by each director that he or she did not breach any fiduciary duty and an undertaking that if a court of law ultimately determines that he or she did breach a fiduciary duty to the shareholders, that he or she will repay any amounts advanced by Westland for their legal fees in the pending litigation. For a more complete discussion of these ongoing indemnification provisions, please see “The Merger Agreement —Covenants of SHNM”.

The Merger

This section of this proxy statement describes certain material aspects of the merger. Although Westland believes that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the other documents Westland refers you to for a more complete understanding of the merger. In addition, Westland incorporates important business and financial information into this proxy statement by reference. Such information has been attached to this proxy statement. You may also obtain this and other information Westland has filed with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information”.

Effective Time of the Merger

If the merger agreement is approved by the requisite vote of Westland’s shareholders and the other conditions to the merger are satisfied or waived to the extent permitted in the merger agreement, the merger will be completed and become effective when articles of merger are filed with the New Mexico Public Regulation Commission and a Certificate of Merger is filed with the Delaware Secretary of State, and confirmation of acceptance of both the articles of merger and the certificate of merger by the State of New Mexico and the State of Delaware, respectively, or such other confirmation as is acceptable to SHNM, is received. Assuming the merger agreement is approved by Westland’s shareholders at the special meeting and the other conditions to the merger are satisfied or waived, Westland currently estimates that the merger will be completed on or near                     , 2006.

Procedures for Payment of Merger Consideration and Surrender of Common Stock Certificates

If Westland completes the merger, Sedora will be the sole shareholder of Westland, and you will be entitled to receive $266.23 per share in cash, without interest, less any required withholding taxes, for each share of Westland common stock that you own at the time the merger is completed. Westland has appointed Mellon Investor Services, LLC (the “paying agent”) as the paying agent for the purpose of exchanging certificates representing shares of Westland no par value and Class B common stock in connection with the merger. On or prior to the closing date of the merger, SHNM will deposit with the paying agent funds in an aggregate amount equal to the merger consideration for all shareholders entitled to receive a cash payment in respect of their shares of Westland common stock. The paying agent will deliver to you your merger consideration according to the procedure summarized below.

The paying agent will mail a letter of transmittal and instructions to you and the other shareholders as soon as possible after the completion of the merger (but in any event within five business days). The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for your payment.

Please do not send in your stock certificates until you receive the letter of transmittal and instructions. Also, please do not return your stock certificates with the enclosed proxy card. After you mail the letter of transmittal, duly executed and completed in accordance with its instructions, and your stock certificates to the paying agent, the paying agent will mail a check to you and the stock certificates you surrender will be canceled. The check may be paid to someone other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving company that such taxes have been paid or are not applicable. The surviving company will reduce the amount of the merger consideration paid to you by any applicable withholding taxes. Interest will not be paid or accrue in respect of cash payments of merger consideration.

If your stock certificates have been lost, stolen or destroyed, upon making an affidavit of that fact and upon posting of a bond to the satisfaction of Westland’s new owners and the paying agent, the paying agent will issue your check to you.

Any of the deposited cash held by the paying agent that remains undistributed to the former shareholders for six months or longer after the completion of the merger will be delivered to the surviving company, and any former holder of Westland no par value or Class B common stock who has not already complied with the surrender and exchange procedures may thereafter look only to the surviving company for payment of the merger consideration.

None of SHNM, Westland nor the paying agent, or any employee, officer, director, agent or affiliate thereof, will be liable to any former holder of shares of Westland no par value or Class B common stock for any cash delivered to public officials pursuant to any applicable abandoned property, escheat or similar law.

Merger Financing; Source of Funds

In connection with the merger, SHNM will pay or cause to be paid to Westland’s shareholders an aggregate of approximately $211.6 million. SHNM will acquire these funds through a capital contribution from its parent, Sedora. The merger is not subject to, or conditioned upon, SHNM or Sedora obtaining suitable financing.

Dissenters’ Rights

Pursuant to New Mexico law, any Westland shareholder has the right to dissent, prior to or at the time of taking a vote, upon a vote to approve the merger agreement and, if the merger is completed and the shareholder follows the procedure set forth in Section 53-15-4 of the New Mexico Business Corporation Act, to receive cash compensation equal to the fair value of his or her shares. Should Westland and such shareholder fail to agree on the fair value of his or her shares, such shareholder may, pursuant to Section 53-15-4, appeal by petition to any New Mexico court of competent jurisdiction located in Bernalillo County, New Mexico for judicial appraisal of such shares.

The summary of Sections 53-15-3 and 53-15-4 of the New Mexico Business Corporation Act that follows is not intended to be a comprehensive statement of such provisions, and is qualified in its entirety by reference to such sections, which are attached to this proxy statement as Appendix D.

In order to perfect the right to receive “fair value” for shares, a shareholder must comply with the following requirements:

(1) Object to the merger. A shareholder wishing to exercise dissenters’ rights should deliver to Westland, at or prior to the taking of a vote on the merger, a written objection to the merger (such written notice must be in addition to and separate from, any vote against the approval of the merger agreement). Neither a vote against the merger nor a proxy directing such vote will satisfy the requirement that a written notice of objection to the merger be delivered to Westland before the vote on the approval of the merger agreement.

A record holder may assert dissenters’ rights as to less than all of the shares registered in his or her name only if that holder dissents with respect to all the shares beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf the holder dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders. A beneficial owner of shares of Westland no par value or Class B common stock who is not the record holder may assert dissenters’ rights with respect to shares held on his or her behalf, and shall be treated as a dissenting shareholder if he or she submits to Westland at the time of or before the assertion of these rights a written consent of the record holder.

(2) Do not vote in favor of the approval of the merger agreement. A dissenting shareholder electing to perfect his or her statutory right to appraisal must not vote in favor of the approval of the merger agreement at the special meeting. Under New Mexico law, a shareholder who wishes to perfect dissenters’ rights is not required to vote against the approval of the merger agreement and failure to vote against the approval of the merger agreement will not constitute a waiver of dissenters’ rights. A shareholder may vote for the Class C director nominees but against, or abstain from voting for, the merger agreement and still preserve a right of appraisal.

(3) Demand payment from Westland. Within 10 days after the date on which Westland’s shareholders vote on the approval of the merger agreement, a dissenting shareholder must make a written demand on Westland for payment of the fair value of the dissenting shareholder’s shares. And within 20 days after making a demand for payment, the dissenting shareholder, pursuant to Section 53-15-4(h) of the New Mexico Business Corporation Act, must submit the stock certificates for which the dissenting rights are being made to Westland for notation that such demand has been made. Failure to do so could terminate the shareholder’s dissenter’s rights.

(4) Accept or decline payment offered by Westland. Within 10 days after the date on which the merger agreement is filed with the Public Regulation Commission of the State of New Mexico pursuant to Section 53-14-7 of the New Mexico Business Corporation Act, Westland will give notice to each dissenting shareholder who has made the requisite demand in writing, as set forth above, which notice shall include a balance sheet and profit and loss statement of Westland, and which notice shall include an offer to purchase from each such shareholder all of the dissenting shares at a specified price deemed by Westland to be the fair value of such shares. If within 30 days after the effective date of the merger, the fair value is agreed upon by any of the dissenting shareholders and Westland, Westland will, within 90 days of the effective date of the merger and upon surrender of the stock certificates held by each such shareholder, pay to such shareholder the agreed upon fair value for all of his or her shares. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in the shares.

(5) Demand that Westland institute a court action or institute an action in the name of Westland. If, within 30 days after the effective date of the merger, the shareholder and Westland fail to agree as to the fair value of the shares, the shareholder may, within 60 days after the effective date of the merger, file a written demand with Westland to institute a proceeding in any court of competent jurisdiction in Bernalillo County, New Mexico. Should Westland fail to initiate an action as provided in Section 53-15-4(E), any dissenting shareholder may do so in the name of Westland. All dissenting shareholders, wherever residing, will be made parties to the proceeding as an action against their shares quasi in rem, and judgment will be entered in their favor against Westland for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more appraisers to appraise the fair value of the shares. The judgment shall be payable to dissenting shareholders that have not previously agreed upon a fair value, and only upon surrender of certificates representing the shares held by them. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in the shares.

The judgment shall include an allowance for interest (at a rate determined by the court to be fair and equitable) from the date on which the shareholder vote was taken to the date of payment. Generally, the costs of an appraisal proceeding shall be assessed or apportioned against Westland. However, all or any part of such costs and expenses of the appraisal may be assessed or apportioned, as the court deems equitable, against the dissenting shareholders if the court finds that the actions of the dissenting shareholders in failing to accept the fair value offered by Westland were arbitrary, vexatious, or not in good faith.

Cash paid for stock disposed of in an appraisal proceeding may result in a taxable transaction for federal income tax purposes. Shareholders who exercise appraisal rights should consult with their own tax advisors with respect to federal, state, and local tax consequences of such exercise. In addition, shareholders should be aware that the amount paid may be less than the amount paid pursuant to the merger agreement.

Regulatory Matters

No material federal or state regulatory requirements must be complied with or approvals obtained in connection with the merger other than clearance of this proxy statement by the Securities and Exchange Commission (the “SEC”).

Investigation by New Mexico Securities Division

The New Mexico Securities Division, in response to a letter from New Mexico Representative Miguel Garcia, launched an investigation into allegations that around the time Westland was engaged in negotiations with respect to an acquisition by ANM for $200.00 per share, Westland’s board of directors, or individual members of Westland’s board of directors, had been sending solicitations to Westland shareholders holding five or fewer shares of Westland common stock, and offering to purchase their stock at a price of $25.00 per share. The letter to the New Mexico Securities Division alleged that these solicitations were in violation of applicable law because they were made while the directors were in possession of material, undisclosed information regarding the negotiations with ANM. Officers with the New Mexico Securities Division met with Westland officers on December 9 and December 10, 2005 to discuss this matter.

The investigation also considered an allegation made in the same letter that Ms. Page, Westland’s president, chief executive officer and chief financial officer, disposed of shares of Westland common stock owned by her subsequent to the date on which it had been declared that no stock of Westland could be bought, sold or transferred pending notification to Westland’s shareholders of the then-pending merger. In fact, Ms. Page had, as part of her estate planning, transferred shares to her children, but had not purchased or sold shares of Westland common stock. Another director had received shares as part of a distribution of shares by his mother to her children, but had not purchased or sold shares of Westland common stock.

Upon completion of its investigation, on February 20, 2006, the New Mexico Securities Division issued a statement that there was insufficient evidence to warrant the filing of any action. The Securities Division stated that its investigation found no evidence that corporate officials having non-public information about the ANM offer had traded in Westland stock in violation of New Mexico state laws regarding insider trading.

Deregistration of Westland Common Stock

Westland common stock is registered as a class of equity security under the Exchange Act. As a result, Westland is required to file current and periodic reports pursuant to Section 12 of the Exchange Act and certain provisions of the Exchange Act, such as Sections 14(a) and 16, apply to Westland, and/or its directors, officers and certain shareholders. Registration of Westland common stock under the Exchange Act may be terminated upon application of Westland to the SEC if the Westland common stock is not listed on a national securities exchange or quoted on Nasdaq and there are fewer than 300 record holders of the outstanding shares. Termination of registration of Westland common stock under the Exchange Act would substantially reduce the information required to be furnished by Westland to its shareholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with shareholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to Westland.

Material United States Federal Income Tax Consequences

The following is a general summary of the material federal income tax considerations of the merger that are generally applicable to Westland’s shareholders. This summary is based upon interpretations of the Internal Revenue Code, Treasury Regulations promulgated thereunder, judicial decisions and administrative rulings as of the date of this proxy statement, all of which are subject to change on a retroactive basis. The discussion that follows does not address all federal or foreign income tax considerations, or any state or local tax consequences of the merger. This discussion does not address the various tax rules that may apply if you are a shareholder subject to special treatment under the Internal Revenue Code, such as a dealer, financial institution, insurance company, tax-exempt entity, a partnership, U.S. expatriate, non-U.S. shareholder (except to the limited extent discussed below), a person who holds shares of common stock as a part of a “straddle,” “hedge,” a “constructive sales” transaction or a “conversion” transaction, a person that has functional currency other than the U.S. dollar, a person who is subject to the alternative minimum tax, or if for any other reason you do not hold shares of Westland common stock as, what would be deemed under the Internal Revenue Code, a capital asset. For purposes of this discussion, a “U.S. shareholder” is a beneficial owner of shares of Westland common stock that is, for U.S. federal income tax purposes, (a) an individual who is a citizen or a resident of the United States, (b) a corporation (or other business entity treated as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (c) an estate, the income from which is includable in its gross income for federal income tax purposes without regard to its source, or (d) a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all of the substantial decisions of the trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

A non-U.S. shareholder is a beneficial owner of Westland shares that is an individual, corporation, estate, or trust that is not a U.S. shareholder as defined in the previous paragraph.

This federal income tax discussion is for general information purposes only and may not address all tax considerations that may be significant to you. You are urged to consult with your own tax advisor with respect to the particular tax consequences to you of the merger, including the application and effect of any state, local or foreign laws.

Consequences to U.S. Shareholders

For federal income tax purposes, the U.S. shareholders will be treated as having sold their shares in a taxable transaction. You will recognize capital gain or loss with respect to your shares, measured by the difference between the cash paid to you for your shares pursuant to the merger and your tax basis in those shares. Your gain or loss will be either a long-term gain or loss or a short-term gain or loss. Generally, a capital asset must be held more than 12 months in order for realized gain to be classified as long-term capital gain. Long term capital gains of individuals, estates and certain trusts generally are eligible for reduced rates of taxation, and there are limitations on the deductibility of capital losses. If you hold shares with differing acquisition dates, you must calculate separately your gain or loss for each share and determine if your gain or loss is long term or short term with respect to each.

Consequences to Non-U.S. Shareholder

Because of Westland’s status as a United States real property holding corporation, non-U.S. shareholders will be taxed on any gain resulting from the disposition of shares of Westland capital stock in the same manner as a U.S. shareholder. In addition, any amount paid to a non-U.S. shareholder of Westland pursuant to the merger will be subject to withholding at the rate of 10%, unless the non-U.S. shareholder obtains a certificate from the Internal Revenue Service which allows for a reduced withholding rate. If a non-U.S. shareholder is eligible for treaty benefits under an income tax treaty with the United States, he or she may be able to reduce or eliminate certain of the federal income tax consequences discussed above. Non-U.S. shareholders should consult your own tax advisor regarding the tax consequences of the disposition of the shares pursuant to the merger, including the possibility of obtaining relief from such tax liabilities based on an applicable income tax treaty or based on a certificate issued by the Internal Revenue Service.

Information reporting and backup withholding.

Under certain circumstances you may be subject to information reporting and backup withholding with respect to the sale of your shares of Westland capital stock pursuant to the merger. Backup withholding generally will not apply if you furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on IRS form W-9 if you are a U.S. shareholder, or on the applicable form(s) W-8 if you are a non-U.S. shareholder, or an appropriate substitute form. If you are subject to backup withholding, the amount withheld is not an additional tax, but rather is credited against your income tax liability. You should consult with your tax advisor to ensure compliance with the procedures for exemption from backup withholding.

Shareholder and Derivative Litigation

Westland is aware of the following four lawsuits:

1. Rachel M. Stubbs, by her administrator Gordon H. Flynn, On Behalf of Herself and All Others Similarly Situated, Plaintiff(s), vs. Barbara Page, Sosimo S. Padilla, Jose S. Chavez, Josie Castillo, Charles V. Pena, Georgia Baca, Troy K. Benavidez, Ray Mares, Jr., Randolph M. Sanchez and Doe Defendants 1-100, Defendants. State of New Mexico, County of Bernalillo, Second Judicial District, CV 2006 01455. This action was filed on February 21, 2006.

Rachel Stubbs purports to represent a class of all of Westland’s shareholders and seeks both injunctive relief and damages arising out of Westland’s then-proposed merger with ANM. The complaint alleges that the individual defendants, all of Westland’s directors, breached their fiduciary duty to shareholders by entering into an agreement to sell Westland to ANM at all or for a price that is less than Westland’s true value (according to the plaintiff). The complaint alleges that the directors have conflicts of interest because they hold what the complaint alleges are “Change in Control” shares of Westland common stock and because of certain employment agreements. In addition to purporting to allege a breach of fiduciary duty, plaintiff alleges that the defendants engaged in insider trading in violation of New Mexico’s securities law, engaged in a conspiracy to do the alleged wrongful acts described in the complaint, and aided and abetted each other in the breach of fiduciary duty. Plaintiff also seeks to enforce a purported demand for inspection of Westland’s books and records pursuant to New Mexico’s corporations law.

In addition to filing the complaint, plaintiff filed a motion for expedited discovery . The defendants filed their opposition on March 24, 2006.

2. Maria Elena A. Rael, On Behalf of Herself and All Others Similarly Situated and Derivatively on Behalf of Westland Development, Inc., Plaintiff(s), vs. Barbara Page, Sosimo S. Padilla, Jose S. Chavez, Josie Castillo, Charles V. Pena, Georgia Baca, Troy K. Benavidez, Ray Mares, Jr., Randolph M. Sanchez and Doe Defendants 1-100, Defendants, and Westland Development Company, Inc., Nominal Defendant. State of New Mexico, County of Bernalillo, Second Judicial District, CV 2006 01756. This action was filed on March 2, 2006.

The verified complaint purports to be a shareholder class and derivative action on behalf of all shareholders of Westland and Westland. The action seeks declaratory relief, injunctive relief and compensatory and punitive damages arising out of Westland’s proposed merger with SHNM. The individual defendants are all directors of Westland.

The complaint purports to allege ten claims for relief against certain individual director defendants including: (1) that they breached their fiduciary duty by entering into the merger agreement with SHNM; (2) that they acquired Westland common stock while in possession of inside information; (3) that they misappropriated information relating to Westland’s financial condition; (4) that they conspired with one another to perform the wrongful acts listed in the complaint; and (5) that they engaged in corporate waste by awarding some director defendants lucrative severance contracts, enhanced indemnification provisions, obtaining additional director’s and officer’s liability insurance, by removing restrictions on the transferability of certain shares of Westland stock and agreeing to severance payments.

In addition, plaintiff seeks an order requiring Westland to hold its annual meeting of shareholders and seeks an order in the complaint to inspect certain corporate records under the New Mexico corporate law.

Plaintiff seeks declaratory, injunctive and compensatory relief including: (1) declaring that the individual defendants breached their fiduciary duties when they entered into the merger agreement with ANM and later with SHNM and that the agreements are “unlawful and unenforceable”; (2) enjoining the defendants from proceeding with the merger, “unless and until Westland adopts and implements a fair sale procedure or process”; (3) imposing a constructive trust in favor of Westland’s shareholders over all oil and gas rights owned by Company; (4) ordering defendants to create and fund a permanent Cultural Heritage Committee to oversee the creation and operation of a museum of Atrisco History as well as publishing certain information about Atrisco History; (5) ordering the defendants to ensure the perpetual operation of the Atrisco cemeteries; (6) ordering the publication of all documents associated with the proposed merger in Spanish as well as English; (7) ordering defendants to hold an annual shareholder meeting; (8) awarding an unspecified amount of compensatory damages; (9) awarding an unspecified amount of punitive damages; and (10) awarding Plaintiffs’ costs and reasonable attorneys’ fees.

3. Lawrence Lane On Behalf of Himself and All Others Similarly Situated and Derivatively on Behalf of Westland Development, Inc., Plaintiff(s), vs. Barbara Page, Sosimo S. Padilla, Jose S. Chavez, Josie Castillo, Charles V. Pena, Georgia Baca, Troy K. Benavidez, Ray Mares, Jr., Randolph M. Sanchez and Doe Defendants 1-100, Defendants, and Westland Development Company, Inc., Nominal Defendant. State of New Mexico, County of Bernalillo, Second Judicial District, CV 2006 02055. This action was filed on March 13, 2006.

The verified complaint is identical in all material respects to the complaint in the Rael action discussed above.

4. Yolanda Apodaca, On Behalf of Herself and All Others Similarly Situated Plaintiff(s), vs. Barbara Page, Sosimo S. Padilla, Jose S. Chavez, Josie Castillo, Charles V. Pena, Georgia Baca, Troy K. Benavidez, Ray Mares, Jr., Randolph M. Sanchez and Doe Defendants 1-100, Defendants. State of New Mexico, County of Bernalillo, Second Judicial District, CV 2006 02055. This action was filed March 16, 2006.

This action purports to be a shareholder class action. The verified complaint alleges the same ten claims for relief as the Rael and Lane complaints described above and seeks the same relief. However, it does not purport to be a derivative action.

Defendants deny the allegations in, and intend to vigorously defend against, the complaints disclosed above.

The Merger Agreement

This section of the proxy statement summarizes the material provisions of the merger agreement. The terms and conditions of the merger are contained in the original SHNM merger agreement and the amendment to the SHNM merger agreement, copies of which are attached to this proxy statement as Appendix A and Appendix B, respectively, and incorporated into this proxy statement by reference. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is qualified in its entirety by, and made subject to, the more complete information set forth in the original SHNM merger agreement and the amendment to the SHNM merger agreement. Westland encourages you to read carefully the merger agreement and the amendment thereto in their entirety.

The merger agreement and the amendment thereto attached as Appendix A and Appendix B, respectively, to this proxy statement are not intended as documents for investors to obtain factual information about the current state of affairs of the parties to the merger agreement. Rather, investors should look to the parties’ Exchange Act filings and the disclosure in this proxy statement for such information. In addition, the representations and warranties made by the parties in the merger agreement are qualified and were used as a tool to allocate risks between the respective parties to the merger agreement.

Form of the Merger

Upon completion of the merger, on the terms and subject to the conditions set forth in the merger agreement and the New Mexico Business Corporation Act, SHNM will be merged with and into Westland. SHNM will cease to exist as a separate corporation and Westland will continue as the surviving company. At that time, Westland as the surviving company will be wholly-owned by Sedora. At the effective time of the merger, each issued and outstanding shares of Westland no par value common stock and Class B common stock will, by virtue of the merger and without any action by the holder thereof, be cancelled, retired and will cease to exist and will be converted automatically into the right to receive $266.23 per share in cash.

Articles of Incorporation; Bylaws; Directors and Officers

Upon the completion of the merger, Westland’s articles of incorporation will be restated in the form attached as Exhibit A to the merger agreement and shall be the articles of incorporation of the surviving company until thereafter amended as provided by law and such articles of incorporation. Westland’s bylaws shall be amended and restated in the form as attached as Exhibit B to the merger agreement and shall be the bylaws of the surviving company until thereafter amended as provided by law and the articles of incorporation and bylaws of the surviving company.

The directors of SHNM immediately before the completion of the merger will be the initial directors of the surviving company and the officers of Westland immediately before the completion of the merger will continue to be the officers of the surviving company, in each case until their resignation or removal or until their respective successors are elected or appointed and qualified.

Effective Time

The merger will become effective when articles of merger are filed with the New Mexico Public Regulation Commission and a certificate of merger is filed with the Delaware Secretary of State, and confirmation of acceptance of both the articles of merger and the certificate of merger by the State of New Mexico and the State of Delaware, respectively, or such other confirmation as is acceptable to SHNM, is received. Assuming the satisfaction or waiver of all other conditions in the merger agreement, if the merger agreement is approved by shareholders at the special meeting, Westland currently estimates that the merger will become effective on or near                     , 2006.

Conversion of Securities

Upon completion of the merger, by virtue of the merger and without any additional action on the part of Westland’s shareholders:

•	each share of Westland no par value common stock and Class B common stock issued and outstanding immediately before the completion of the merger, except for shares of Westland common stock to be cancelled as described in the bullet point immediately below and shares held by shareholders who have properly perfected their dissenters’ rights under New Mexico law, will be cancelled, retired and will cease to exist and will be automatically converted into the right to receive $266.23 in cash payable to the holder thereof upon surrender of the certificate representing such shares. All holders of a certificate or certificates representing any such shares will cease to have any rights with respect thereto, except the right to receive $266.23 per share in cash upon the surrender of such certificate in accordance with the terms of the merger agreement;

•	each share of Westland common stock, if any, held in Westland’s treasury or owned by any of Westland’s subsidiaries or any nonprofit organization for which Westland has the power to elect a majority of such organization’s board of directors will be cancelled without any conversion thereof and no payment of merger consideration will be made with respect to these shares; and

•	each share of SHNM common stock issued and outstanding immediately prior to the completion of the merger will continue as one share of common stock of the surviving company.

Representations and Warranties

The merger agreement contains customary representations and warranties given by Westland and SHNM. Generally, these representations will expire upon completion of the merger. They relate to, among other things:

•	organization, existence, good standing and corporate power;

•	authorization and enforceability of the merger agreement;

•	non-contravention; and

•	required governmental consents and approvals.

The merger agreement also contains customary representations and warranties given only by Westland. These representations will expire upon completion of the merger. They relate to, among other things:

•	Westland’s capitalization;

•	Westland’s subsidiaries, and the nonprofit organizations controlled by Westland;

•	accuracy of Westland’s filings with the SEC;

•	undisclosed liabilities;

•	absence of certain changes since June 30, 2005;

•	matters relating to Westland’s material contracts and certain obligations;

•	Westland’s real properties and Westland’s real property leases;

•	Westland’s compliance with law and reporting requirements;

•	pending or threatened litigation;

•	Westland’s employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974;

•	Westland’s compliance with labor matters;

•	Westland’s intellectual property;

•	Westland’s compliance with environmental matters;

•	Westland’s water rights;

•	Westland’s taxes;

•	Westland’s insurance coverage;

•	Westland’s transactions with its affiliates;

•	finder’s fees and transaction expenses; and

•	the opinion of CBIZ Valuation Group, LLC.

Covenants of Westland

Westland has agreed that prior to the completion of the merger, Westland and Westland’s subsidiaries and nonprofit organizations will:

•	continue to operate in the ordinary course of business, and Westland will use its reasonable best efforts to preserve its business organization, material insurance policies and goodwill, retain its employees and maintain its relationships with suppliers, tenants and others with whom they have significant business relationships; and

•	as soon as practicable, call and hold a meeting of Westland’s shareholders and recommend that they approve the merger agreement, and give SHNM and its representatives reasonable access to Westland’s property, facilities, books, and records.

Westland has agreed that prior to the closing of the merger, Westland and Westland’s subsidiaries and nonprofit organizations will not, without the prior written consent of SHNM:

•	purchase, redeem or otherwise acquire its capital stock, or issue, sell or otherwise encumber any shares of capital stock, or options, warrants or other securities convertible into capital stock, or enter into any agreement or arrangement with respect to the voting of its capital stock (other than in connection with the exercise of change of control arrangements with the board of directors);

•	(i) increase the compensation payable to, or grant or modify employment plan benefits of, any current or former directors, officers, employees, independent contractors or consultants of Westland or its subsidiaries or nonprofit organizations, (ii) hire, or enter into any agreement to hire any employee on a full-time, part-time, consulting or other basis for annual compensation in excess of $25,000, or (iii) enter into, renew, extend, amend, terminate, or otherwise modify any employment or independent contractor agreements with any current employees of Westland or its subsidiaries or nonprofit organizations;

•	(i) alter through merger, reorganization or in any other fashion the capitalization of Westland or its subsidiaries or nonprofit organizations; (ii) acquire or agree to acquire any entity, material assets or similar interest, (iii) split, combine or reclassify any shares of Westland common stock; or (iv) declare, set aside, make or pay any dividend to holders of its common stock;

•	enter into, renew, extend, amend or modify, or terminate, cancel, waive, release or assign any contract or agreement which is or would be a material contract;

•	incur or modify indebtedness owed by Westland or its subsidiaries or nonprofit organizations, guarantee any indebtedness owed by a third party, or redeem, repurchase or otherwise acquire any indebtedness of Westland or its subsidiaries or nonprofit organizations;

•	make any loans, advances (other than travel advances to employees in the ordinary course of business) or capital contributions to, or investments in, any other entity;

•	amend any provisions of Westland’s articles of incorporation or bylaws or other organizational documents of Westland or its subsidiaries or nonprofit corporations;

•	sell, transfer, mortgage or otherwise encumber or dispose of any of Westland’s real property other than in the ordinary course of business, or amend in any material respect, extend or terminate any real property leases;

•	purchase, sell, lease or otherwise encumber real property or assets outside of the ordinary course of business which are material to Westland or Westland’s subsidiaries or nonprofit organizations;

•	settle, dismiss, compromise or commence any action threatened against, relating to or involving Westland or its subsidiaries or nonprofit organizations, or waive, assign or lease any rights or claims;

•	make any payments in excess of $250,000 or commit to or make any capital expenditures in excess of $250,000 per item;

•	commence or undertake any new line of business;

•	enter into any agreement between Westland or any of its subsidiaries or nonprofit organizations, on the one hand, and an affiliate of Westland or any of its subsidiaries or nonprofit organizations, on the other hand, that would be required to be disclosed under Item 404 Regulation S-K;

•	take any action that is intended or may reasonably be expected to result in any of its representations or warranties set forth in the merger agreement to be untrue or misleading;

•	permit any insurance policy to be canceled, terminated, or to expire;

•	make any change in accounting policies or procedures, other than in the ordinary course of Westland’s business or as required by applicable accounting rules and/or laws;

•	make any tax election or change any methods of reporting income and deductions for federal income tax reporting purposes;

•	fail to timely file any filings required to be made with the SEC;

•	fail to timely satisfy or cause to be timely satisfied all applicable tax reporting and filing requirements contained in the Internal Revenue Code of 1986, as amended, with respect to the transactions contemplated by the merger agreement; or

•	agree to take any of the foregoing actions.

Westland must also (a) request that a title insurer deliver to SHNM a current commitment for title insurance or a preliminary title report that shows the status of title to Westland’s real property as of the date of the title report which shall list SHNM as the proposed insured and (b) deliver to SHNM a title policy in an amount not less than $210 million.

The covenants in the merger agreement relating to the conduct of Westland’s business are very detailed and the above description is only a summary. You are urged to read carefully and in its entirety the section of the original SHNM merger agreement entitled “Article VI – Additional Agreements” in Appendix A and Section 5 of the amendment to the SHNM merger agreement entitled “Amendment of Article 6” in Appendix B attached to this proxy statement.

Other Covenants

The merger agreement contains a number of additional covenants between Westland and SHNM, including covenants relating to:

•	preparing and filing this proxy statement with the SEC and making other required filings;

•	consulting with one another before issuing any public releases or announcements concerning the transactions contemplated by the merger agreement;

•	using reasonable best efforts to take all actions required to complete the merger; and

•	confidentiality of information disclosed between the parties in connection with the merger agreement and issuing press releases or other public statements relating to the merger.

No Solicitation

Westland has agreed that neither it nor any of its subsidiaries, nonprofit organizations or its and their respective officers, directors, employees, attorneys, accountants, advisors, representatives and agents, collectively referred to as “representatives” in this proxy statement will, directly or indirectly:

•	initiate, solicit, cause, encourage or otherwise knowingly facilitate any inquiries or the making, submission or reaffirmation of any proposal or offer with respect to any acquisition proposal; or

•	engage in any negotiations or discussions concerning, or provide access to Westland’s properties, books and records or any confidential information or data to, any person relating to, or that may reasonably be expected to lead to, an acquisition proposal.

Under the merger agreement, an “acquisition proposal” is any proposal or offer, including any proposal to shareholders of Westland, from any person other than SHNM relating to:

•	any tender offer, exchange offer, proxy solicitation, merger, reorganization, recapitalization, liquidation, dissolution, consolidation, business combination or other similar transaction; or

•	any proposal or offer to acquire in any manner an equity or voting interest in Westland, or the assets, securities or other ownership interests of or in Westland or any of its subsidiaries.

Prior to obtaining shareholder approval of the merger agreement, however, Westland and its representatives are permitted to engage in discussions or negotiations with, and to provide information to, a third party in connection with an unsolicited bona fide written acquisition proposal, if and only to the extent that:

•	Westland’s board of directors believes in good faith, after consultation with its financial and legal advisors, that the board of directors is required to engage in discussions with or provide information to the third party to comply with its fiduciary duties to Westland’s shareholders;

•	Westland’s board of directors receives from the third party an executed confidentiality agreement containing terms that are substantially similar to and no less favorable to Westland than the confidentiality provisions contained in the merger agreement; and

•	Westland informs SHNM promptly following (and in no event later than 24 hours after) Westland’s board of directors has taken such actions in connection with the unsolicited acquisition proposal.

Notwithstanding the foregoing, the merger agreement provides that if, at any time prior to the approval of the merger agreement by Westland’s shareholders, Westland’s board of directors determines in good faith, after consultation with and receipt of advice from its financial advisors and legal counsel, in response to a bona fide written acquisition proposal that was unsolicited and did not result in a breach of the non-solicitation provision, that such acquisition proposal is a superior proposal (as defined below) and that terminating the merger agreement to accept such superior proposal and/or recommend such superior proposal to Westland’s shareholders is necessary in order for Westland’s board of directors to comply with its fiduciary duties under applicable law, Westland may terminate the merger agreement so long as:

•	Westland has delivered to SHNM at least 72 hours prior to such termination a written notice advising SHNM that Westland intends to take such action with respect to such superior proposal;

•	Westland and its representatives negotiate in good faith with SHNM during such 72 hour period to make such adjustments in the terms and conditions of the merger agreement such that such acquisition proposal would no longer constitute a superior proposal, in which case the merger agreement would remain in full force and effect; and

•	concurrently with such termination, Westland has paid to SHNM all termination amounts due pursuant to the merger agreement.

Under the merger agreement, a “superior proposal” is a bona fide written acquisition proposal that, after taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement and conditions to completion):

•	would, if completed, result in a transaction more favorable to Westland’s shareholders from a financial point of view than the transactions contemplated by the merger agreement (after giving effect to any adjustments to the terms and conditions of the merger agreement proposed by SHNM in response to an acquisition proposal, as described above); and

•	is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

Westland has agreed to notify SHNM within 24 hours of its receipt of any acquisition proposal, requests for information or requests for discussions or negotiations regarding any acquisition proposal. In its notice to SHNM, Westland has agreed to specify the material terms and conditions of the acquisition proposal and the identity of the third party making the proposal. Westland has also agreed to keep SHNM informed, on a current basis, of the status of any proposals or offers. Under the merger agreement, Westland may not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Westland is a party that relates to any acquisition proposal. Westland also agreed to terminate or cause to be terminated any discussions or negotiations with any parties that may have been ongoing with respect to any acquisition proposal as of the date of the merger agreement.

Westland has also agreed that, subject to certain exceptions, its board of directors will not and will not publicly propose to:

•	withdraw or modify its approval or recommendation of the merger agreement;

•	approve or recommend to shareholders any acquisition proposal; or

•	approve or execute or enter into any letter of intent, agreement in principle, or any similar agreement with respect to any acquisition proposal.

Nothing in the provisions of the merger agreement relating to acquisition proposals prohibits Westland or Westland’s board of directors from taking and disclosing to Westland’s shareholders a position, or any information, with respect to an acquisition proposal by a third party to the extent required under applicable law (including Rule 14d-9 and Rule 14e-2 promulgated under the Securities and Exchange Act of 1934, as amended).

Covenants of SHNM

SHNM has agreed that, after the completion of the merger, it will cause Westland, as the surviving company, to:

•	to the extent permitted by law, honor a prior determination made under Westland’s current bylaws that advancement of litigation expenses for, and indemnification of, Westland’s current directors and officers is proper. SHNM has also agreed (a) that the surviving company in the merger will indemnify Westland’s directors and officers who served Westland in that capacity at any time after September 30, 2005 to the extent described in the indemnification provisions that will be contained in Westland’s amended and restated bylaws following the completion of the merger and (b) to pay the premiums to renew, increase and/or extend Westland’s existing director’s and officer’s liability insurance policies (or purchase a “run off” policy) to provide continuing coverage to Westland’s directors and officers for six years after the completion of the merger with a maximum amount of at least $10 million.;

•	(a) maintain, preserve and operate the nonprofit organizations controlled by Westland, and their respective assets and operations, including the Santa Clara Cemetery, the San Jose de Armijo Cemetery, the Evangelico Cemetery and the church known as La Capillita Antigua, San Jose de Ranchos de Atrisco, all of which are located on Westland’s property, in a respectful manner consistent with Westland’s past practices and (b) permit Atrisco Heirs and their spouses to continue to be buried in the aforementioned cemeteries with a cost of only opening and closing of the grave;

•	administer and fund a trust that was established prior to the completion of the merger for the purposes of preserving the ancestral and cultural heritage of Westland’s shareholders, the history of the Atrisco Land Grant and to otherwise serve the local community. Such trust shall be funded with certain oil and gas revenues, if any, for the use and benefit of the heirs of the Atrisco Land Grant. Westland, as the surviving company, has also committed to donate an additional $1 million per year for 100 years following the completion of the merger, for a total aggregate funding of $100 million, with the first deposit to be made at the completion of the merger; and

•	continue to operate the nonprofit organizations controlled by Westland, including those that own and operate the three cemeteries and the church building located on Westland’s property, after the completion of the merger.

Conditions to the Completion of the Merger

The mutual obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	Westland’s shareholders must have approved the merger by the affirmative vote of the holders of two-thirds of Westland’s outstanding no par value common stock and the holders of two-thirds of Westland’s outstanding Class B common stock, each voting as a separate class;

•	no federal or state law, or injunction or other order by a governmental entity would make illegal or prohibit the completion of the merger, unless failing to comply with such law would not reasonably be expected to either result in a material adverse effect on the business of Westland or lead to the criminal prosecution of any officer or director of SHNM, Westland or their respective affiliates;

•	no action, suit or proceeding seeking to prohibit, enjoin or challenge the completion of the transactions contemplated by the merger agreement is instituted by a federal, state or local governmental authority shall be pending; and

•	the waiting period and any extension thereof applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended will have terminated or will have expired, and all other required approvals pursuant to any antitrust law will have been obtained or failure of such waiting period to terminate or expire would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business of Westland or lead to the criminal prosecution of any officer or director of SHNM, Westland or their respective affiliates.

SHNM will not be obligated to complete the merger unless the following conditions are satisfied or waived:

•	all of Westland’s representations and warranties set forth in the merger agreement must be true, complete and correct in all material respects (without regard to any materiality or material adverse effect qualifiers) as of the date of the merger agreement and as of the effective date of the merger as though made on and as of such date (and representations made as of a specific date shall be required to be true and correct as of that date only);

•	Westland must have performed in all material respects each of its obligations, and complied with each of its covenants and agreements prior to the effective time;

•	Westland shall have delivered to SHNM its financial statements for all accounting periods required by the merger agreement;

•	there shall not have occurred any fact, event, change, development, circumstance or effect that has or could reasonably be expected to have a material adverse effect on Westland;

•	the number of shares representing dissenters’ rights shall not constitute more than 10% of Westland’s issued and outstanding shares;

•	each of the key employees identified in the merger agreement shall continue to be employed in the position specific to each particular employee; and

•	SHNM will have received the resignation of each person then serving as a director of Westland, effective at the effective time of the merger.

The term “material adverse effect” as used in this proxy statement means any circumstance, change, event, development, effect or occurrence that, individually or in the aggregate, (A) is or could reasonably be expected to be materially adverse to the business, prospects, properties, assets, financial condition or results of operations of Westland and its subsidiaries and the nonprofit organizations controlled by Westland taken as a whole, other than any circumstance, change, event, development, effect or occurrence resulting from (i) changes in general economic conditions or (ii) general changes or developments in the industries in which Westland or its subsidiaries or nonprofit organizations operate, unless, in the case of the foregoing clauses, such circumstances, changes, events, developments, effects or occurrences have had, or would reasonably be expected to have, a materially disproportionate impact on Westland or its subsidiaries or nonprofit organizations taken as a whole, relative to the other participants in the industries in which Westland and its subsidiaries and nonprofit organizations operate, or (B) could or could reasonably be expected to prevent, materially impair or materially delay the completion of the transactions contemplated by the merger agreement.

Westland will not be obligated to complete the merger unless the following conditions are satisfied or waived:

•	all of SHNM’s representations and warranties set forth in the merger agreement must be true, complete and correct in all material respects (without regard to any materiality or material adverse effect qualifiers) as of the date of the merger agreement and as of the effective date of the merger as though made on and as of such date (and representations made as of a specific date shall be required to be true and correct as of that date only); and

•	SHNM must have performed in all material respects each of its obligations, and complied with each of its covenants and agreements prior to the effective time.

Termination of the Merger Agreement

Either Westland or SHNM may terminate the merger agreement at any time prior to the effective time, whether before or after receiving shareholder approval, if any of the following occur:

•	both parties mutually agree in writing to terminate the merger agreement;

•	the shareholder vote relating to the merger agreement fails to receive the requisite approval by Westland’s shareholders;

•	any governmental entity issues an order, decree, judgment, injunction or other action which restrains, enjoins or otherwise prohibits or makes illegal the merger, and such action has become final and non-appealable; or

•	the effective time of the merger has not occurred on or before the earlier of (i) June 1, 2006, or (ii) the date on which the conditions to the non-terminating party’s obligations become incapable of being satisfied, provided that the right to terminate was not the result of a breach of any representation by the party seeking termination. If, however, the special meeting has not been held by June 1, 2006, either SHNM or Westland may elect to extend the June 1, 2006 date in order to provide for the holding of the special meeting, but in no event shall such date be extended past July 15, 2006.

SHNM may terminate the merger agreement if any of the following occur:

•	any of the conditions to SHNM’s obligation to close are not satisfied, and such conditions have not been waived;

•	there has been a breach of any of Westland’s material representations, warranties, covenants or agreements on the part of Westland or if any such representation or warranty will have become untrue or inaccurate such that Westland would not be capable of satisfying its closing obligations, or if Westland is capable of curing such breach, it remains uncured prior to the earlier of (i) 30 days after notice of such breach and (ii) June 1, 2006; provided that SHNM may not terminate the merger agreement under this provision if, at the time, SHNM is also in material breach of any of its representations, warranties, covenants or agreements; or

•	Westland’s board of directors withdraws, modifies or changes its approval or recommendation of the merger agreement or the merger in a manner that is adverse to SHNM or recommends to Westland shareholders an acquisition proposal other than pursuant to the merger agreement (subject to certain exceptions).

Westland may terminate the merger agreement if:

•	any of the conditions to Westland’s obligation to close are not satisfied, and such conditions have not been waived;

•	there has been a material breach of any of SHNM’s material representations, warranties, covenants or agreements on the part of SHNM or if any such representation or warranty becomes untrue or inaccurate such that SHNM would not be capable of satisfying its closing conditions, or if SHNM is capable of curing such breach, it remains uncured prior to the earlier of (i) 30 days after notice of such breach and (ii) June 1, 2006; provided that Westland may not terminate the merger agreement under this provision if, at the time, Westland is also in material breach of any of its representations, warranties, covenants or agreements; and

•	prior to approval of the merger agreement by the shareholders, Westland’s board of directors determines to accept and/or to recommend to the shareholders an unsolicited superior proposal from a third party, subject to the procedures described above under “—No Solicitation”.

Deposit, Termination Fees and Expenses

SHNM has deposited $10 million in escrow, $5 million of which was to be used to pay any liquidated damages owed by Westland to ANM pursuant to the amended and restated merger agreement and $5 million of which was to be held as a deposit which would be used as merger consideration upon completion of the merger. An additional $100 million was deposited into a segregated account for purposes of paying a portion of the merger consideration upon completion of the merger.

If the merger agreement is terminated because the shareholder vote relating to the merger agreement fails to receive the requisite approval by Westland’s shareholders, the $5 million on deposit will be refunded to SHNM, but Westland will not be required to repay the $5 million advanced to pay the liquidated damages owed by Westland to ANM.

If Westland terminates the merger agreement as the result of a breach of SHNM’s representations, warranties or covenants or the failure of certain conditions to Westland’s obligation to close, the $5 million deposit will be retained by Westland and Westland will not be required to pay SHNM the $5 million paid to ANM.

If the merger agreement is terminated because (i) Westland accepted a superior proposal from a third party, (ii) Westland breached its representations, warranties, covenants, or conditions to SHNM’s obligation to close or (iii) Westland withdrew its recommendation of the merger agreement or the merger in a manner adverse to SHNM, Westland must pay SHNM a termination fee of $5 million in addition to the return of the $5 million on deposit as well as the $5 million paid to ANM.

The merger agreement provides generally that, regardless of whether the merger is completed, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring those fees or expenses.

Amendment and Waiver

Subject to applicable law, the merger agreement may be amended at any time upon the written consent of Westland and SHNM. On April 5, 2006, the merger agreement was amended to eliminate the issuance to the board of directors of 35,000 change of control shares and to clarify provisions relating to the indemnification of Westland’s board of directors. See “Certain Questions and Answers About the Special Meeting”.

At any time prior to the effective time of the merger, each of Westland and SHNM may (i) extend the time for performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations contained in the merger agreement or in any document delivered pursuant to the merger agreement or (iii) subject to the requirements of applicable law, waive compliance by the other party with respect to any of the agreements or conditions contained within the merger agreement. Any agreement by either party to the merger agreement to an extension or waiver will be valid if set forth in a written instrument signed by the party against which such waiver or extension is to be enforced.

Assignment

The merger agreement may not be assigned by operation of law or otherwise, without the prior written consent of each of the parties thereto, except that the merger agreement may be assigned to an affiliate of a party to the agreement or by SHNM to any of its financing sources.

Governing Law; Venue

The merger agreement provides that all disputes, claims or controversies arising under or in connection with it will be governed and construed in accordance with the laws of the state of Delaware, except to the extent that the laws of the state of New Mexico are required to be applied with respect to the merger.

PROPOSAL NO. 2 – ELECTION OF CLASS C DIRECTORS

Overview

Westland’s articles of incorporation provide for the division of the board of directors into three classes as nearly equal in number as possible. In accordance with the articles of incorporation, the board of directors has nominated as its nominees for its Class C directors Josie G. Castillo, Georgia M. Baca and Troy K. Benavidez (each of whom is currently a director) to serve as directors in Class C of the board of directors with a term expiring in 2008. If, however, the merger is completed, the directors of SHNM immediately before the completion of the merger will be the initial directors of the surviving company and the Class C directors elected at the special meeting will no longer be directors of the surviving entity.

Set forth below is a description of each of Westland’s nominees for election as Class C directors and each of Westland’s other directors and officers. Each of Westland’s directors is also a director of ECS, Inc., a New Mexico non-profit corporation established by Westland to hold certain cemetery lands donated to it to be operated for the benefit of Atrisco Heirs.

Board Nominees for Election of Class C Director

Each of the nominees set forth below has consented to be nominated and to serve if elected. Biographical information for each of the nominees is as follows:

Josie G. Castillo, age 74, has been a director since 1984, and served as Westland’s Treasurer from 1985 to 1989. She is a member of the executive committee of the board of directors and was a member of Westland’s disclaimer committee. From 1983 until her retirement in 1995, Ms. Castillo was employed by the Human Services Department of the State of New Mexico in Albuquerque, New Mexico.

Georgia M. Baca, age 71, was appointed by Westland’s board of directors in 2004 to fill the vacancy created by a director’s death. Ms. Baca has been employed by Westland for more than the past 10 years in its shareholder relations department. For 12 years prior to becoming employed by Westland, she was the credit manager for a local jewelry store. Ms. Baca is the board of directors’ liaison to Westland’s shareholders.

Troy K. Benavidez, age 39, was appointed by the board of directors in 2004 to fill the vacancy created by a director’s retirement. Mr. Benavidez is a graduate of Colorado College with a Bachelor degree in economics. For the past two years, Mr. Benavidez has been employed by AstraZeneca Pharmaceuticals, LP, in Albuquerque, New Mexico. Prior to that he served as the External Relations Director for the Honorable Jane M. Swift, Governor of Massachusetts; as the Northern Regional Director for the Honorable Pete V. Domenici, U.S. Senator for New Mexico; as Chief of Staff to the Honorable Walter D. Bradley, Lt. Governor of New Mexico; and as Deputy Chief of Staff for the Honorable Steven H. Schiff, U.S. Representative for the State of New Mexico.

Biographical Information for Continuing Directors

Continuing Class A Directors: Terms will expire in 2006

Barbara Page, age 71, has been a director, a member of the executive committee and Westland’s president, chief executive officer and chief financial officer since 1989. Ms. Page has been a member of the Albuquerque Economic Forum, and is a member of National Association of Industrial and Office Properties, is a member of Albuquerque Economic Development Inc., and is also a member of the Albuquerque Chamber of Commerce, the Albuquerque West Side Association, the Albuquerque Hispano Chamber of Commerce and New Mexico Home Builders Association. Ms. Page also serves on the Advisory Board of Eclipse Aviation, a corporation whose business is the development of a new executive type aircraft to be manufactured on Albuquerque’s West Side.

Randolph M. Sanchez, age 44, was first appointed by the board of directors in 2004 to fill the vacancy created by a director’s retirement. Mr. Sanchez holds a B.S. degree in Business from Columbia College, Columbia,

Missouri with emphasis on shopping center management. For the past ten years, Mr. Sanchez has been the manager of the Coronado Center in Albuquerque, and for the three years prior thereto was the Marketing Director of that shopping center. Mr. Sanchez has also been the manager of shopping centers located in New Jersey, North Carolina, South Carolina and Texas.

Charles V. Pena, age 53, has been a Director since 1996. He is a member of Westland’s executive committee. Mr. Pena retired from Safeway stores after 19 years in that employment. During part of that time, he was a member of the Retail Clerk’s Union where he sat on two negotiating committees and twice ran for the Presidency of the Union. Mr. Pena attended the University of New Mexico and the University of Albuquerque, majoring in business courses. Since 1993, Mr. Pena owned and operated CJs New Mexican Food Restaurant in Albuquerque, New Mexico until its sale in August of 2004.

Continuing Class B Directors: Terms Expire in 2007

Sosimo Sanchez Padilla, age 75, is the chairman of Westland’s board of directors, a member of the executive committee of the board of directors and a vice president and the assistant secretary/treasurer. Mr. Padilla has served as a director since 1971 and has been the chairman of the board of directors for the last 17 years. Mr. Padilla has been retired from Albuquerque Publishing Company for more than 13 years. Mr. Padilla has served on the State of New Mexico Border Research Institute Support Council and National Association of Industrial and Office Properties; was Chairman of the New Mexico Highway Commission from 1982 to 1986; served as a Trustee for the University of Albuquerque; also served as a director of the Westside Albuquerque Chamber of Commerce; the Greater Albuquerque Chamber of Commerce, and the Albuquerque Hispano Chamber of Commerce. Mr. Padilla was a founder of, and for more than 20 years served as a director of, the Bank of Albuquerque.

Joe S. Chavez, age 68, has served as a Westland director since 1995 and as Secretary-Treasurer since the retirement of Mr. David C. Armijo at the end of 2003. Mr. Chavez is also a member of the executive committee of the board of directors. Mr. Chavez served on the Petroglyph National Monument Advisory Committee from 1992 to 2001. For over 40 years, until 2003, Mr. Chavez was a co-owner of Regina’s Dance Studio, a business specializing in the sale of gymnastics equipment costume and ballet apparel and coordination of dance performances and other functions. Mr. Chavez was employed as a Sales Consultant with Casey Luna Ford from 1986 to 1995. For more than the nine years, until 2004, Mr. Chavez was also employed by Galles Chevrolet as sales manager and director of the used car department. Mr. Chavez also served in the Naval Reserve as Front Line Operations, Hydraulics Structural-Line Trouble Shooter.

Ray Mares, Jr., age 55, was first appointed by Westland’s board of directors in 2004 to fill the vacancy created by the retirement of a director. Mr. Mares is a graduate of Rio Grande High School in Albuquerque. He is also a graduate of the University of New Mexico where he received a B.S. degree in Business. For more than the past 15 years, Mr. Mares has been the Owner/Manager of Briteway Services in Albuquerque.

Biographical Information for Westland’s Executive Officers

Biographical information for Ms. Page, Westland’s president, chief executive officer and chief financial officer and Mr. Padilla, the chairman of Westland’s board of directors and a vice president and assistant secretary/treasurer is disclosed above. Biographical information for Westland’s other executive officers is set forth below:

Leroy J. Chavez, age 45, has been Westland’s vice president of development since April 1996. Westland has employed Mr. Chavez since August 1984, with his primary responsibility at that time being the supervision of engineering and development related to Westland’s properties. Mr. Chavez’ responsibilities include the development of Westland’s projects as well as the planning and zoning of its land holdings. Mr. Chavez holds a B.S. degree from the University of New Mexico in Civil Engineering. He is also the qualifying party for Westland’s General Contractor’s license.

Brent Lesley, age 46, has been Westland’s vice president of marketing since April 1996 and has been employed by Westland since May 1986. Mr. Lesley’s responsibilities are currently focused on the sale of real property, from undeveloped land to developed lots, and include overseeing the acquisition of income property. Mr. Lesley holds a B.S. degree from Iowa State University and an MBA degree from the University of New Mexico.

Fred Ambrogi, age 55, has been a vice president in the Development Division since December 1999 and has been an employee of Westland since February 1993. Mr. Ambrogi’s responsibilities primarily focus on the planning, design, oversight and coordination of specific Westland development projects, including the negotiation, oversight and coordination of project related engineering and construction contracts. Mr. Ambrogi holds a B.F.A. degree from the University of New Mexico in Architecture. He has more than 24 years of experience in land development.

Linda Blair, age 55, was appointed to the position of vice president in 2002 and has been employed by Westland since 1985. Ms. Blair is Westland’s office manager and has the responsibility of managing Westland’s three cemeteries. Ms. Blair graduated from Kent State University in 1972 with a B.A. degree in Spanish and Sociology.

James B. Turk, age 41, became Westland’s controller in March, 2004. Mr. Turk holds a B.S. degree in Accounting from Adams State College. He was employed as an accountant by Grant Thornton from 1989 until 1992. Mr. Turk was the chief financial officer of Safe Car, Inc. from 1992 to 1996 and was the chief financial officer of Roses Southwest Papers, Inc. from 1996 to 2000. Until joining Westland, Mr. Turk was a self employed financial and technology consultant. Mr. Turk is primarily responsible for the procurement of project financing on both construction and permanent basis. Mr. Turk is the son of Westland’s outside counsel, Thad Turk.

Board Committees, Meetings and Compensation

Meetings of the Board of Directors

The board of directors holds regular monthly meetings and also holds special meetings to the extent deemed necessary and appropriate. During the past fiscal year, the full board of directors held ten regular meetings and one special meeting. All members of the board of directors have attended, in person or by telephone, at least 80% of all meetings of the board of directors held during fiscal 2005 and, on the same basis, at least 80% of the aggregate of all meetings of the board of directors and its committees held during fiscal 2005.

Each director is required to attend and participate in all shareholder meetings, except in cases of extreme personal or family emergency. All of the directors attended the last annual meeting of shareholders that was held in 2004.

Committees of the Board of Directors

The board of directors does not have a standing audit committee, nominating committee or compensation committee but does, however, have an executive committee. The executive committee consists of Mr. Padilla, Ms. Page, Mrs. Castillo, Mr. Chavez and Mr. Pena. Pursuant to Westland’s bylaws, the executive committee performs those functions delegated to it by the board of directors. The executive committee met three times during the past fiscal year. Because the board of directors does not have a standing audit committee, the entire board of directors considers all audit and financial matters. The board of directors does not have an audit committee financial expert.

The board of directors had an insider transfer committee which reviewed the fairness of transactions engaged in by members of the board of directors or other insiders with respect to the purchase or sale of shares of Westland common stock. The insider transfer committee did not meet during the past two fiscal years because there were no purchases or sales of shares by any officer or director. Due to this inactivity, this committee was abandoned during fiscal 2005 and its functions were returned to the full board of directors. There have been interfamily transfers of shares resulting from gifts of stock, both received and given, which did not require a review by the committee or the board of directors because no purchase or sale was involved. The insider transfer committee was not active at the time of the investigation regarding the allegations of insider trading that were made to the New Mexico Securities Division. The full board of directors considered the allegations surrounding the investigation and the facts of the transactions that led to the initiation of the investigation, and with the advice of counsel, determined that there had been no insider trading by any of Westland’s officers or directors.

The board of directors also had a disclaimer committee which considers and acts upon claims of ownership of lands that are within or once within the boundaries of lands owned by Westland. The purpose of the disclaimer committee was to decide whether the owner of such land acquired it through a valid conveyance. This committee became inactive because of the lack of claims requiring its consideration. If any such claims now arise, they are considered by the full board of directors.

Director Nominations

The full board of directors reviews all proposed director nominees, and, prior to each annual meeting of shareholders, proposes a slate of nominees for election by the stockholders at the annual meeting. In evaluating potential director candidates, the board of directors considers a variety of criteria, including business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to board of directors activities and the absence of potential conflicts with Westland’s interests. Westland’s board of directors considers director proposals and nominations properly submitted by Westland’s shareholders.

Communications with the Directors

Shareholder communications with individual directors, a committee of the board of directors, or Westland’s full board of directors may be sent to Westland at 401 Coors Boulevard, N.W., Albuquerque, New Mexico 87121, attention Ms. Barbara Page, President. Ms. Page will initially review any such communications directed to the board of directors. Communications which are not relevant to the duties and responsibilities of Westland’s board of directors will not be reported to the directors.

Compensation of the Board of Directors

In February of 2004, all director fees were increased to $1,500 per month. Mr. Padilla, Mr. Joe Chavez and Mr. Charles Pena are paid an additional fee of $300 per month for their extra services as Chairman of the board of directors, as Secretary-Treasurer and as Chairman of the executive committee, respectively. Applicable New Mexico gross receipts taxes are added to all amounts paid to directors.

Westland has no long-term compensation arrangements with its directors other than those discussed herein. Certain officers and directors are employed under consulting and employment contracts.

During fiscal 2004, the board of directors authorized a severance package for any director who retired prior to December 31, 2003. The amount offered is an amount equal to two years of the retiring director’s annual director fees. Three Directors accepted the offer and resigned.

Westland maintains and is the beneficiary of a $1,000,000 key-man life insurance policy on the life of Ms. Page. The premiums of this policy are approximately $9,000 per year.

Certain Relationships and Related Transactions

As disclosed in “Special Factors – Interest of Westland’s Officers and Directors in the Merger”, Westland has entered into employment contracts with certain of its employees and consultants for periods of one to six years. These agreements may include automatic renewals and may require the payment of severance benefits if certain conditions are met. Ms. Page and Mr. Padilla have each waived these severance benefits. See “Special Factors – Interest of Westland’s Officers and Directors in the Merger”.

Resolutions were previously approved by the board of directors that would require shares of Westland Class B common stock to be issued to the directors in certain circumstances. See “Special Factors – Background of the Merger”. No shares of Class B common stock have been issued, nor will any be issued, pursuant to this resolution in connection with the merger.

In 1995, Westland purchased a $500,000 life insurance policy for Ms. Page. The beneficiaries of this policy are Ms. Page’s heirs. Since 1995, the Company has paid a total of $189,600 in premiums. The applicable taxable portion of the premiums was treated as income to Ms. Page and is reported in the Summary Compensation Table.

During fiscal 2003, Westland’s board of directors declared the bonuses that are described in the Summary Compensation Table for fiscal 2003. During fiscal 2005, Westland’s board of directors declared an additional retention bonus of $69,000, of which $63,500 was paid to officers and key-employees other than Ms. Page to promote the retention of such employees during the various merger negotiations discussed throughout this proxy statement.

Legal Proceedings

Other than ordinary routine litigation incidental to Westland’s business, Westland, its members of management and its directors are not currently parties to any litigation, except the legal proceedings described in “Shareholder and Derivative Litigation”.

Executive Compensation

Summary Compensation Table

The following table sets forth the compensation for services rendered in all capacities to Westland during the fiscal years ended June 30, 2005, 2004 and 2003 for the chief executive officer and Westland’s other four highest paid executive officers who were serving as executive officers as of the last day of our previous fiscal year, as well as two additional individuals, the disclosure of which Westland believes is beneficial:

	(a)	(b)	(c)	(d)	(e)
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Other Compensation
Barbara Page (1)	2005	$110,000	$—	$18,000	$27,500	(1)
President, CEO, CFO and Director	2004	110,000	—	16,083	27,500	(1)
	2003	110,000	—	13,967	148,380	(4)
Leroy C. Chavez (1)	2005	107,741	30,000	—	20,661	(1)
Vice President of Development	2004	108,300	25,000	—	19,995	(1)
	2003	81,054	20,000	—	13,407	(1)
Brent Lesley (1)	2005	110,852	30,000	—	21,012	(1)
Vice President of Marketing	2004	104,206	25,000	—	19,381	(1)
	2003	75,458	20,000	—	12,664	(1)
Fred Ambrogi (1)	2005	95,605	25,000	—	18,091	(1)
Vice President	2004	92,520	20,500	—	16,953	(1)
	2003	64,457	20,000	—	11,189	(1)
Linda Blair (1)	2005	68,870	25,000	—	14,081	(1)
Vice President	2004	69,322	20,500	—	13,473	(1)
	2003	65,298	20,000	—	8,719	(1)
Sosimo S. Padilla (2)	2005	—	—	75,762	—
Chairman of the Board of Directors	2004	—	—	53,781	—
	2003	—	52,906	47,776	12,408
Polecarpio (Lee) Anaya (3)	2005	—	—	—	—
Executive Vice President and Director	2004	—	—	53,507	—
	2003	—	52,906	47,776	—

(1)	Each of the executive officers participates in a Money Purchase Profit Sharing Deferred Compensation Plan (see “ Money Purchase Profit Sharing Deferred Compensation Plan” below). These amounts represent Westland’s contribution to the employee’s retirement account.

(2)	Mr. Padilla is paid $50,000 per year pursuant to a consulting agreement.

(3)	Mr. Anaya retired during fiscal 2004 and was paid the equivalent of two years of Director’s fees based upon his $1,400 per month Director Fee.

(4)	Includes $27,500 of contribution to the employee’s retirement account (see footnote (1)) and approximately $120,000 of policy premiums and associated income taxes accrued through 2003 on a life insurance policy owned by Ms. Page.

Money Purchase Profit Sharing Deferred Compensation Plan

Effective January 1, 1997, Westland established a Money Purchase Profit Sharing Deferred Compensation Plan (the “1997 Plan”) and abandoned the SEP-IRA plan, which it had established in 1991. No payments were made to the SEP-IRA plan after fiscal 1997. Under the 1997 Plan, Westland contributed up to 15% of the aggregate earnings of participating employees. During fiscal 2003, 2004 and 2005, $124,224, $151,172 and $147,507, respectively, were contributed by Westland pursuant to the 1997 Plan. Ms. Page, Mr. Chavez, Mr. Ambrogi, Mr. Turk and Ms. Blair participate in all employee benefit plans, including the 1997 Plan. Ms. Page, Mr. Chavez, Mr. Lesley, Mr. Ambrogi, Mr. Turk and Ms. Blair participate in all employee benefit plans and participate in any bonuses, which may be declared from time to time by the board of directors.

Security Ownership of Certain Beneficial Owners and Management

The number of shares of Westland common stock “beneficially owned” by each shareholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. Under these rules, beneficial ownership of shares of Westland common stock includes (i) any shares as to which the person or entity has sole or shared voting power or investment power and (ii) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days, including any shares which could be purchased by the exercise of options within 60 days. As of             , 2006 no person was known to be the “beneficial” owner of more than 5% of the outstanding shares of Westland no par value common stock and on that date only Ms. Page, Mr. Padilla and Mrs. Castillo, all of whom are Westland directors, were each known to be the beneficial owners of more than 5% of the outstanding shares of Westland Class B common stock. The following table shows, as of the date of this proxy statement, the shares of the no par value common stock and Class B common stock beneficially owned by Westland’s directors and executive officers, as well as the shares of no par value common stock and Class B common stock beneficially owned by all directors and officers as a group. Unless otherwise indicated, the mailing address of each of the persons named is c/o Westland Development Co., Inc., 401 Coors Boulevard, N.W., Albuquerque, New Mexico 87121.

	No Par Value Common Stock				Class B Common Stock
	No. of Shares Beneficially Owned		Percent of Class		No. of Shares Beneficially Owned	Percent of Class
Barbara Page (1)	2,647		*		9,800	11.51%
Charles V. Pena	100		*		500	*
Randolph M. Sanchez	14		*		—	—
Sosimo S. Padilla	2,308	(2)	*		20,700	24.32%
Joe S. Chavez	310		*		200	*
Ray Mares, Jr.	751		*		335	*
Troy K. Benavidez	100		*		—	—
Josie Castillo	738		*		9,500	11.16%
Georgia Baca	1,236		*		—	—
Leroy J. Chavez (3)	—		—		—	—
Brent Lesley (3)	—		—		—	—
Fred Ambrogi (3)	—		—		—	—
Linda Blair (3)	—		—		—	—
Directors and Officers as a group (13 people)	8,204	(1)	1.16	%(1)	41,035	50.35%

(1)	Ms. Page transferred 2,000 of the shares of Class B common stock to her daughter and granddaughter, who have agreed to vote such shares as she directs. Ms. Page is also Westland’s president.

(2)	Of the 2,308 shares of no par value common stock reflected above, 46 shares are owned by Mr. Padilla’s wife.

(3)	The officer is not an Atrisco Heir (as defined in Westland’s articles of incorporation) and, as such, is prohibited from owning shares of Westland common stock pursuant to a restriction contained in the articles of incorporation.

*	Represents less than 1% of the class of shares. The total number of shares of no par value common stock and Class B common stock owned by Westland’s officers and directors as a group is approximately 6.23% of all such shares that are issued and outstanding.

Market for Common Stock

Because ownership of Westland common stock is restricted pursuant to Westland’s articles of incorporation, no established public trading market exists. To Westland’s knowledge, no dealer has made, is making, or is attempting to create such a market from which to determine an aggregate market value of any Westland stock. In 1989, Westland entered into an arrangement with an independent stockbroker to broker transactions in Westland common stock between selling shareholders and eligible purchasers. Any fees or commissions charged by the stockbroker are borne entirely by Westland and the services provided by the stockbroker are for the benefit of Westland’s shareholders in facilitating the sale or purchase of Westland shares by matching eligible buyers with sellers. The stockbroker does not directly buy or sell Westland stock, and a shareholder is not required to use the stockbroker in order to dispose of shares. Westland instructed the stockbroker to cease the facilitation of trades of Westland shares on August 4, 2005. Prior to that date the broker had informed Westland that the price at which Westland common stock had been bought and sold by Westland shareholders had been $20.00 per share.

The following table sets forth as of             , 2006, the number of holders of Westland common stock:

Title of Class	Number of Record Holders
No par value common stock	6083
Class B common stock	51

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Westland’s executive officers and directors to file reports of ownership of Westland’s common stock with the Securities and Exchange Commission. Executive officers and directors are required to furnish Westland with copies of all Section 16(a) forms that they file. Based upon a review of these filings and representations from Westland’s directors and executive officers that no other reports were required, Westland notes that all reports for the 2005 fiscal year were filed on a timely basis.

Independent Registered Public Accounting Firm

Westland’s consolidated financial statements as of June 30, 2005 and for each of the two years ended June 30, 2005 and June 30, 2004, incorporated by reference in and included with this proxy statement, have been audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in the report incorporated by reference in this proxy statement. A representative of Grant Thornton LLP will be present at the special meeting of shareholders, will be available to respond to appropriate questions concerning the financial statements of Westland and will have an opportunity to make a statement if the representative so desires.

Fees Paid to Grant Thornton LLP

The following table shows the fees that Westland paid or accrued for the audit and other services provided by Grant Thornton LLP for fiscal years 2005 and 2004:

	2005	2004
Audit Fees	$66,900	$41,150
Audit-Related Fees	—	—
Tax Fees	15,931	28,775
All Other Fees	—	8,986

Total	$82,831	$78,811

Audit Fees. Audit fees are the aggregate fees for services of the independent registered public accounting firm for audits of Westland’s annual financial statements and review of our quarterly financial statements included in Westland’s Forms 10-QSB, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees. Audit-related fees are those fees for services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of Westland’s financial statements and not included as audit fees. No such services were performed during fiscal 2005 or 2004.

Tax Fees. Tax fees are those fees for professional services provided by the independent registered public accounting firm, primarily in connection with Westland’s tax compliance activities, including technical tax advice related to the preparation of tax returns and tax planning.

All Other Fees. All other fees are those fees for services provided by the independent registered public accounting firm other than fees for any of the foregoing services. The products and services comprising these fees consisted of accounting research and consultation advisory services.

Shareholder Proposals

If the merger is completed, there will be no public participation in any future meetings of Westland shareholders. If the merger is not completed, however, Westland’s shareholders will continue to be entitled to attend and participate in Westland’s shareholders’ meetings. If the merger is not completed, shareholder proposals for inclusion in the proxy statement relating to Westland’s next annual shareholders’ meeting, which Westland anticipates to be held in September, October or November of 2006, must be received by Westland no later than June 30, 2006. In order for a shareholder proposal to be included in the proxy statement, it must comply with the rules and regulations of the SEC then in effect, as well as the provisions of Westland’s bylaws.

Other Matters

As of the date of this proxy statement, Westland’s board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. Should any other matter requiring a vote of Westland’s shareholders arise, the persons named as proxies on the enclosed proxy will vote the shares represented thereby in accordance with their best judgment as to matters they believe to be in the best interests of shareholders.

Where You Can Find More Information

Westland files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Westland filed with the SEC at the SEC’s public reference room, at Station Place, 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. These SEC filings are also available to the public at the Internet site maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner of Westland common stock, to whom this proxy statement is delivered, may request copies of reports, proxy statements or other information concerning Westland, without charge, by written or telephonic request directed to Shareholders Relations, Westland Development Co., Inc., 401 Coors Blvd., N.W., Albuquerque, New Mexico 87121, telephone (505) 831-9600.

The SEC allows Westland to “incorporate by reference” into this proxy statement documents Westland filed with the SEC. This means that Westland can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. Westland incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Exchange Act, copies of which are attached to this proxy statement:

•	Westland’s amended annual report on Form 10-KSB/A for the fiscal year ended June 30, 2005 filed with the SEC on September 30, 2005; and

•	Westland’s quarterly report on Form 10-QSB for the period ended December 31, 2005 filed with the SEC on February 14, 2006.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Westland since the date of this proxy statement or that the information herein is correct as of any later date.

Shareholders should not rely on information other than that contained or incorporated by reference into this proxy statement. Westland has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated             , 2006. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and among

WESTLAND DEVELOPMENT CO., INC.,

and

SHNM ACQUISITION CORP.

February 24, 2006

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of February 24, 2006, by and between Westland Development Co., Inc., a New Mexico corporation (the “Company”), and SHNM Acquisition Corp., a Delaware corporation (“Acquiror”).

RECITALS

A. The Company is the successor to a community land grant corporation known as the “Town of Atrisco, New Mexico”, which was the successor to a Spanish community land grant commonly known as the “Atrisco Land Grant”.

B. The Company owns approximately 54,500 to 57,000 acres of developed and undeveloped real estate near Albuquerque, New Mexico. The size and location of these real estate holdings adjacent to Albuquerque, New Mexico, makes these unique assets.

C. Sedora Holdings, LLC, a Delaware limited liability company and the sole stockholder of Acquiror (“Parent”), desires to acquire the Company and the Company’s real estate and other assets through a cash merger of Acquiror with and into the Company, pursuant to which Parent will acquire all of the issued and outstanding shares of the capital stock of the Company for $255.00 per share, in the manner and subject to the conditions set forth in this Agreement.

D. The board of directors of the Company (the “Board of Directors”), by resolutions duly adopted, has (i) determined that it is fair to and in the best interests of the Company and the holders of the Company Common Stock (A) to terminate the Prior Merger Agreement and (B) to enter into this Agreement and consummate the cash merger (the “Cash Merger”) of Acquiror with and into the Company in accordance with the New Mexico Business Corporation Act (the “NMBCA”) and the Delaware General Corporation Law (“DGCL”), (ii) approved, adopted and declared advisable this Agreement and the Cash Merger and (iii) resolved to recommend approval of this Agreement to the shareholders of the Company.

E. The board of directors of Acquiror, by resolutions duly adopted, has approved and declared it advisable for Acquiror to enter into this Agreement providing for the Cash Merger in accordance with the NMBCA and the DGCL, upon the terms and conditions contained herein;

F. Acquiror and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Cash Merger and also to prescribe various conditions to the Cash Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual terms, conditions and agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“Acquisition Proposal” has the meaning described in Section 6.7(a).

“Action” means any claim, action, suit, arbitration, mediation, inquiry, proceeding or investigation by or before any Governmental Authority, arbitrator or mediator.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” means this Agreement and Plan of Merger.

“ANM” means ANM Holdings, Inc., a Delaware corporation.

“ANM Termination Fee” has the meaning provided in Section 2.1(b).

“Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act (in each case, as amended) and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Articles of Merger” has the meaning provided in Section 2.3.

“Balance Sheet” has the meaning provided in Section 4.9.

“Balance Sheet Date” has the meaning provided in Section 4.9.

“Benefit Plans” has the meaning provided in Section 4.14(a).

“Board of Directors” has the meaning provided in the recitals of this Agreement.

“Board Recommendation” has the meaning provided in Section 4.2.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of Albuquerque, New Mexico.

“Cash Merger” has the meaning provided in the recitals of this Agreement.

“Cash Merger Consideration” has the meaning provided in Section 3.1(a).

“Cemeteries” has the meaning provided in Section 6.13(b).

“Certificate” has the meaning provided in Section 3.4(b).

“Certificate of Merger” has the meaning provided in Section 2.3.

“Change in Control Shares” has the meaning provided in Section 3.2.

“Church” has the meaning provided in Section 6.13(b).

“Class B Common Stock” has the meaning provided in Section 3.1(a).

“Closing” has the meaning provided in Section 2.3.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Westland Development Co., Inc., a New Mexico corporation.

“Company Common Stock” has the meaning provided in Section 3.1(a).

“Company Disclosure Schedule” has the meaning provided in Article IV.

2

“Company Personnel” has the meaning provided in Section 6.1(b).

“Company Subsidiaries” means the Subsidiaries of the Company.

“Confidential Information” has the meaning provided in Section 6.6.

“Deposit” has the meaning provided in Section 2.1.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning provided in Section 3.3(a).

“DOJ” means the Antitrust Division of the Department of Justice.

“Effective Time” has the meaning provided in Section 2.4.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, claim, restriction, covenant, easement, right of way, title defect, adverse claim of ownership or use, or other encumbrance of any kind, other than any obligation to accept returns of inventory in the Ordinary Course of Business and other than those arising by reason of restrictions on transfers under federal, state and foreign securities laws.

“Environmental Laws” has the meaning provided in Section 4.18(b).

“Environmental Permits” has the meaning provided in Section 4.18(b).

“Equity Interest” means (a) with respect to a corporation, any and all classes or series of shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all classes or series of units, interests or other partnership/limited liability company interests and (c) with respect to any other Person, any other security representing any direct equity ownership or participation in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” has the meaning provided in Section 4.14(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Foreign Plans” has the meaning provided in Section 4.14(a).

“FTC” means the Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any federal, state, provincial, local or foreign government, governmental, regulatory or administrative authority, self-regulatory organization, agency or commission, workers’, employees’ or labor or any similar council or organization, or any court, tribunal, or judicial or arbitral body (including any political or other subdivision, department or branch of any of the foregoing).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

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“Indebtedness” means, with respect to any Person, (i) indebtedness of such Person for borrowed money, (ii) other indebtedness of such Person evidenced by notes, bonds or debentures, (iii) capitalized leases classified as indebtedness of such Person under GAAP, (iv) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) any obligation of such Person for the deferred purchase price of assets, property or services (other than trade payables incurred in the Ordinary Course of Business and other current liabilities), (vi) all obligations of such Person pursuant to or evidenced by hedging, swap or factoring arrangements or contracts or other similar instruments, (vii) Indebtedness of another Person referred to in clauses (i) through (vi) above guaranteed directly or indirectly, jointly or severally, in any manner by such Person, or in effect guaranteed directly or indirectly, jointly or severally, by such Person through an agreement (a) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (b) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (c) to supply funds to or in any manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (d) otherwise to assure a creditor against loss, (viii) Indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (ix) reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptance or similar facilities issued for the account of such Person, and (x) obligations under any acquisition agreements pursuant to which such Person is responsible for any earn-out or other contingent payments.

“Intellectual Property” means United States or foreign intellectual property, including, without limitation, (i) all inventions, patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, logos, trade names, corporate names, domain names, and trade dress, and all translations and derivations thereof, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights and copyrightable works and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) all computer software (including data, databases and related documentation), and (vi) all other proprietary rights.

“Key Employee” has the meaning provided in Section 7.2(f).

“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of a Governmental Authority or any Governmental Order.

“Leased Real Property” has the meaning provided in Section 4.16(b).

“Liabilities” means any and all Indebtedness and other liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured.

“Licenses” has the meaning described in Section 4.12(a).

“Material Adverse Effect” means any circumstance, change, event, development, effect or occurrence that, individually or in the aggregate, (A) is or could reasonably be expected to be materially adverse to the business, prospects, properties, assets, financial condition or results of operations of the Company, the Company Subsidiaries and the Nonprofit Organizations taken as a whole, other than any circumstance, change, event, development, effect or occurrence resulting from (i) changes in general economic conditions, (ii) general changes or developments in the industries in which the Company, the Company Subsidiaries and the Nonprofit Organizations operate, unless, in the case of the foregoing clauses, such circumstances, changes, events, developments, effects or occurrences have had, or would reasonably be expected to have, a materially disproportionate impact on the Company, the Company Subsidiaries and the Nonprofit Organizations taken as whole relative to other participants in the industries in which

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the Company, the Company Subsidiaries and the Nonprofit Organizations operate or (B) could or could reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement.

“Material Amount” means $250,000.

“Material Contract” has the meaning provided in Section 4.11(b).

“Materials of Environmental Concern” has the meaning provided in Section 4.18(b).

“NMBCA” means the New Mexico Business Corporation Act, as set forth in New Mexico Statutes Section 53-11-1, et seq.

“No Par Common Stock” has the meaning provided in Section 3.1(a).

“Nonprofit Organization” means any nonprofit corporation or other entity that is operated for nonprofit or charitable purposes and/or exempt from federal taxation under Section 501 of the Code, with respect to which the Company or any Company Subsidiary is a member or otherwise has the power to elect a majority of such organization’s board of directors or to direct its business operations and policies.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) and reasonable business practices in the industry in which the Company, the Company Subsidiaries and the Nonprofit Organizations operate.

“Owner’s Title Policy” has the meaning provided in Section 6.15(b).

“Parent” has the meaning provided in the recitals of this Agreement.

“Payee” has the meaning provided in Section 8.2(d).

“Paying Agent” means Mellon Investor Services LLC, or another bank or trust company selected by Acquiror, subject to the reasonable approval of the Company.

“Payor” has the meaning provided in Section 8.2(d).

“Permitted Encumbrances” means: (i) liens for taxes, assessments and governmental charges or levies imposed upon the Company, a Company Subsidiary or a Nonprofit Organization not yet due and payable for which appropriate reserves have been established or which are being contested in good faith by appropriate proceedings, (ii) Encumbrances imposed by Law (including, without limitation, zoning, entitlement and other land use regulations), (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (iv) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances imposed upon the Company, a Company Subsidiary or a Nonprofit Organization arising or incurred in the Ordinary Course of Business, (v) such other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to real property; provided, that none of the foregoing, individually or in the aggregate, materially adversely affect the continued use of the property to which they relate in the conduct of the business currently conducted thereon, (vi) as to any Leased Real Property, any Encumbrance affecting the interest of the lessor thereof, (vii) any title exception listed in the Title Report, and (viii) liens with respect to any Indebtedness set forth on Section 1.1 of the Company Disclosure Schedule.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, Governmental Authority, joint venture, limited liability company or other entity.

“Prior Merger Agreement” means that certain Amended and Restated Agreement and Plan of Merger dated as of February 1, 2006 by and between ANM and the Company.

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“Proxy Statement” has the meaning provided in Section 6.4(a).

“Real Property” has the meaning provided in Section 4.16(a).

“Real Property Lease” has the meaning provided in Section 4.16(b).

“Regulation S-K” has the meaning provided in Section 4.8(b).

“Regulation S-X” has the meaning provided in Section 4.8(a).

“Representatives” has the meaning provided in Section 6.7(a).

“Requisite Shareholder Vote” has the meaning provided in Section 4.2.

“Sarbanes-Oxley Act” has the meaning provided in Section 4.12(b).

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning provided in Section 4.8(a).

“Service Provider” has the meaning provided in Section 4.14(a).

“Shares” has the meaning provided in Section 3.1(a).

“Shareholders Meeting” has the meaning provided in Section 6.3.

“Subsidiaries” of a Person means any and all corporations, partnerships, limited liability companies and other entities, whether incorporated or unincorporated, with respect to which such Person, directly or indirectly, owns (a) a right to a majority of the profits of such entity or (b) securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity.

“Superior Proposal” has the meaning provided in Section 6.7(a).

“Surviving Corporation” has the meaning provided in Section 2.2.

“Tax” or “Taxes” means all federal, state, provincial, local, territorial and foreign income, profits, franchise, license, capital, capital gains, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, goods and services, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other taxes, duties, assessments or governmental tax charges of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” or “Tax Returns” means all returns, declarations, reports, claims for refund or information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of Taxes.

“Termination Date” has the meaning provided in Section 8.1(c).

“Title Insurer” means First American Title Insurance Company acting through its subsidiary or agent located in the State of New Mexico.

“Title Report” has the meaning provided in Section 6.15(a).

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Article II

The Transactions

2.1 Deposit and Payment of Termination Fee.

(a) Upon execution of this Agreement, Acquiror will deposit $5,000,000 in immediately available funds (the “Deposit”) with the Paying Agent, to be held for the benefit of the Company pending the Closing (as hereinafter defined), subject to the terms and conditions of this Agreement.

(b) Upon execution of this Agreement, Acquiror will pay to ANM, on behalf of the Company, an aggregate amount of $5,000,000, as required to be paid by the Company to ANM in accordance with Section 8.2(c) of the Prior Merger Agreement (the “ANM Termination Fee”).

(c) Promptly following execution of this Agreement, Acquiror shall deposit $100,000,000 into a segregated account for purposes of paying a portion of the Cash Merger Consideration at the Effective Time. At the Effective Time, such funds shall be used to pay a portion of the Cash Merger Consideration, provided, that if this Agreement is terminated for any reason, the parties agree that such funds shall immediately and automatically revert to Acquiror.

2.2 The Cash Merger. Upon the terms and subject to the conditions of this Agreement and pursuant to Section 53-14-1 of the NMBCA and Section 252 of the DGCL, at the Effective Time (as defined below), Acquiror will be merged with and into the Company. As a result of the Cash Merger, the separate corporate existence of Acquiror will cease and the Company will continue as the surviving corporation of the Cash Merger (the “Surviving Corporation”). The Surviving Corporation will continue to be governed by the laws of the State of New Mexico, and Parent, the sole shareholder of Acquiror, shall become the sole shareholder of the Surviving Corporation.

2.3 Closing. Subject to the then applicable provisions of Article VII, the closing of the Cash Merger (the “Closing”) will take place (i) at the offices of the Company as soon as reasonably practicable (but in any event, not later than the third Business Day) after the day on which the last condition to the Cash Merger set forth in Article VII is satisfied or validly waived (other than those conditions that by their nature cannot be satisfied until the Closing Date, but subject to the satisfaction or valid waiver of such conditions) or (ii) at such other place or at such other date as Acquiror and the Company may mutually agree. Notwithstanding the foregoing, such twenty-day period will be tolled during any period in which legal action with respect to the transactions contemplated by this Agreement is pending or threatened against either of the parties. At the Closing, the parties hereto will cause the Cash Merger to be consummated by filing (i) articles of merger (the “Articles of Merger”) with the New Mexico Public Regulation Commission in such form as required by, and executed in accordance with, the relevant provisions of the NMBCA and (ii) a Certificate of Merger (the “Certificate of Merger”) with the Delaware Secretary of State in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and the deposit by Acquiror of sufficient cash with the Paying Agent as stated in Section 3.4 below.

2.4 Effective Time. Upon receipt of confirmation of the acceptance of both the Articles of Merger and the Certificate of Merger by the State of New Mexico and the State of Delaware, respectively, or such other confirmation satisfactory to Acquiror (the “Effective Time”), Acquiror shall be merged with and into the Company, and the Company will authorize the Paying Agent to pay the Cash Merger Consideration to the persons entitled to receive it, pursuant to and subject to the provisions of Section 3.4.

2.5 Effects of the Completion of Cash Merger. The completion of the Cash Merger will have the effect set forth in Section 53-14-6 of the NMBCA and applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Acquiror will vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Acquiror will become the debts, liabilities and duties of the Surviving Corporation.

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2.6 Articles of Incorporation; Bylaws.

(a) From and after the Effective Time, the articles of incorporation of the Company will be the restated articles of incorporation of the Surviving Corporation substantially in the form attached hereto as Exhibit A, until thereafter amended in accordance with their terms and applicable provisions of the NMBCA.

(b) From and after the Effective Time, the bylaws of the Company will be the amended and restated bylaws of the Surviving Corporation in the form attached hereto as Exhibit B, until thereafter amended in accordance with their terms, the amended and restated articles of incorporation and applicable provisions of the NMBCA.

2.7 Directors and Officers. At the Closing, all of the directors of the Company will submit their resignations effective as of the Effective Time. The directors of Acquiror immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, assuming the filing and issuance of certificates of merger pursuant to Section 53-14-6 of the NMBCA and applicable provisions of the DGCL, each to hold office in accordance with the amended and restated articles of incorporation and bylaws of the Surviving Corporation.

ARTICLE III

EFFECT OF THE CASH MERGER

3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Cash Merger and without any action on the part of Acquiror, Parent, the Company or the holders of any of the following securities:

(a) Each share of common stock, no par value per share (the “No Par Common Stock”), and each share of Class B common stock, $1.00 par value per share (the “Class B Common Stock”), of the Company (collectively, the “Company Common Stock” and each share thereof, a “Share”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive Two Hundred Fifty-Five Dollars ($255.00) in cash, without interest (the “Cash Merger Consideration”); provided, however, that any Shares to be canceled pursuant to Section 3.1(b) and any Dissenting Shares (as defined in Section 3.3(a)) will not be converted into the right to receive the Cash Merger Consideration.

(b) Each Share held in the treasury of the Company or owned by any Company Subsidiary or Nonprofit Organization immediately prior to the Effective Time will be canceled without any conversion thereof and no consideration will be paid with respect thereto.

(c) Each share of common stock of Acquiror issued and outstanding immediately prior to the Effective Time will continue as one share of common stock of the Surviving Corporation owned by Parent.

3.2 Adjustment of Cash Merger Consideration. Notwithstanding anything in this Agreement to the contrary, but subject to the last sentence of this Section 3.2, if, between the date of this Agreement and the Effective Time, the number of issued and outstanding Shares is increased, decreased, reclassified or otherwise changed by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Cash Merger Consideration and any other dependent items will be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action and as so adjusted will, from and after the date of such event, be the Cash Merger Consideration or other dependent item, subject to further adjustment in accordance with this sentence. Notwithstanding the foregoing, Acquiror acknowledges and agrees that: (a) pursuant to a resolution adopted by the Board of Directors on August 18, 1998, as amended in a subsequent resolution dated December 19, 2002, an additional 35,000 shares of the Company’s Class B Common Stock, $1.00 par value per share (the “Change in Control Shares”), are to be issued to the directors upon a change in control of the Company; (b) the Change in Control Shares will be issued to the directors on the Closing Date, immediately prior to the Closing; and (c) the Cash Merger Consideration for all of the Shares, including the Change in Control Shares, will continue to be Two Hundred Fifty-Five Dollars ($255.00) per Share as provided in Section 3.1(a) and will not be adjusted pursuant to this Section 3.2 as the result of the Change in Control Shares being issued.

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3.3 Dissenting Shares.

(a) Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Shares who have not voted in favor of or consented to the Cash Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 53-15-4 of the NMBCA (the “Dissenting Shares”) will not be converted into the right to receive the Cash Merger Consideration, and the holders thereof will be entitled to only such rights as are granted by Section 53-15-4 of the NMBCA and the Dissenting Shares shall not be considered outstanding for any purpose; provided, however, that if any shareholder of the Company fails to perfect or effectively waives, withdraws or loses such shareholder’s rights under Section 53-15-4 of the NMBCA, such shareholder’s Shares will be deemed to have been converted, at the Effective Time, into the right to receive the Cash Merger Consideration without any interest thereon.

(b) The Company will promptly notify Parent and Acquiror of any notice received by the Company of any shareholder’s intent to demand the fair value of any Shares, proposed withdrawals of such notices and any other instruments served pursuant to Section 53-15-4 of the NMBCA. The Company will allow Parent and Acquiror to direct all negotiations and proceedings with respect to the exercise of dissenters’ rights under Section 53-15-4 of the NMBCA. The Company will not, except with the prior written consent of Parent or Acquiror or as otherwise required by an order, decree, ruling or injunction of a court of competent jurisdiction, make any payment with respect to any such exercise of dissenters’ rights or offer to settle or settle any such rights.

3.4 Payment and Exchange of Certificates.

(a) At the Closing Date, Parent or Acquiror will provide to, and will deposit until the Effective Time, in escrow with, and thereafter in trust with, the Paying Agent the aggregate consideration to which shareholders of the Company become entitled under this Article III, less the amount of the Deposit previously delivered to the Paying Agent. Until used for that purpose, the funds will be invested by the Paying Agent, as directed by Acquiror or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services Inc. or Standard & Poor’s Corporation, or in deposit accounts or certificates of deposit with one or more commercial banks, each of which has capital, surplus and undivided profits aggregating more than $500 million (based on the most recent financial statements of the banks which are then publicly available at the Securities and Exchange Commission (“SEC”) or otherwise).

(b) Promptly (but not to exceed five (5) Business Days) after the Closing Date, the Surviving Corporation shall cause the Paying Agent to mail to each Person who was a record holder of Company Common Stock immediately prior to the Closing, whose shares are to be converted pursuant to Article III into the right to receive the Cash Merger Consideration, (i) a form of letter of transmittal for use in effecting the surrender of stock certificates which immediately prior to the Effective Time represented Company Common Stock (each, a “Certificate”) in order to receive payment of the Cash Merger Consideration (which will specify that delivery will be effected, and risk of loss and title to the Certificate will pass, only upon actual delivery of the Certificates to the Paying Agent or the Surviving Corporation (or effective affidavits of loss in lieu thereof), and will otherwise be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) in exchange for payment of the Cash Merger Consideration. In addition, Acquiror and the Surviving Corporation will use commercially reasonable efforts to facilitate (x) the tender of certificates by shareholders to the Paying Agent or the Surviving Corporation, in Albuquerque, New Mexico and southern California, by assisting shareholders to complete required paperwork to tender their shares and (y) the shareholders receipt of payment upon delivery thereof (including, to the extent necessary and consistent with the Company’s past practices, providing indemnities to local banks with respect to payment checks cashed by shareholders at such local banks). Promptly following the Effective Time, the Surviving Corporation shall provide the Paying Agent with a list of the record holders of Company Common Stock as of immediately prior to the Effective Time and, to the extent necessary, instruct the Paying Agent to mail the materials referred to in the preceding sentence to any holders of Company Common Stock to whom such materials were not previously mailed. When the Paying Agent or Surviving Corporation receives a Certificate (or effective affidavits of loss in lieu thereof), together with a properly completed and executed letter of transmittal and any other required documents, the Paying Agent will pay (or, in the case of Certificates surrendered to the Surviving Corporation, the Surviving Corporation shall cause the Paying

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Agent to pay) to the holder of the Shares represented by the Certificate (or effective affidavits of loss in lieu thereof), or as otherwise directed in the letter of transmittal, the Cash Merger Consideration with regard to each Share represented by such Certificate, less any required Tax withholdings in accordance with Section 3.4(c) below, and the Certificate will be cancelled and will not be outstanding. No interest will be paid or accrued on the Cash Merger Consideration payable upon the surrender of Certificates. If payment is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it will be a condition of payment that the Certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the Person who surrenders the Certificate must provide funds for payment of any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that the Tax has been paid or is not applicable. After the Closing Date, a Certificate will represent only the right to receive the Cash Merger Consideration in respect of the Shares represented by such Certificate, without any interest thereon.

(c) The Paying Agent may withhold from the sum payable to any Person as a result of the Cash Merger, and pay to the appropriate Governmental Authorities, any amounts which the Paying Agent or the Surviving Corporation may be required (or may reasonably believe it is required) to withhold under the Code, or any provision of state, local or foreign Tax Law. Any sum which is withheld and paid to a Governmental Authority as permitted by this Section 3.4 will be deemed to have been paid to the Person with regard to whom it is withheld.

(d) If a Certificate has been lost, stolen or destroyed, the Surviving Corporation will cause the Paying Agent to accept an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed instead of the Certificate; provided, that the Surviving Corporation may require the Person to whom any Cash Merger Consideration is paid, as a condition precedent to the payment thereof, to give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to the Surviving Corporation against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

(e) At any time which is more than six (6) months after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any funds which had been deposited with the Paying Agent and have not been disbursed in accordance with this Article III (including, without limitation, interest and other income received by the Paying Agent in respect of the funds made available to it), and after the funds have been delivered to the Surviving Corporation, Persons entitled to payment in accordance with this Article III will be entitled to look solely to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of the Cash Merger Consideration upon surrender of the Certificates held by them, without any interest thereon; provided, that such Persons will have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable Laws. Any portion of the funds deposited with the Paying Agent remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. Neither the Surviving Corporation nor the Paying Agent will be liable to any Person entitled to payment under this Article III for any consideration which is delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f) From and after the Effective Time, the Surviving Corporation will not record on the stock transfer books of the Surviving Corporation any transfers of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for transfer, they will be cancelled and treated as having been surrendered for the Cash Merger Consideration in respect of the Shares represented thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Company disclosure schedule delivered by the Company to Acquiror prior to the execution of this Agreement (the “Disclosure Schedule” or the “Company Disclosure Schedule”) each section of which qualifies the correspondingly numbered representation and warranty in this Article IV to the extent expressly specified therein (it being understood that any information set forth in a particular section of the Company

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Disclosure Schedule shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is apparent on its face) the Company hereby represents and warrants to Acquiror that:

4.1 Organization. Except as set forth on Section 4.1 of the Company Disclosure Schedule, each of the Company, the Company Subsidiaries and the Nonprofit Organizations is duly organized, validly existing and in good standing under the laws of the State of New Mexico and has the requisite corporate or similar power and authority to own, operate or lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect. True, correct and complete copies of the articles of incorporation and bylaws (or equivalent organization documents) of the Company, each Company Subsidiary and each Nonprofit Organization, in each case as currently in effect, have been made available to Acquiror, and as so made available, are in full force and effect and no other organizational documents are applicable to or binding upon the Company, the Company Subsidiaries or the Nonprofit Organizations. Neither the Company nor any Company Subsidiary or Nonprofit Organization is in violation of the provisions of their respective governing documents.

4.2 Authority; Enforceability. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of the transactions contemplated by this Agreement pursuant to an affirmative vote of holders of at least two-thirds (2/3) of the outstanding Shares of each of the No Par Common Stock and the Class B Common Stock, voting as separate classes, entitled to vote to approve this Agreement and the Cash Merger (the “Requisite Shareholder Vote”)). The Board of Directors, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving the termination of the Prior Merger Agreement, (ii) approving and adopting this Agreement and the transactions contemplated hereby, (iii) determining that the termination of the Prior Merger Agreement and the terms of this Agreement are fair to and in the best interests of the Company’s shareholders, (iv) declaring the advisability of this Agreement, and (v) recommending (the “Board Recommendation”) that the Company’s shareholders vote in favor of approving this Agreement and the transactions contemplated hereby at the Shareholders Meeting (as defined in Section 6.3), which resolutions have not been subsequently rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The approval of this Agreement by the Requisite Shareholder Vote is the only vote of the holders of any class or series of capital stock, other Equity Interests or Liabilities of the Company, any Company Subsidiary or any Nonprofit Organization necessary to approve this Agreement and the transactions contemplated hereby.

4.3 Non-Contravention. The execution, delivery and performance of this Agreement by the Company does not and will not (a) conflict with or violate its governing documents, (b) conflict with or violate the governing documents of any Company Subsidiary or Nonprofit Organization, (c) assuming that all consents, approvals and authorizations contemplated by Section 4.4 have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to the Company, any Company Subsidiary or any Nonprofit Organization or by which its or any of their respective properties are bound, or (d) conflict with, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit or a change in the rights and obligations under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Material Contract to which the Company or any of the Company Subsidiaries or Nonprofit Organizations is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of an Encumbrance upon any of its assets).

4.4 Governmental Consents. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby do not and will not require any

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consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except as required under or pursuant to (a) the HSR Act, (b) the Exchange Act, (c) the NMBCA or (d) the DGCL or (e) any other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, and would not reasonably be expected to, prevent, materially delay or materially impede the ability of the Company to consummate the transactions contemplated by this Agreement.

4.5 Capitalization of the Company.

(a) The authorized capital stock of the Company consists of 736,668 shares of No Par Common Stock and 491,112 shares of Class B Common Stock. As of the date of this Agreement, (i) 709,827 shares of No Par Common Stock and 85,100 shares of Class B Common Stock, were issued and outstanding, for a total of 794,927 Shares (not including the Change in Control Shares, which will be issued after the date of this Agreement and at or prior to the Closing Date); and (ii) no Shares were held in the treasury of the Company or by any of the Company Subsidiaries or Nonprofit Organizations. All outstanding Shares are, and the Change in Control Shares will be, when issued, duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar rights, purchase option, call, right of first refusal or similar rights. Except for the Change in Control Shares to be issued after the date of this Agreement and prior to the Closing Date, there are no outstanding shares, options, warrants, calls, stock appreciation rights or other rights or commitments or any other agreements of any character relating to dividend rights or to the sale, issuance or voting of or the granting of rights to acquire, any shares of capital stock or voting securities of the Company, or any securities or obligations convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or voting securities of the Company.

(b) There are no preemptive rights of any kind which obligate the Company, any Company Subsidiary or any Nonprofit Organization to issue or deliver any shares of capital stock or voting securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company, any Company Subsidiary or any Nonprofit Organization, any shares of capital stock or voting securities of the Company. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible, exchangeable or exercisable for or into securities having the right to vote) with the shareholders of the Company on any matter.

4.6 Company Subsidiaries. Section 4.6 of the Company Disclosure Schedule sets forth the name and jurisdiction of organization of, and percentage of outstanding Equity Interests directly or indirectly held by the Company in, each Company Subsidiary and each other Person in which the Company owns a direct or indirect Equity Interest. All the outstanding Equity Interests of each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal, and, except as set forth in Section 4.6 of the Company Disclosure Schedule, are owned, directly or indirectly by the Company free and clear of any Encumbrances. There are no outstanding options, warrants, calls, stock appreciation rights, or other rights or commitments or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire, any Equity Interests of any Company Subsidiary, or any securities or obligations convertible into, exchangeable for or evidencing the right to purchase any Equity Interests of any Company Subsidiary.

4.7 Nonprofit Organizations. Section 4.7 of the Company Disclosure Schedule sets forth the name and jurisdiction of organization of each Nonprofit Organization controlled by the Company or any Company Subsidiary, including a brief description of each Nonprofit Organization’s purpose, activities and tax-exempt status. Except as set forth on Section 4.7 of the Company Disclosure Schedule, each Nonprofit Organization is duly formed, validly existing and in good standing under the laws of the State of New Mexico. True, correct and complete copies of the articles of incorporation and bylaws (or equivalent organization documents) of each Nonprofit Organization, in each case as currently in effect, have been made available to Acquiror, and as so made available, are in full force and effect and no other organizational documents are applicable to or binding upon the Nonprofit Organizations. None of the Nonprofit Organizations are in violation of the provisions of their respective governing documents. No Nonprofit Organization that is exempt from federal, state or local taxation is in violation of any statute, law, rule, regulation, order decree or other provision of law that may cause the Nonprofit Organization to lose its tax exempt status.

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4.8 SEC Reports; Financial Information.

(a) The Company has timely filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all financial statements, schedules, exhibits, supplements and amendments thereto) required to be filed by it with the SEC since July 1, 2002 (all such forms, reports, statements, certifications and other documents filed by the Company with the SEC since July 1, 2002, whether or not required to be filed, collectively, the “SEC Reports”), each of which, as finally amended, complied as to form in all material respects with the applicable requirements of the Exchange Act, each as in effect on the date so filed. None of the SEC Reports, as finally amended, contain, or contained any untrue statement of a material fact or omit or omitted, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or omit or omitted any information required by SEC rules and regulations to be included therein. As of the date hereof, there are no outstanding or unresolved comments from the SEC staff with respect to any of the SEC Reports. Each of the consolidated financial statements (including the related notes and schedules) included in the SEC Reports comply with Regulation S-X under the Exchange Act (“Regulation S-X”) and have been prepared in accordance with GAAP applied on a consistent basis for the periods involved (except as may be indicated in the notes thereto). Each of the consolidated balance sheets included in the SEC Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries at the respective dates thereof and each of the related consolidated statements of earnings, cash flows and shareholders’ equity included in the SEC Reports (including any related notes and schedules) fairly presents, in all material respects, the results of operations and cash flows of the Company and the Company Subsidiaries for the periods indicated (subject, in the case of unaudited financial statements, to normal year end audit adjustments and the absence of full footnote disclosure), and is consistent with the books and records of the Company and the Company Subsidiaries.

(b) Neither the Company nor any Company Subsidiary is party to any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4)(ii) of Regulation S-K under the Exchange Act (“Regulation S-K”).

(c) None of the Shares, and no other securities of any kind, of the Company or any Company Subsidiary are listed or traded on or through the New York Stock Exchange, The Nasdaq National Market, Nasdaq Small Cap Market, Over-the-Counter Bulletin Board, “pink sheets” or any other national, regional or foreign stock exchange, market, listing service, market maker or the like, and neither the Company nor any Company Subsidiary is subject to any rules of any such exchanges, markets or services.

4.9 No Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries or Nonprofit Organizations has any Liabilities, except Liabilities which (a) are accrued or reserved against in the balance sheet of the Company (the “Balance Sheet”) dated as of June 30, 2005 (the “Balance Sheet Date”) (or the corresponding balance sheet for the Nonprofit Organizations) or reflected in the notes thereto, (b) were incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by, any breach of contract, breach of warranty, tort, infringement or violation of law), (c) are incurred pursuant to the transactions contemplated by this Agreement, (d) have been discharged or paid in full prior to the date of this Agreement in the Ordinary Course of Business, (e) are specifically described or referenced in adequate detail in Section 4.9 of the Company Disclosure Schedule, which shall identify pertinent details about any Indebtedness of the Company, even if accrued or reserved against in the Balance Sheet or (f) individually or in the aggregate do not exceed the Material Amount.

4.10 Absence of Certain Changes or Events. Since the Balance Sheet Date (a) there has not been any change in the business, financial condition, results of operations or prospects of the Company, the Real Property or its status or condition, the Company Subsidiaries and the Nonprofit Organizations, taken as a whole, (b) except as expressly contemplated by this Agreement, the Company, the Company Subsidiaries and the Nonprofit Organizations have conducted their businesses only in, and have not engaged in any transaction with a value to the Company in excess of the Material Amount other than in accordance with, the Ordinary Course of Business, and, without limiting the generality of the foregoing, neither the Company nor any Company Subsidiary or Nonprofit Organization has taken any of the actions described in Section 6.1(a) through (v) of this Agreement that, if such action had been taken after the date hereof, would have required the consent of Acquiror thereto.

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4.11 Contracts.

(a) Section 4.11 of the Company Disclosure Schedule sets forth a complete list of each of the following agreements to which the Company, any Company Subsidiary or any Nonprofit Organization is party or by which any of them is bound:

(i) contract that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K;

(ii) contract containing covenants of the Company, any Company Subsidiary or Nonprofit Organization not to compete in any line of business, industry or geographical area or which affects the ability of an Affiliate of the Company, any Company Subsidiary or any Nonprofit Organization from competing in any line of business, industry or geographical area;

(iii) contract which does, or could reasonably be construed to, create a partnership or joint venture or similar arrangement with respect to any material business of the Company, any Company Subsidiary or Nonprofit Organization;

(iv) contract that, individually or in the aggregate, could or could reasonably be expected to prevent, materially delay or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement;

(v) indenture, credit agreement, loan agreement, guarantee, note or other evidence of Indebtedness or agreement providing for Indebtedness in excess of the Material Amount;

(vi) contract (other than the Prior Merger Agreement and this Agreement) for the acquisition or sale of assets (whether by merger, consolidation, acquisition of stock or assets or otherwise) in excess of the Material Amount;

(vii) collective bargaining agreement, employment agreement, offer letter, or severance or termination or transition agreement, in each case providing for annual payments of more than the Material Amount;

(viii) agreement (or group of related agreements) for the lease of personal property providing for annual payments of more than the Material Amount;

(ix) contract (other than purchase orders) for the purchase or sale of materials, supplies, goods, equipment, products, merchandise or other assets, or for the furnishing or receipt of services, with any of the top 20 vendors of the Company, the Company Subsidiaries and the Nonprofit Organizations, based on aggregate payments made by the Company, the Company Subsidiaries and the Nonprofit Organizations to such vendors, taken as a whole, during the fiscal year ending June 30, 2005;

(x) contract that contains a put, call, right of first refusal or similar right pursuant to which the Company, any Company Subsidiary or any Nonprofit Organization could be required to purchase or sell, as applicable, any Equity Interests of any Person or assets that have a fair market value or purchase price of more than the Material Amount;

(xi) settlement or conciliation agreement or similar agreement (except for benefit plans and individual employee agreements) or order or consent of a Governmental Authority to which the Company or any of the Company Subsidiaries or Nonprofit Organizations is a party involving future performance by the Company or any Company Subsidiary or Nonprofit Organization which is material to the Company;

(xii) other contract (other than the Prior Merger Agreement, this Agreement or purchase orders in the Ordinary Course of Business) pursuant to which the Company or any Company Subsidiary or Nonprofit Organization has incurred a Liability in excess of the Material Amount or providing for

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payments from the Company or any Company Subsidiary or Nonprofit Organization in excess of the Material Amount or the consequences of a default or termination of which could have a Material Adverse Effect;

(xiii) contract by which the Company, any Company Subsidiary or any Nonprofit Organization licenses to or from any Person any material Intellectual Property or that otherwise concerns material Intellectual Property or that otherwise concerns material Intellectual Property;

(xiv) agreement with any shareholder, former shareholder, affiliate, director or officer of the Company, any Company Subsidiary or any Nonprofit Organization, or any relative of any of the foregoing; and

(xv) Real Property Leases; and

(xiv) Tax sharing agreements or similar agreements with respect to Taxes.

(b) Each such contract described in Section 4.11(a) is referred to herein as a “Material Contract.” With respect to each Material Contract: (i) neither the Company nor any Company Subsidiary or Nonprofit Organization is (and, to the knowledge of the Company, no other party is) in or is alleged to be in breach of or default under such Material Contract; (ii) neither the Company nor any Company Subsidiary or Nonprofit Organization has given or received any written notice or claim of default under such Material Contract; (iii) no event has occurred that, with or without notice or lapse of time or both, would result in a breach or a default under such Material Contract; (iv) such Material Contract is in full force and effect, and is the valid, binding and enforceable obligation of the Company, the Company Subsidiaries or the Nonprofit Organizations, as applicable, and to the knowledge of the Company, of the other parties thereto; (v) the consummation of the transactions contemplated by this Agreement will not result in such Material Contract failing to continue in full force and effect after the consummation of such transactions without penalty or other adverse consequence; (vi) no party has repudiated any provision of such Material Contract; and (vii) except as set forth in Section 4.11(b) to the Company Disclosure Schedule, such Material Contract does not contain any “change of control” or similar provision that would be triggered by, or contain an assignment prohibition or similar provision that would prohibit, the transactions contemplated by this Agreement. The Company has made available to Acquiror true, correct and complete copies of each Material Contract, including all material amendments thereto.

4.12 Compliance with Law and Reporting Requirements.

(a) Neither the Company nor any Company Subsidiary or Nonprofit Organization is in material violation of, or has violated, any Law. The Company, each Company Subsidiary and each Nonprofit Organization has and is in compliance with all material permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises (collectively, “Licenses”) from Governmental Authorities required to conduct their respective businesses as now being conducted and all such Licenses are valid and in full force and effect.

(b) Except as set forth in Section 4.12 of the Company Disclosure Schedule, since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Company has been and remains in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, including without limitation, the following:

(i) No officers or directors of the Company have, or during two years immediately preceding the date of this Agreement have had, outstanding loans from the Company.

(ii) The Company has designed disclosure controls and procedures to ensure that material information relating to the Company, including the consolidated Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities.

(iii) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors (A) any significant

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deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(iv) As of the date hereof, the Company has not identified any material control deficiencies and there is no reason to believe that the Company’s auditors, its chief executive officer and its chief financial officer would not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification.

(c) None of the Company Subsidiaries has at any time been subject to the reporting requirements of Sections 13(a) or 15(d) under the Exchange Act.

4.13 Litigation. There are no Actions pending or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary or Nonprofit Organization, or which will become a cloud on title to the Real Property or question the validity or enforceability of the transaction contemplated by this Agreement, except as set forth in Section 4.13 of the Company Disclosure Schedule. Neither the Company nor any Company Subsidiary or Nonprofit Organization nor any of their respective properties is or are a party or subject to or in default under any Governmental Order which, individually or in the aggregate, is material to the Company and the Company Subsidiaries and the Nonprofit Organizations taken as a whole or that would or would reasonably be expected to prevent, materially delay or materially impede the ability of the Company to consummate the transactions contemplated by this Agreement. Except as set forth in Section 4.13 of the Company Disclosure Schedule, there are no formal or informal SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations or material whistle blower complaints pending or, to the Company’s knowledge, threatened or otherwise involving the Company, any Company Subsidiary or any Nonprofit Organization, including, without limitation, regarding any accounting practices of the Company or any malfeasance by any executive officer of the Company.

4.14 Employee Compensation and Benefit Plans; ERISA.

(a) Section 4.14(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of (i) all material employee benefit plans, programs, policies, agreements or arrangements, including pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance, vacation, bonus or other incentive plans, all medical, vision, dental or other health plans, all life, disability, Accidental Death & Dismemberment and Business Travel Accident insurance plans, or other welfare plans employment or consulting agreements, offer letters, transition agreements, and all other compensation programs, perquisites, fringe benefits or other manner of remuneration for services, all employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured, uninsured or self-insured, maintained by the Company, any Company Subsidiary or any Nonprofit Organization, or to which the Company, any Company Subsidiary or Nonprofit Organization contributed or is obligated to contribute thereunder, or with respect to which the Company, any Company Subsidiary or Nonprofit Organization has or may have any liability (contingent or otherwise), in each case, for or to any current or former employees, directors, officers or consultants of the Company, any Company Subsidiary or Nonprofit Organization (“Service Provider”) located primarily in the United States and/or their dependents (collectively, the “Benefit Plans”), and (ii) all such plans, programs, policies, agreements or arrangements that would otherwise fall within the definition of Benefit Plans except that they are maintained pursuant to or governed by the Laws of a country other than the United States (collectively, the “Foreign Plans”). For purposes of this Agreement, the term “plan,” when used with respect to Foreign Plans, will mean a “scheme” or other employee benefit program, policy agreement or arrangement in accordance with specific country usage.

(b) To the knowledge of the Company, nothing has occurred that would adversely affect the qualification of any Benefit Plans that are intended to be subject to Code Section 401(a) and any trust agreement that is intended to be tax exempt under Code Section 501(a). Except to the extent not material to the Company, the Company Subsidiaries and the Nonprofit Organizations taken as a whole or as could not reasonably be expected to

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prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement, in each case, individually or in the aggregate, (i) all the Benefit Plans and any related trusts comply with and have been administered in compliance with, (A) the provisions of ERISA, (B) all provisions of the Code, (C) all other applicable Laws, and (D) their terms and the terms of any collective bargaining or collective labor agreements; and, in each case, neither the Company nor any Company Subsidiary or Nonprofit Organization has received any written notice from any Governmental Authority questioning or challenging such compliance; (ii) there are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans other than claims for benefits which are payable in the ordinary course; (iii) there has not been any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan; (iv) no litigation or other dispute resolution proceeding has been commenced with respect to any Benefit Plan and, to the knowledge of the Company, no such litigation or other dispute resolution proceeding is threatened (other than routine claims for benefits in the normal course); (v) no “partial termination” (within the meaning of Section 411 of the Code and the regulations promulgated thereunder) has occurred with respect to any Benefit Plan that is a “pension benefit plan” within the meaning of Section 3(2) of ERISA and (vi) there are no governmental audits, inquiries or investigations pending or, to the knowledge of the Company, threatened in connection with any Benefit Plan. There are no Benefit Plans under which shares of Company Common Stock may be issued or under which compensation may be paid or economic value otherwise transferred which is measured by the value of shares of Company Stock.

(c) Neither the Company nor any ERISA Affiliate of the Company (as defined below) (i) sponsors or contributes, or has ever sponsored or contributed, to a Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)); (ii) has had at any time an “obligation to contribute” (as defined in ERISA Section 4212) to a Benefit Plan that is a “multiemployer plan” (as defined in ERISA Sections 4001(a) (3) and 3(37)(A)); (iii) has had at any time any liability, contingent or otherwise, under Title IV of ERISA with respect to a Benefit Plan, either directly or through any ERISA Affiliate; (iv) sponsors, maintains or contributes or has sponsored, maintained or contributed to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by law) or (v) any self-funded employee welfare benefit plan within the meaning of Section 3(1) of ERISA (including any such plan pursuant to which a stop-loss policy or contract applies but not including any Code Section 125 cafeteria plan uninsured medical reimbursement account). For purposes of this Section 4.14, “ERISA Affiliate” will mean any trade or business, whether or not incorporated, that together with the Company would be deemed to be a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

(d) Except to the extent not material to the Company, the Company Subsidiaries and the Nonprofit Organizations taken as a whole or as could not reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement, in each case, individually or in the aggregate, (i) each Foreign Plan and related trust, if any, complies with and has been administered in compliance with (A) the Laws of the applicable foreign country and (B) their terms and the terms of any collective bargaining, collective labor or works council agreements and, in each case, neither the Company nor any Company Subsidiary or Nonprofit Organization has received any written notice from any Governmental Authority questioning or challenging such compliance, (ii) each Foreign Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Authority, has been so registered or approved, (iii) all contributions to each Foreign Plan required to be made by the Company, the Company Subsidiaries or the Nonprofit Organizations through the Effective Time have been or will be made or, if applicable, will be accrued in accordance with country-specific accounting practices, (iv) there are no unresolved claims or disputes under the terms of, or in connection with, the Foreign Plans other than claims for benefits which are payable in the ordinary course, (v) no litigation or dispute resolution proceeding has been commenced with respect to any Foreign Plan and, to the knowledge of the Company, no such litigation or dispute resolution proceeding is threatened (other than routine claims for benefits in the normal course), and (vi) there are no governmental audits, inquiries or investigations pending or, to the knowledge of the Company, threatened in connection with any Foreign Plan.

(e) Except as may be required by applicable Law or as contemplated under this Agreement, neither the Company nor any Company Subsidiary or Nonprofit Organization has any plan or commitment to create any additional Benefit Plans or Foreign Plans or to amend or modify any existing Benefit Plan or Foreign Plan in such a manner as to materially increase the cost of such Benefit Plan or Foreign Plan to the Company, any Company Subsidiary or any Nonprofit Organization.

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(f) Except as expressly provided in this Agreement or as required under applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby and thereby will (either alone or together with any other event): (i) result in any payment (including any bonus, severance, unemployment compensation, deferred compensation, forgiveness of indebtedness or golden parachute payment) becoming due to any current or former Service Provider under any Benefit Plan or Foreign Plan; (ii) increase in any respect any benefit otherwise payable under any Benefit Plan or Foreign Plan; (iii) result in the acceleration in any respect of the time of payment or vesting of any such benefits under any Benefit Plan or Foreign Plan; or (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under a Benefit Plan or Foreign Plan. No payment or benefit which has been, will or may be made by the Company, any Company Subsidiary or any Nonprofit Organization with respect to any current or former Service Provider in connection with the execution and delivery of the Agreement or the consummation of the transaction contemplated hereby will be an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code or fail to be deductible under Section 162(m) of the Code.

(g) Except to the extent not material to the Company, the Company Subsidiaries and the Nonprofit Organizations taken as a whole, neither the Company nor any Company Subsidiary or Nonprofit Organization has classified any individual as an “independent contractor” or similar status who, according to a Benefit Plan or Foreign Plan or applicable Law, should have been classified as an employee or of similar status. To the knowledge of the Company, neither the Company nor any Company Subsidiary or Nonprofit Organization has any material liability by reason of any individual who provides or provided services to the Company or any Company Subsidiary or Nonprofit Organization, in any capacity, being improperly excluded from participating in any Benefit Plan or Foreign Plan.

(h) Correct and complete copies have been delivered to Acquiror by the Company of all material written Benefit Plans and Foreign Plans (including all amendments and attachments thereto); all related trust documents; all insurance contracts or other funding arrangements to the degree applicable; the two most recent annual information filings (Form 5500) and annual financial reports for those Benefit Plans and Foreign Plans (where required); the most recent determination letter from the Internal Revenue Service (where required); and the most recent summary plan descriptions, employee booklets, and any other material written communications to participants distributed on or after the beginning of the last fall fiscal year of the Company, if any, for the Benefit Plans or Foreign Plans (including, for any material Benefit Plan or Foreign Plan that is not embodied in a document, a written description of the material terms of such Benefit Plan or Foreign Plan).

4.15 Labor Matters. Schedule 4.15 of the Company Disclosure Schedule sets forth a list of all of the Company’s and Subsidiary’s and Nonprofit Organization’s employees, together with information about each employee’s employment agreement, if any, dates of employment, title, general duties, salary and other pertinent information. Except to the extent not material to the Company, the Company Subsidiaries and the Nonprofit Organizations taken as a whole or as could not reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement, in each case, individually or in the aggregate: (i) there are no pending or, to the knowledge of the Company, threatened organizational activities or demands in writing for recognition by a labor organization seeking to represent employees of the Company or any Company Subsidiary or Nonprofit Organizations, and no such organizational activities or demands in writing for recognition have occurred in the past three years; (ii) to the knowledge of the Company, no question concerning representation exists respecting the employees of the Company, the Company Subsidiaries and the Nonprofit Organizations; (iii) no grievance, arbitration or complaint relating to labor or employment matters is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or Nonprofit Organization; (iv) neither the Company nor any Company Subsidiary or Nonprofit Organization is a party to or bound by any contract, collective bargaining agreement or works council agreement with any labor or similar organization; (v) there are no charges or Actions pending or, to the knowledge of the Company, threatened in writing, before the Equal Employment Opportunity Commission, the Department of Labor, Occupational Safety and Health Administration or any other Governmental Authority responsible for the prevention of unlawful employment practices; (vi) neither the Company nor any Company Subsidiary or Nonprofit Organization has received notice during the past three years of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation of or affecting the Company, a Company Subsidiary or a Nonprofit Organization and, to the knowledge of the Company, no such investigation is in progress; (vii) the Company, the Company Subsidiaries and the Nonprofit Organizations are in compliance with all applicable Laws relating to

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employment and employment practices, wages, hours and terms and conditions of employment and immigration; (viii) there is no labor dispute, strike or work stoppage against the Company, Company Subsidiaries or the Nonprofit Organizations pending or, to the knowledge of the Company, threatened, and no such labor dispute, strike or work stoppage has occurred in the past three years; and (ix) there is no charge or complaint against the Company, the Company Subsidiaries or the Nonprofit Organizations by the National Labor Relations Board or any comparable Governmental Authority pending or, to the knowledge of the Company, threatened.

4.16 Properties. Except to the extent not material to the Company, the Company Subsidiaries and the Nonprofit Organizations taken as a whole and as could not reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement, in each case, individually or in the aggregate:

(a) Section 4.16(a) of the Company Disclosure Schedule contains a true and complete list of all real property owned by the Company, the Company Subsidiaries and the Nonprofit Organizations (collectively, the “Real Property”) and for each parcel of Real Property, contains a correct street address, if available and if not available, a general description, of such Real Property. Copies of all title reports or policies, legal descriptions, deeds, land patents, grants, surveys, geotechnical and other engineering reports and studies, environmental reports, property tax bills and notices of assessment, Encumbrances and other current or historical documents describing or relating to the Real Property have previously been made available to Acquiror. Without limiting the foregoing, “Real Property” consists of approximately 57,000 acres of land that is currently owned by the Company, of which approximately 46,430 acres formerly constituted a portion of the real property owned by the community land grant corporation known as the “Town of Atrisco, New Mexico”, which was the successor to the Spanish community land grant commonly known as the “Atrisco Land Grant”.

(b) Except as set forth on Section 4.16 of the Company Disclosure Schedule, none of the Company, the Company Subsidiaries nor the Nonprofit Organization lease, sublease, license any real property from any Person. Section 4.16(b) of the Company Disclosure Schedule sets forth the addresses, if available, or if not available, a general description, of each parcel of the Real Property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) to or by any Person other than the Company, a Company Subsidiary or a Nonprofit Organization (collectively, including the improvements thereon, the “Leased Real Property”), and a true, correct and complete list of all agreements (including the date and the name of the parties to such agreements and a complete description of the terms of any unwritten leases) pertaining to the Leased Real Property (each a “Real Property Lease”). True and complete copies of each of the Real Property Leases that has not been terminated or expired as of the date hereof and any terminated or expired Real Property Leases under which the Company, a Company Subsidiary or a Nonprofit Organization may have any potential liability obligation have been made available to Acquiror.

(c) Except as set forth on Section 4.16 of the Company Disclosure Schedule, each of the Company, the Company Subsidiaries or the Nonprofit Organizations, as applicable, has good title to all Real Property, free and clear of all Encumbrances, except Permitted Encumbrances.

(d) Except for the Leased Real Property, none of the Real Property is subject to any lease, sublease, license or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such Real Property or any part thereof.

(e) Except as set forth on Section 4.16 of the Company Disclosure Schedule, each Real Property Lease is in full force and effect and is valid and enforceable in accordance with its terms, and there is no default under any Real Property Lease either by the Company, the Company Subsidiaries or the Nonprofit Organizations party thereto, as applicable, or, to the knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company, the Company Subsidiaries or the Nonprofit Organizations thereunder.

(f) Except as set forth on Section 4.16 of the Company Disclosure Schedule, there does not exist any pending or, to the knowledge of the Company, threatened condemnation or eminent domain proceedings that affect any Real Property, and neither the Company nor the Company Subsidiaries or Nonprofit Organizations

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have received any written notice of the intention of any Governmental Authority or other Person to take or use any Real Property.

(g) The improvements constructed on the Real Property (including the Leased Real Property) are (i) insured by commercial property insurance for replacement costs, subject to self retained limits, and by commercial general liability insurance to the extent and in a manner customary in the industry for commercial general liability coverage, subject to self retained limits; and (ii) in good operating condition and repair, subject to ordinary wear and tear.

(h) The improvements constructed on the Real Property (including the Leased Real Property) are supplied with all utilities, including water, sewage disposal, electricity, gas, telephone and other services necessary for the operation of such improvements as currently operated, and, to the knowledge of the Company, there is no condition which would reasonably be expected to result in the termination of the present access from any improvements to such utility services.

(i) Except for the two oil and gas leases identified in Section 4.11(xv) of the Company Disclosure Schedule, the Company is not currently engaged in, and has not granted any Person any permits, interest, license, lease or other rights with respect to, oil, natural gas or other mineral rights anywhere on the Real Property and neither the Company nor any other Person is engaged in any drilling or other exploration activities with respect thereto.

(j) Except as disclosed in Section 4.16 of the Company Disclosure Schedule, the Company has no knowledge that there are any sites of historical or archeological importance on the Real Property.

(k) Each of the Company, the Company Subsidiaries and the Nonprofit Organizations owns or leases all tangible assets necessary or sufficient for the conduct of its business as presently conducted, which tangible assets are reflected in the Balance Sheet (other than those disposed of in the ordinary course of business consistent with past practices). The tangible assets are in good and serviceable condition and repair in all material respects (subject to normal wear and tear) and are generally suitable for the purposes for which they presently are used.

(l) Except as disclosed in Section 4.16 of the Company Disclosure Schedule, the Company has no knowledge that any improvement district or other similar entity with taxing or assessment powers is planned that would include the Real Property, and there are no assessment liens against the Real Property except as may be disclosed in the Title Report.

4.17	Intellectual Property.

(a) Section 4.17 of the Company Disclosure Schedule lists all Intellectual Property registrations and applications and material unregistered Intellectual Property owned by the Company or any of the Company Subsidiaries or Nonprofit Organizations.

(b) The Company and each of the Company Subsidiaries and Nonprofit Organizations owns, or is licensed or otherwise has the right to use, all material Intellectual Property currently used in the conduct of its business, free and clear of all Encumbrances (including adverse ownership claims of current or former employees or contractors) other than Permitted Encumbrances.

(c) All Intellectual Property registrations and applications owned by the Company or any of the Company Subsidiaries or Nonprofit Organizations have been duly registered, maintained, renewed and/or filed, as applicable, and are subsisting and unexpired, and have not been abandoned and, to the knowledge of the Company, are valid and enforceable.

(d) There is no Action or, to the knowledge of the Company, threatened with respect to, and the Company has not been notified in writing of and, to the knowledge of the Company, there is no infringement,

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dilution, misappropriation or other violation by the Company or any of the Company Subsidiaries or Nonprofit Organizations or any of its or their products or services of the Intellectual Property of any Person.

(e) To the knowledge of the Company, no Person is infringing any right of the Company, any of the Company Subsidiaries or any of the Nonprofit Organizations with respect to Intellectual Property.

(f) The Company, the Company Subsidiaries and the Nonprofit Organizations are taking all reasonable steps to protect and maintain all of their material Intellectual Property.

4.18	Environmental Laws.

(a) Except to the extent not material to the Company, or as set forth on Section 4.18 of the Company Disclosure Schedule, the Company Subsidiaries and the Nonprofit Organizations taken as a whole or as could not reasonably be expected to prevent, materially impair or materially delay the consummation of the transactions contemplated by this Agreement, in each case, individually or in the aggregate: (i) the Company and each Company Subsidiary and Nonprofit Organization comply and have at all prior times complied with all applicable Environmental Laws, possess and at all prior times possessed, comply and have at all prior times complied with all applicable Environmental Permits required under such laws to operate and have made all appropriate filings for issuance or renewal of all Environmental Permits and, to the knowledge of the Company, there is no condition that would reasonably be expected to prevent or interfere with compliance with all applicable Environmental Laws and all applicable Environmental Permits in the future; (ii) neither the Company nor any of the Company Subsidiaries or Nonprofit Organizations has released or otherwise disposed of or arranged for the disposal of Materials of Environmental Concern at any location and there are no Materials of Environmental Concern at any property or facility, currently and to the knowledge of the Company, formerly owned or operated by the Company or any Company Subsidiary or Nonprofit Organization, under circumstances that have resulted in or could reasonably be expected to result in a Liability of the Company, Company Subsidiary or Nonprofit Organization under any Environmental Law; (iii) neither the Company nor any Company Subsidiary or Nonprofit Organization has received any notification (including any request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute) alleging that it is liable with respect to any Environmental Law (including any such Environmental Law concerning any release or threatened release of Materials of Environmental Concern at any location), and there are no Actions pending or threatened against the Company, any Company Subsidiary or any Nonprofit Organization with respect to any Environmental Law or Material of Environmental Concern; (iv) the Company has made available to Acquiror true, complete and correct copies of any Phase I and Phase II studies and all other reports, studies, analyses, tests or monitoring possessed or initiated by, or within the control of, the Company, any Company Subsidiary or any Nonprofit Organization with respect to the Real Property and any Environmental Laws or Materials of Environmental Concern; (v) neither the Company nor any of the Company Subsidiaries or Nonprofit Organizations has assumed any liabilities or obligations of any other Person under or relating to any Environmental Law; and (vi) neither the execution of this Agreement nor the consummation of the transactions contemplated hereunder require any consent of, or notice to, any third Person pursuant to any Environmental Law.

(b) For purposes of this Agreement, the following terms have the meanings assigned below:

“Environmental Laws” means all foreign, federal, state, or local Laws, statutes, regulations, ordinances, codes, legally binding guidance documents, and all common law causes of action and all applicable judicial and administrative orders, decisions and decrees relating to pollution, contamination, protection of the environment, natural resources, human health or safety, or Materials of Environmental Concern.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Materials of Environmental Concern” means any hazardous, acutely hazardous, or toxic substance or waste or any other substance or material that is defined in, regulated by, or may form the basis of liability under any Environmental Laws, including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, petroleum and any products, by-products or factions thereof, radon, fungus,

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mold, lead or urea-formaldehyde insulation, and any other material or substance defined or classified as a “hazardous substance” under any Environmental Law.

4.19 Water Rights. Section 4.19 of the Company Disclosure Schedule sets forth a true, correct and complete list of all documents pertaining to water rights on the Real Property, a copy of each of which has been previously provided to Acquiror, as well as a description of all undocumented claims for water rights that the Company reasonably believes it has or may assert.

4.20 Taxes. Except as set forth in Section 4.20 of the Company Disclosure Schedule:

(a) All Tax Returns required to be filed by, or with respect to any activities of, the Company, the Company Subsidiaries and the Nonprofit Organizations have been timely filed. All Taxes due and owing by, or with respect to any activities of, the Company or any of the Company Subsidiaries or Nonprofit Organizations (whether or not shown to be due on any filed Tax Return) have timely been paid in full;

(b) No deficiencies for any Tax have been proposed, asserted or assessed against or with respect to any of the Company, the Company Subsidiaries or Nonprofit Organizations which have not been settled or paid;

(c) There are no ongoing audits, examinations or other administrative or court proceedings involving Taxes with respect to the Company, the Company Subsidiaries or the Nonprofit Organizations and none of the Company, the Company Subsidiaries or Nonprofit Organizations has received written notice that any such audit, examination or proceeding is contemplated;

(d) There are no liens, charges or security interests on any of the assets of or shares in the Company, the Company Subsidiaries or the Nonprofit Organizations that arose in connection with any failure (or alleged failure) to pay any Tax;

(e) The Company, each Company Subsidiary and each Nonprofit Organization has withheld or collected and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party;

(f) Neither the Company nor any Company Subsidiary or Nonprofit Organization: (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or Unitary Tax Return under state, local or foreign law (other than a group the common parent of which was the Company); or (ii) has any liability for the Taxes of any Person (other than the Company, any Company Subsidiary or any Nonprofit Organization) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law) as transferee or successor, by contract or otherwise;

(g) Neither the Company nor any Company Subsidiary has been either a “distributing corporation” or a “controlled corporation” in a transaction that was purported or intended to be governed by section 355 or section 361 of the Code;

(h) None of the Company, a Company Subsidiary or any Nonprofit Organization has engaged in any “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2 (b)(2) or has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.601l-4(b). Each of the Company and the Company Subsidiaries has disclosed on its United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code;

(i) No written claim has ever been made by any governmental authority in a jurisdiction where none of the Company nor any of the Company Subsidiaries or Nonprofit Organizations files Tax Returns that it is or may be subject to taxation by that jurisdiction. None of the Company, the Company Subsidiaries or the Nonprofit Organizations has a permanent establishment in any foreign country, as defined by applicable Tax treaty

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or convention between the United States and such foreign country. None of the Company, the Company Subsidiaries or Nonprofit Organizations has a permanent establishment in any country where it has not filed Tax Returns;

(j) Neither the Company nor any of the Company Subsidiaries or Nonprofit Organizations is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement;

(k) No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company, the Company Subsidiaries or Nonprofit Organizations;

(l) Neither the Company nor any of the Company Subsidiaries or Nonprofit Organizations has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax;

(m) Neither the Company nor any of the Company Subsidiaries or Nonprofit Organizations has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party and neither the Company nor any of the Company Subsidiaries or Nonprofit Organizations has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, nor has any application pending with any Governmental Authority requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of the Company Subsidiaries or Nonprofit Organizations; or

(n) Except as indicated in Section 4.20 of the Company Disclosure Schedule neither the Company nor any of the Company Subsidiaries or Nonprofit Organizations will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Effective Time as a result of: (i) a change in method of accounting occurring prior to the Effective Time; (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Effective Time; (iii) a prepaid amount received, or paid, prior to the Effective Time; or (iv) deferred gains arising prior to the Effective Time.

(o) At no time prior to or following the Effective Time of the Cash Merger will the Company or any of the Company Subsidiaries or Nonprofit Organizations be a party to the making of any election under Section 338 of the Code because of the consummation of such Cash Merger.

4.21 Insurance. All insurance policies maintained by the Company, the Company Subsidiaries and the Nonprofit Organizations are listed in Section 4.21 of the Company Disclosure Schedule. All such insurance policies are in full force and effect, provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by Law, and all premiums due and payable thereon have been paid and will remain in full force and effect from and after the Effective Time if the Company pays the necessary premiums. Neither the Company nor any of the Company Subsidiaries or Nonprofit Organizations is in material breach or default, and neither the Company nor any of the Company Subsidiaries or Nonprofit Organizations has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification of any of the insurance policies, other than the actions contemplated by this Agreement. True, correct and complete copies of all insurance policies referenced in this Section 4.21 have been provided to Acquiror.

4.22 Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between (i) the Company or any of the Company Subsidiaries or Nonprofit Organizations, on the one hand, and (ii) any other Affiliate of the Company (other than the Company Subsidiaries and the Nonprofit Organizations) or other Persons, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K.

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4.23 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company.

4.24 State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the transactions contemplated by this Agreement.

4.25 Fairness Opinion. CBIZ Valuation Group, LLC has delivered to the Board of Directors its written opinion that, as of the date of the ANM Agreement, the “Cash Merger Consideration” (as defined in the Prior Merger Agreement) is fair, from a financial point of view, to the holders of Company Common Stock, and the Company has provided Acquiror with a true, complete and correct copy of such opinion.

4.26 Transaction Expenses. Section 4.26 of the Company Disclosure Schedule sets forth the Company’s good faith estimate, as of the date of this Agreement, of the amount of expenses to be paid by the Company through the Effective Time to each of the Company’s legal, tax, financial and other advisors, in each case in connection with this Agreement and the transactions contemplated hereby.

4.27 Vote Required. The Requisite Shareholder Vote is the only vote of the holders of any class or series of Company capital stock necessary to adopt this Agreement and to approve the transactions contemplated hereby.

4.28 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to shareholders and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

4.29 Disclosure. The representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV or in any certificate delivered pursuant to this Agreement not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

As of the date of this Agreement, Acquiror hereby represents and warrants to the Company as follows:

5.1 Organization. Acquiror is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or similar power and authority to own, operate or lease its properties and to carry on its business as presently conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

5.2 Authority; Enforceability. Acquiror has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Acquiror of this Agreement and the consummation by Acquiror of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror. This Agreement has been duly executed and delivered by Acquiror and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of Acquiror, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

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5.3 Non-Contravention. The execution, delivery and performance of this Agreement by Acquiror does not and will not: (a) conflict with or violate Acquiror’s certificate of incorporation or bylaws; (b) assuming that all consents, approvals and authorizations contemplated by Section 5.4 have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to it or by which it or any of their properties are bound; or (c) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which it is a party or by which its or any of its properties are bound, except, in the case of clauses (b) and (c), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, and would not reasonably be expected to, prevent, materially delay or materially impede the ability of Acquiror to consummate the transactions contemplated by this Agreement.

5.4 Governmental Consents. The execution, delivery and performance of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except as required under or pursuant to (a) the HSR Act, (b) the Exchange Act, (c) the NMBCA, (d) the DGCL or (e) any other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, and would not reasonably be expected to, prevent, materially delay or materially impede the ability of Acquiror to consummate the transactions contemplated by this Agreement.

5.5 Operations of Acquiror. Acquiror was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

5.6 Brokers. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Conduct of Business Prior to Effective Time. The Company covenants and agrees that, during the period from the date of this Agreement until the Effective Time, except as contemplated by this Agreement or as set forth in the corresponding subsection of Section 6.1 of the Company Disclosure Schedule, or unless Acquiror otherwise agrees (which agreement shall be confirmed in writing), the business of the Company, the Company Subsidiaries and the Nonprofit Organizations, and the use, operation, maintenance and repair of their respective assets, including the Real Property, will be conducted in the Ordinary Course of Business and the Company will use its reasonable best efforts to preserve substantially intact the Company’s business organization, material insurance policies and goodwill, to keep available the services of the Company’s present officers and other key employees and to preserve the Company’s present relationships with suppliers, employees, tenants, licensees and all other Persons with which the Company has significant business relations. Between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, neither the Company, any Company Subsidiary nor any Nonprofit Organization will without the prior written consent of Acquiror (which consent will not be unreasonably withheld or delayed; provided, however, that Acquiror will be entitled to take into account its plans for the Company after the Closing Date in determining whether or not to grant such consent):

(a) purchase, redeem or otherwise acquire its capital stock, or issue, grant, sell, transfer, authorize or encumber any shares of capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock, or enter into any agreement, understanding or arrangement with respect to the voting of its capital stock; provided, however, that Acquiror hereby consents to the issuance of the Change in Control Shares after the date of this Agreement and at or before the Closing Date;

(b) (i) increase the compensation payable or to become payable to or fringe benefits of any current or former directors, officers, employees, independent contractors or consultants of the Company, the Company Subsidiaries or the Nonprofit Organizations (collectively, “Company Personnel”), except for increases in

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salary or wages in the Ordinary Course of Business to employees who are not executive officers or directors or the payment of accrued but unpaid bonuses, (ii) grant new bonuses or grant any severance or termination or transition pay to Company Personnel, (iii) establish, adopt or enter into, amend or terminate any Benefit Plan or any plan, agreement, arrangement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement (except as may be required by applicable Law), (iv) hire, or enter any agreement to hire, any employee on a full-time, part-time (other than temporary employees hired in the Ordinary Course of Business), consulting or other basis for annual compensation in excess of $25,000 or (v) enter into, renew, extend, amend, modify, terminate, cancel, waive, release or assign any employment or independent contractor agreements with any current employees of the Company or any Company Subsidiary or Nonprofit Organization;

(c) (i) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure, management structure or, if applicable, ownership of the Company, any Company Subsidiary or any Nonprofit Organization, (ii) acquire or agree to acquire (by merger, consolidation, acquisition of assets or otherwise) any Person or material assets, or any voting or non-voting equity securities or similar ownership interests in any Person, (iii) split, combine, subdivide or reclassify any shares of any class or series of its capital stock or (iv) declare, set aside, make or pay any dividend or make other distribution payable in cash, stock, property or otherwise to holders of any class or series of its capital stock;

(d) enter into, renew, extend or amend or modify in any material respect or terminate, cancel, waive, release or assign any contract or agreement which is or, if applicable, would be a Material Contract;

(e) except as disclosed in the Company’s, the Company Subsidiaries’ and the Nonprofit Organizations’ capital expenditure budgets for the current fiscal year, true, correct and complete copies of which have been provided to Acquiror, commit to any capital expenditures in excess of the Material Amount;

(f) manage the working capital of the Company, the Company Subsidiaries and the Nonprofit Organizations (including, but not limited to, accounts receivable and accounts payable) outside of the Ordinary Course of Business;

(g) make any loans, any advances (other than travel advances to employees in the Ordinary Course of Business) or any capital contributions to, or any investments in, any other Person;

(h) (i) incur or modify Indebtedness owed by the Company, any Company Subsidiary or any Nonprofit Organization, guarantee any Indebtedness of another Person or cancel any Indebtedness or other obligation owed to the Company, any Company Subsidiary or any Nonprofit Organization, (ii) redeem, repurchase, prepay or otherwise acquire any Indebtedness of the Company, any Company Subsidiary or any Nonprofit Organization or (iii) enter into hedging, swap or factoring arrangements or contracts or other similar financing instruments;

(i) amend any provisions of the articles of incorporation or bylaws or other organizational documents of the Company, any Company Subsidiaries or any Nonprofit Organizations;

(j) transfer, lease, license, sublicense, assign, sell, sublease, mortgage, pledge, or otherwise dispose of, in whole or in part, or incur or subject any Encumbrance on, any property or assets, (including, without limitation, any interest in any Real Property), in each case other than in the Ordinary Course of Business, or amend in any material respect, extend or terminate any Real Property Lease;

(k) other than with respect to purchase orders in the Ordinary Course of Business, make any payments in excess of the Material Amount or incur any commitment in excess of the Material Amount;

(l) commence, undertake or engage in any new line of business;

(m) permit any insurance policy or arrangement naming or providing for the Company, any Company Subsidiary or any Nonprofit Organization as a beneficiary or a loss payable payee to be cancelled or terminated or impaired in any way;

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(n) settle, dismiss, compromise, or commence any Action threatened against, relating to or involving the Company, any Company Subsidiary or any Nonprofit Organization in connection with any business, asset or property of the Company, any Company Subsidiary or any Nonprofit Organization, or waive, assign or release any material rights or claims;

(o) enter into any transaction, agreement, arrangement or understanding between (i) the Company, any Company Subsidiary or any Nonprofit Organization, on the one hand, and (ii) any other Affiliate of the Company, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K;

(p) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Cash Merger set forth in Article VII hereof being satisfied or in a violation of any provision of this Agreement;

(q) (i) make any Tax election or change any method of accounting, (ii) enter into any settlement or compromise of any Tax liability, (iii) file any amended Tax Return with respect to any Tax, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any Tax, (vi) surrender any right to claim a material Tax refund or (vi) take any action or enter into any agreement that would jeopardize the Tax exemption of any of the Nonprofit Organizations;

(r) fail to timely satisfy or cause to be timely satisfied all applicable Tax reporting and filing requirements contained in the Code with respect to the transactions contemplated by this Agreement;

(s) make any changes in accounting policies or procedures other than in the Ordinary Course of Business and other than as required by GAAP or a Governmental Authority;

(t) except to the extent necessary to take any actions that the Company, the Company Subsidiaries or the Nonprofit Organizations are otherwise permitted to take pursuant to Section 6.7 (and in such case only in accordance with the terms of Section 6.7), waive any of its rights under, or release any other party from, amend, or fail to enforce its rights under, any standstill provision of any agreement;

(u) fail to timely file any SEC Reports required to be filed pursuant to the Exchange Act prior to the Effective Time; or

(v) enter into any agreement, contract, commitment, understanding or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to take any of the actions described in Sections 6.1(a) through 6.1(v).

6.2. Advice of Changes; Filing. The Company will confer with Acquiror and report on operational matters and other matters as requested by Acquiror. The Company and Acquiror will each promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

6.3 Shareholders Meeting. As promptly as practicable following the date of this Agreement, the Company, acting through its Board of Directors, and in accordance with applicable Law, will (i) duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement and the transactions contemplated hereby (including any postponements or adjournments thereof, the “Shareholders Meeting”) and (ii) (A) include the Board Recommendation in the Proxy Statement and (B) use its reasonable best efforts to obtain the necessary approval of this Agreement and the transactions contemplated by this Agreement by the shareholders of the Company.

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6.4 Proxy Statement.

(a) As promptly as practicable following the date of this Agreement, the Company will, with the assistance and approval of Acquiror, prepare and mail the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”). Acquiror and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, (i) the Company will provide Acquiror with a reasonable opportunity to review and comment on the Proxy Statement and (ii) Acquiror will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Proxy Statement. The Company will cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.

(b) The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Acquiror agrees that none of the information supplied or to be supplied by Acquiror for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to the Company, any Company Subsidiary or any Nonprofit Organization will be deemed to have been supplied by the Company and information concerning or related to Acquiror will be deemed to have been supplied by Acquiror. If at any time after the date of this Agreement and prior to the date of the Shareholders Meeting any event or circumstances relating to the Company, any Company Subsidiary or any Nonprofit Organization, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement, the Company will promptly inform Acquiror and, after consultation with Acquiror, file such amendment or supplement with the SEC. If at any time after the date of this Agreement and prior to the date of the Shareholders Meeting any event or circumstances relating to Acquiror, its officers or directors, should be discovered by Acquiror that should be set forth in an amendment or a supplement to the Proxy Statement, Acquiror will promptly inform the Company and, after consultation with Acquiror, the Company will file such amendment or supplement with the SEC.

(c) The Company will use its reasonable best efforts, after consultation with Acquiror, to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. Each of Acquiror and the Company agree to correct any information provided by it for use in the Proxy Statement which will have become false or misleading. The Company will as soon as reasonably practicable notify Acquiror of the receipt of any comments from or other correspondence with the SEC staff with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information (and promptly deliver a copy of such comments, correspondence or request to Acquiror).

6.5 Access to Information. During the period from the execution of this Agreement through the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company will, and will cause each Company Subsidiary and Nonprofit Organization to, afford representatives of Acquiror and its financing sources reasonable access during normal business hours to officers, employees, agents and representatives of the Company, the Company Subsidiaries and the Nonprofit Organizations and to all of their respective properties (including without limitation, access for the purpose of (i) performing any non-intrusive environmental procedures, investigations or studies, or taking other non-intrusive actions related thereto, in connection with obtaining Phase I Environmental Site Assessments for or at the Real Property and (ii) preparing and coordinating programs, objectives and other information related to the integration of the business of the Company with the business of Acquiror and its Affiliates following consummation of the Cash Merger), and will furnish, within a reasonable time, to Acquiror all information (including extracts and copies of books, records, contracts and other documents, including a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws) concerning the operations and business of the Company, any Company Subsidiary or any Nonprofit Organization, including access to their respective personnel as Acquiror may

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reasonably request. In conducting any inspection of any properties of the Company, the Company Subsidiaries or the Nonprofit Organizations, neither Acquiror nor any of its representatives will (A) interfere with the business of the Company, any Company Subsidiary or any Nonprofit Organization conducted at such property, or (B) damage any property or any portion thereof. The Company acknowledges and agrees that Acquiror will be permitted to contact and have discussions with any vendors, suppliers, tenants and subtenants; provided that Acquiror provides the Company with reasonable advance notice of its intention to take any of the foregoing actions and Acquiror agrees to use its reasonable best efforts not to unreasonably interfere with the business of the Company, any Company Subsidiary or any Nonprofit Organization in taking any of the foregoing actions. The Company and Acquiror will each promptly provide the other copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

6.6 Confidentiality. (a) All information relating to the Company, the Company Subsidiaries and the Nonprofit Organizations that is obtained by Acquiror pursuant to this Agreement or in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby and (b) all information relating to Acquiror and its Affiliates and financing sources that is obtained by the Company pursuant to this Agreement or in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby, will constitute “Confidential Information.” Confidential Information of the other parties to this Agreement may be used or disclosed by the recipient only in connection with this Agreement and each party agrees to protect the confidentiality of the Confidential Information of the other parties in the same manner that it protects the confidentiality of its own proprietary and confidential information of like kind and sensitivity, but in no event will less than reasonable care be exercised. The Company and Acquiror agree that all terms and conditions of this Agreement shall be treated as confidential and shall not be disclosed without the other party’s prior written consent, except as required in connection with the Proxy Statement or otherwise by applicable Law or a Governmental Authority. Confidential Information shall not include information that: (i) was in the recipient’s possession prior to being furnished by the disclosing party; (ii) is or becomes publicly available through no breach of the terms of this Agreement by the recipient; (iii) is received by the recipient from a third party who, to the recipient’s knowledge, was not thereby in breach of any confidentiality obligation; or (iv) is independently developed by the recipient without use of the disclosing party’s confidential or proprietary information. In the event any party receives a subpoena or other validly issued administrative or judicial process requesting any portion of the Confidential Information of any other party, it shall provide prompt notice to the other of such receipt and tender to it defense of such demand. Unless the demand shall have been timely limited, quashed or extended, the party receiving the subpoena shall thereafter be entitled to comply with such subpoena or other process to the extent permitted by law. If requested by the disclosing party, the recipient shall cooperate (at the disclosing party’s expense) in the defense of a demand.

6.7 Acquisition Proposals.

(a) The Company agrees that, except as otherwise permitted in this Section 6.7, (i) it and its officers and directors will not, (ii) the Company Subsidiaries and the Company Subsidiaries’ officers and directors will not, and (iii) its and the Company Subsidiaries’ investment bankers, financial advisors, attorneys, accountants, employees, consultants or other agents, advisors or representatives (collectively, “Representatives”) will not, (A) directly or indirectly, initiate, solicit, cause, encourage or otherwise knowingly facilitate any inquiries or the making, submission or reaffirmation of any proposal or offer with respect to a tender offer or exchange offer, proxy solicitation, merger, reorganization, share exchange, recapitalization, liquidation, dissolution, consolidation, business combination or other similar transaction involving the Company and/or the Company Subsidiaries or any proposal or offer to acquire in any manner an equity or voting interest in the Company, or the assets, securities or other ownership interests of or in the Company or any Company Subsidiary, in each case other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), or (B) directly or indirectly, engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to, or that may reasonably be expected to lead to, an Acquisition Proposal. The Company will promptly take the steps necessary to inform the Persons set forth in clauses (i), (ii) and (iii) of the foregoing sentence of the obligations undertaken in this Section 6.7, and the Company agrees that it will be responsible for any breach of this Section 6.7 by those Persons. Subject to Section 6.7(b), neither the Company nor its Board of Directors or any committee thereof will approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, or any other agreement, arrangement or understanding relating in any respect to an Acquisition Proposal

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or propose or agree to do any of the foregoing. Notwithstanding the foregoing, nothing contained in this Agreement will prevent the Company or the Board of Directors from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to shareholders with regard to an Acquisition Proposal (provided that neither the Company nor its Board of Directors may recommend any Acquisition Proposal unless permitted by Section 6.7 (b) below and the Company may not fail to make or withdraw, modify or change in a manner adverse to Acquiror all or any portion of the Board Recommendation, and provided further that, notwithstanding anything herein to the contrary, any “stop-look-and-listen” communication by the Company or its Board of Directors to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the shareholders of the Company in connection with the making or amendment of a tender offer or exchange offer containing the substance of a “stop-look-and-listen” communication pursuant to such Rule 14d-9(f)) will not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Acquiror of, all or a portion of the Company Board Recommendation), or (ii) prior to the approval of this Agreement by the Company’s shareholders in accordance with this Agreement, (A) providing access to its properties, books and records and providing information or data in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in Section 6.6 (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement) or (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal, if and only to the extent that prior to taking any of the actions set forth in clauses (A) or (B) of clause (ii), (x) the Board of Directors will have determined in good faith, after consultation with its outside legal counsel and financial advisors, that such action is necessary in order for the Board of Directors to comply with its fiduciary duties under applicable Law and (y) the Company will have informed Acquiror promptly following (and in no event later than 24 hours after) the taking by it of any such action.

A “Superior Proposal” means a bona fide written Acquisition Proposal that, after taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the Person or Persons making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) would, if consummated, result in a transaction more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated by this Agreement (after giving effect to any adjustments to the terms and conditions of this Agreement proposed in writing by Acquiror in response to such Acquisition Proposal) and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being consummated on the terms proposed. The Company will promptly inform the Persons set forth in clauses (i), (ii) and (iii) of the first sentence of this Section 6.7(a) of the obligations undertaken in this Section 6.7.

(b) Notwithstanding anything in this Section 6.7 to the contrary, if, at any time prior to the approval of this Agreement by the Company’s shareholders in accordance with this Agreement, the Board of Directors determines in good faith, after consultation with and receipt of advice from its financial advisors and legal counsel, in response to a bona fide written Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of Section 6.7(a), that such Acquisition Proposal is a Superior Proposal and that terminating this Agreement to accept such Superior Proposal and/or recommending such Superior Proposal to the shareholders of the Company is necessary in order for the Board of Directors to comply with its fiduciary duties under applicable Law, the Company may terminate this Agreement and/or its Board of Directors may recommend such Superior Proposal to its shareholders, as applicable; provided, however, that the Company will not terminate this Agreement pursuant to this sentence, and any purported termination pursuant to this sentence will be void and of no force or effect, unless concurrently with such termination pursuant to this Section 6.7(b) the Company pays to Acquiror the termination amounts payable pursuant to Sections 8.2(b) and 8.2(c); and provided, further, that the Company will not exercise its right to terminate this Agreement and the Board of Directors will not recommend a Superior Proposal to its shareholders pursuant to this Section 6.7(b) unless the Company will have delivered to Acquiror a prior written notice advising Acquiror that the Company or its Board of Directors intends to take such action with respect to a Superior Proposal, specifying in reasonable detail the material terms and conditions of the Superior Proposal, such notice to be delivered not less than 72 hours prior to the time the action is taken, and, during such 72 hour period, the Company and its advisors will negotiate in good faith with Acquiror to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, in

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which case this Agreement will remain in full force and effect and the Company will reject such Acquisition Proposal. For avoidance of doubt, the Company acknowledges and agrees that it will not have the right to terminate this Agreement pursuant to this Section 6.7(b) after the Shareholders Meeting (or any postponement or adjournment thereof) if, at the Shareholders Meeting, the Requisite Shareholder Vote is obtained to approve this Agreement.

(c) The Company agrees that (i) it will, and will cause each Company Subsidiary and its and their Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and (ii) except to the extent necessary to take any actions that the Company is otherwise permitted to take pursuant to this Section 6.7 (and in such case only in accordance with the terms of this Section 6.7), it will not release any Person from, or waive any provisions of, any confidentiality or standstill agreement to which it or any Company Subsidiary is a party with respect to any Acquisition Proposal. The Company will also, if it has not already done so, promptly request, to the extent it has a contractual right to do so, that each Person, if any, that has heretofore executed a confidentiality agreement within the twelve months prior to the date of this Agreement in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information or data heretofore furnished to any Person by or on behalf of the Company, any Company Subsidiaries or any Nonprofit Organizations.

(d) The Company will promptly (and in no event later than 24 hours after receipt of an Acquisition Proposal) notify Acquiror (which notice will be provided orally and in writing and will identify any Person making an Acquisition Proposal and set forth in reasonable detail its material terms and conditions) of the Company’s receipt of an Acquisition Proposal after the date hereof, or if any nonpublic information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it, any Company Subsidiary or any of its or any Company Subsidiary’s Representatives and thereafter will keep Acquiror informed, on a current basis, of the status and material terms and conditions of any proposals or offers. The Company will make available to Acquiror (to the extent it has not previously done so) all nonpublic information made available to any Person making an Acquisition Proposal after the date hereof at substantially the same time as it provides it to such other Person.

6.8 Further Action; Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or applicable agreement to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form for Certain Mergers and Acquisitions pursuant to the HSR Act and to make other required filings pursuant to other Antitrust Laws with respect to the transactions contemplated by this Agreement, if and to the extent that the parties determine any such filings are required, as promptly as practicable after the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Antitrust Laws as soon as practicable.

(b) Acquiror and the Company will, in connection with the efforts referenced in Section 6.8(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and thereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority or other Person or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences in accordance with Antitrust Law.

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(c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.8(a) and (b), if any objections are asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby and thereby as violative of any Antitrust Law or which would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated hereby and thereby, each of Acquiror and the Company will use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prohibit or materially impair or delay the consummation of the transactions contemplated hereby and thereby; provided, however, that neither Acquiror nor any of its shareholders or Affiliates will be obligated to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or agree to sell, hold separate or otherwise dispose of or conduct its business. Without excluding other possibilities, the transactions contemplated by this Agreement will be deemed to be materially delayed if unresolved objections or suits delay or could reasonably be expected to delay the consummation of the transactions contemplated hereby and thereby beyond the Termination Date.

(d) Subject to the obligations under Section 6.8(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority challenging any transaction contemplated by this Agreement or any other agreement contemplated hereby, (i) each of Acquiror and the Company will cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, and (ii) each of Acquiror and the Company will use its respective reasonable best efforts to defend, at its own cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement.

(e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.8 will limit a party’s right to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1 (c) so long as such party has up to then complied in all material respects with its obligations under this Section 6.8.

6.9 Resignations. At or prior to the Closing Date, the Company will cause to be delivered to Acquiror duly signed resignations, effective as of the Effective Time, of the directors and officers (other than the officers listed in Section 2.7 of the Company Disclosure Schedule) of the Company, the Company Subsidiaries and the Nonprofit Organizations and will take such other action as is necessary to accomplish the foregoing.

6.10 Directors’ and Officers’ Liability Insurance; Continued Indemnity. Prior to the Closing Date, the Company will fully pay the applicable premiums to renew, increase and/or extend the Company’s existing insurance policy or policies with respect to directors’ and officers’ liability insurance (the “Policies”) (a) for period of six years following the Closing Date and (b) with a maximum amount of at least $10,000,000. Acquiror agrees to cause the Surviving Corporation to honor and perform the indemnification provisions set forth in the Company’s bylaws in effect as of September 30, 2005.

6.11 Public Announcements. Each of the Company and Acquiror agrees that no public release or announcement concerning the transactions contemplated by this Agreement will be issued by any party without the prior written consent of the Company and Acquiror (which consent will not be unreasonably withheld or delayed), except as such release or announcement may be required by Law, in which case the party required to make the release or announcement will use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

6.12 Cooperation; Financial Data.

(a) The Company will, and will cause its Subsidiaries to, cooperate reasonably and in good faith, at Acquiror’s request and expense, in providing documentation, participating in meetings, answering questions and otherwise providing information about the Company and its assets, employees, history and business and such other information or cooperation as may be reasonably requested by Acquiror from time to time after the date of this

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Agreement in order to help facilitate: (i) obtaining of any required governmental approvals to consummate the Cash Merger; (ii) implementation of Acquiror’s desired post-Closing organizational structure for the Company; (iii) planning for the continued post-Closing operation of the Company’s business; (iv) financing arrangements related to the Cash Merger or the post-Closing operation of the Company’s business; and (v) such other events or circumstances for which the Company’s and the Subsidiaries’ cooperation would be helpful and for which Acquiror reasonably requests such cooperation.

(b) As soon as practicable, but in any event no later than 10 business days after each calendar month-end following the date of this Agreement that occurs prior to the Effective Time, the Company will deliver to Acquiror a copy of the Company’s internal operating balance sheet and internal profit and loss statement (prepared in form and substance on a basis consistent with past practice).

6.13 Nonprofit Organizations.

(a) In connection with the Cash Merger, at the Effective Time, the Surviving Corporation will assume control of the boards of directors of the Nonprofit Organizations. Acquiror has agreed that the Surviving Corporation shall do so as an accommodation to the Company and in acknowledgment of the ancestral heritage of the Company’s shareholders and the history of the Atrisco Land Grant and the Real Property. Acquiror will cause the Surviving Corporation to continue to operate the Nonprofit Organizations as nonprofit organizations in keeping with their charitable or other exempt purposes. The parties acknowledge and agree that no part of the Cash Merger Consideration is intended to be, or will be construed as or accounted for as, payment or consideration for any of the assets of the Nonprofit Organizations.

(b) From and after the Effective Time, Acquiror will cause the Surviving Corporation to continuously maintain, preserve and operate the Nonprofit Organizations and their respective assets and operations, including without limitation the Santa Clara Cemetery, the San Jose de Armijo Cemetery, the Evangelico Cemetery (collectively, the “Cemeteries”) and the church known as La Capillita Antigua, San Jose de Ranchos de Atrisco (the “Church”), all of which are located on the Real Property, in a respectful manner consistent with the Company’s past practices. Without limiting the foregoing, Acquiror will cause the Surviving Corporation to honor all historical and hereditary rights and privileges of Atrisco Land Grant heirs, their families and others in the Atrisco community with respect to burial in the Cemeteries. Acquiror may, in its discretion, cause the Surviving Corporation to reorganize or restructure the Nonprofit Organizations and their assets in order to operate them more efficiently or effectively, provided such restructuring or reorganization does not result in the disturbance of the Cemeteries (including access thereto) or disruption in the operation or maintenance of the Cemeteries or the Church. Additionally, Acquiror may, in its discretion, cause the Surviving Corporation to create one or more new nonprofit organizations or establish one or more trusts or other appropriate entities and endow such entities with sufficient assets so as to provide for their continued operation; provided, that any such arrangement must be adequate to provide reasonable assurance of continuing compliance with Acquiror’s obligations pursuant to this Section 6.13. Notwithstanding anything to the contrary in this Section 6.13(b), the Surviving Corporation will be obligated to fund the Cemeteries and the Church only to the extent that the Cemeteries and the Church do not receive sufficient funds to operate from their normal operating revenues or contributions from other sources.

(c) In the event that the Surviving Corporation is sold (through a stock or asset sale) or merged with or into another Person in a transaction in which the Surviving Corporation is not the survivor, the Surviving Corporation will use commercially reasonable efforts to ensure that the acquiring Person continues to honor Acquiror’s and the Surviving Corporation’s commitments pursuant to this Section 6.13, or to make other arrangements reasonably designed to ensure such ongoing performance.

6.14 Employees. Except for any officers of the Company immediately prior to the Effective Time who are not identified in Section 2.7 of the Company Disclosure Schedule or who otherwise resign from the Company, Acquiror will cause the Surviving Corporation to continue to employ all employees of the Company, the Company Subsidiaries and the Nonprofit Organizations at their current compensation and benefit levels (as of the date of this Agreement) for a period of not less than six months following the Effective Time, subject to the Surviving Corporation’s right to terminate any such employees for cause during such six month period.

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6.15 Title and Title Insurance.

(a) The Company shall request the Title Insurer to deliver to Acquiror a current Commitment for Title Insurance or a Preliminary Title Report, together with legible copies of all documents referred to therein (collectively, the “Title Report”) from the Title Insurer. The Title Report shall show the status of title to the Real Property as of the date of the Title Report and shall list the Company as the proposed insured.

(b) The Company, at Acquiror’s expense, shall cause Title Insurer to provide the Company with an ALTA owner’s comprehensive policy of title insurance, including owner’s comprehensive endorsements in the form of NM56 (as to unimproved land) and NM57 (as to improved land) and a non-imputation endorsement in the form of NM28 (collectively, the “Owner’s Title Policy”) at the Closing Date or as soon thereafter as is reasonably possible, provided, however, that if the Owner’s Title Policy is not delivered at Closing, Title Insurer will, at Closing, deliver an unconditional commitment to issue the Owner’s Title Policy and a pro forma title policy. The Company will cooperate with Acquiror and the Title Insurer with respect to executing and delivering any affidavits or other documents or certificates required by the Title Insurer as a condition precedent to its issuance of the Owner’s Title Policy. The Owner’s Title Policy shall be issued by the Title Insurer in the amount not less than $210,000,000.00, effective as of the Closing Date, and shall insure the Company that fee simple title to the Real Property is vested in the Company, subject only to: (i) the usual printed exceptions and exclusions contained in such title insurance policies; and (ii) the exceptions to title approved in writing by Acquiror.

6.16 Further Action. Each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to consummate the transactions contemplated by this Agreement, including a written instruction letter to the Paying Agent to proceed with the actions required by this Agreement.

6.17 Creation and Funding of Trust for Charitable Programs. The parties further agree to the creation of a trust prior to the Effective Time by the Company in accordance with law and subject to the terms of this Agreement to promote and preserve the ancestral and cultural heritage of the Company’s shareholders and the history of the Atrisco Land Grant and the Real Property and to otherwise serve the local community. The trust will be administered by the Surviving Corporation or Persons affiliated therewith, but the trust shall also organize an advisory council to which at least five (5) of the persons currently on the Company’s Board of Directors or their successor designees shall be appointed. Arrangements with respect to this matter established prior to the Effective Time are subject to the consent of Acquiror, which consent may not be unreasonably withheld by Acquiror. Such trust shall be funded with certain oil and gas revenues, if any, for the use and benefit of the heirs of the Atrisco Grant; provided that the parties acknowledge that the Surviving Corporation shall have the exclusive right to determine, in its sole discretion, whether to extend the currently existing term of any oil or gas lease. In addition, the Surviving Corporation will commit to donate $1,000,000 per year for 100 years following the Effective Date (an aggregate of $100,000,000) to support the establishment and operation of such trust. On the Closing Date, Acquiror shall deposit with an escrow agent reasonably acceptable to the Company, for the benefit of the aforementioned trust pending its formation and the occurrence of the Effective Time, $1,000,000, representing the first annual contribution by the Surviving Corporation to such trust.

6.18 Fairness Opinion. As soon as practicable, but in any event within thirty (30) days following the execution of this Agreement, the Company will obtain a written opinion from CBIZ Valuation Group, LLC confirming that, as of the date of this Agreement, the Cash Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock. The Company will provide a copy of such opinion to Acquiror promptly upon receipt thereof.

ARTICLE VII

CONDITIONS PRECEDENT TO CASH MERGER

7.1 Mutual Conditions to Closing. The respective obligations of each party to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing, of each of the following conditions:

(a) This Agreement will have been approved by the shareholders of the Company by the Requisite Shareholder Vote in accordance with the Company’s articles of incorporation, bylaws and the NMBCA;

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(b) No Law which prohibits, restrains or enjoins the consummation of the transactions contemplated by this Agreement will have been enacted, entered, promulgated or enforced by any United States federal or state Governmental Authority, unless failing to comply with such Law would not, individually or in the aggregate, reasonably be expected to either result in a Material Adverse Effect or lead to the criminal prosecution of any officer of director of Acquiror, the Company or their respective Affiliates; provided, however, that prior to invoking this condition each party agrees to comply with Section 6.8;

(c) No action, suit or proceeding will be pending seeking to prohibit, restrain or enjoin or challenging the consummation of the transactions contemplated by this Agreement instituted by any United States federal or state Governmental Authority, unless any such action, suit or proceeding would not, individually or in the aggregate, reasonably be expected to either result in a Material Adverse Effect or lead to the criminal prosecution of any officer of director of Acquiror, the Company, or their respective Affiliates; and

(d) (i) The waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act will have been terminated or will have expired and (ii) all other required approvals pursuant to any Antitrust Law of any Governmental Authority will have been obtained or waiting periods thereunder will have been terminated or will have expired, unless if failure to obtain such approval or failure of such waiting period to terminate or expire would not, individually or in the aggregate, reasonably be expected to either result in a Material Adverse Effect or lead to the criminal prosecution of any officer of director of Acquiror, the Company, or their respective Affiliates.

7.2 Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate the transactions contemplated by this Agreement will be further subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a) The representations and warranties of the Company set forth in Article IV will be true, complete and correct in all material respects (without regard to any materiality or Material Adverse Effect qualifiers) as of the date of this Agreement and as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty will be true, complete and correct as of such specific date);

(b) The Company will have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time;

(c) The Company will have delivered to Acquiror its audited annual financial statements (or if audited financial statements are not available, unaudited financial statements, provided such unaudited financial statements have undergone at least a review by the Company’s independent auditors) for all annual accounting periods ended after the Balance Sheet Date containing an unqualified opinion by its independent auditors that is not modified in any way by an explanatory paragraph relating to the consistency of the application of accounting principles, ability to continue as a going concern or for any other matter.

(d) There will not have occurred any fact, event, change, development, circumstance or effect which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(e) The Dissenting Shares will not constitute more than ten percent (10%) of the issued and outstanding Shares;

(f) Each of the key employees of the Company identified in Section 7.2(f) of the Company Disclosure Schedule (each, a “Key Employee”) will continue to be employed in the position set forth opposite such Person’s name in Section 7.2(f) of the Company Disclosure Schedule, unless, in each case, such Key Employee will no longer be so employed as a result of (i) death or disability or (ii) termination by the Company for cause; provided, however, that, except as provided in Section 6.14, nothing in this Agreement will be construed as being or

35

creating an obligation of Acquiror or the Company, as the Surviving Corporation in the Cash Merger, to continue the employment of any such Key Employee following the Closing; and

(g) Acquiror will have received the formal resignation of each person serving as a director of the Company effective at the Effective Time.

7.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement will be further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) The representations and warranties of Acquiror set forth in this Agreement will be true and correct in all material respects, in each case as of the date of the date of this Agreement and as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty will be true and correct in all material respects as of such specified date); and

(b) Acquiror will have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination before Effective Time. As set forth below, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to or on the Effective Time notwithstanding approval thereof by the Shareholders of the Company:

(a) by mutual written consent of each party hereto;

(b) by any party hereto if any United States federal or state Governmental Authority will have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action is or will have become final and nonappealable;

(c) by any party if the Effective Time has not occurred on or before the earlier of (i) June 1, 2006, or (ii) the date on which the conditions to such party’s obligations as set forth in Article VII become incapable of being satisfied, unless such condition is waived by such party (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to the party seeking to terminate if the failure of the Effective Time to occur on or before the Termination Date is the result of such party’s breach of any representation or covenant contained in this Agreement or the failure of such party to use its reasonable efforts to satisfy the conditions precedent to the obligation of the other party to consummate the transactions contemplated by this Agreement; provided, further, however, that if the Proxy Statement has not been mailed to the shareholders as of the date set forth in clause (i) above (or was mailed less than 30 calendar days prior to such date), then either party (so long as such party in not in breach of this Agreement) may elect to extend the date set forth in clause (i) above in order to provide for the mailing of the Proxy Statement and the holding of the Shareholders Meeting.

(d) by the Company (i) if there will have been a failure of any condition to the Company’s obligations set forth in Section 7.3 (and such condition has not been waived by the Company) or a material breach of any material representation, warranty, covenant or agreement on the part of Acquiror contained in this Agreement, or if any such representation or warranty will have become untrue or inaccurate, such that(A) the conditions set forth in Sections 7.3(a) or 7.3(b) would not be capable of being satisfied and (B) such breach or inaccuracy is not capable of being cured or, if reasonably capable of being cured, will not have been cured prior to the earlier of (1) 30 Business Days following notice of such breach and (2) the Termination Date; provided that the Company will not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or if any such

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representation or warranty will have become materially untrue or inaccurate, or (ii) prior to the adoption and approval of this Agreement by the shareholders of the Company, in accordance with, and subject to the terms and conditions of, Section 6.7(b);

(e) by Acquiror (i) if there will have been a failure of any condition to Acquiror’s obligations set forth in Section 7.2 (and such condition has not been waived by Acquiror) or the breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, or if any such representation or warranty will have become untrue or inaccurate, such that (A) the conditions set forth in Sections 7.2(a) or (b) would not be capable of being satisfied and (B) such breach or inaccuracy is not capable of being cured or, if reasonably capable of being cured, will not have been cured prior to the earlier of (1) 30 Business Days following notice of such breach and (2) the Termination; provided that Acquiror will not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Acquiror is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or if any such representation or warranty will have become untrue or inaccurate, or (ii) if the Board of Directors (A) will have withdrawn, modified or changed (it being understood and agreed that any “stop-look-and-listen” communication by the Board of Directors to the shareholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act, or any similar communication to the shareholders of the Company in connection with the commencement of a tender offer or exchange offer containing the substance of a “stop-look-and-listen” communication pursuant to Rule 14d-9(f), will not be deemed to constitute a withdrawal, modification or change of its recommendation of this Agreement) in a manner adverse to Acquiror its approval or recommendation of the transactions contemplated by this Agreement, or will have resolved to effect any of the foregoing, or (B) will have recommended to the shareholders of the Company an Acquisition Proposal other than the transactions contemplated hereunder, or will have resolved to effect any of the foregoing;

(f) by any party if, upon a vote thereon at the Shareholders Meeting or any postponement or adjournment thereof, this Agreement will not have been approved by the Requisite Shareholder Vote.

8.2 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will forthwith become void and there will be no liability or obligation on the part of any party hereto, except with respect to Section 6.6, this Section 8.2, Section 8.3 and Article IX, which will survive such termination; provided, however, that nothing herein will relieve any party from liability for any willful and material breach hereof.

(b) In the event that this Agreement is terminated pursuant to Section 8.1(a), 8.1(b), 8.1(c), 8.1(d)(ii), or 8.1(e), Acquiror will be entitled to the return of the full amount of the Deposit paid pursuant to Section 2.1, together with all interest accrued thereon, and the Company shall pay to Acquiror the full amount of the ANM Termination Fee paid by Acquiror pursuant to Section 2.1. In the event that this Agreement is terminated pursuant to Section 8.1(f), Acquiror will be entitled to the return of the full amount of the Deposit paid pursuant to Section 2.1, together with all interest accrued thereon. If this Agreement is terminated pursuant to Section 8.1(d)(i), the Company will be entitled to be paid the full amount of the Deposit, together with all interest accrued thereon, as liquidated damages and its sole and exclusive remedy for any breach or liability of Acquiror under this Agreement, it being acknowledged that such amount is intended as a reasonable estimate of the Company’s damages in such event, and is not intended as a penalty. Acquiror will instruct the Paying Agent to wire the Deposit, together with all interest accrued thereon, in immediately available funds, to Acquiror or the Company, as applicable, in accordance with this Section 8.2(b), as promptly as practicable (but in any event within two Business Days) after termination of this Agreement.

(c) In addition, in the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) or by Acquiror pursuant to Section 8.1(e)(i) or (ii), then the Company will promptly pay Acquiror the sum of $5,000,000 as liquidated damages in addition to the return of its Deposit and the ANM Termination Fee pursuant to Section 8.2(b). In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(i), then Acquiror will promptly pay the Company the sum of $5,000,000 as liquidated damages, which payment may be satisfied by the release of the Deposit by the escrow agent holding said Deposit to the Company, as provided in Section 8.2(b) above. The parties agree that the foregoing amounts are reasonable estimates of their respective damages in the applicable circumstances and that such amounts are not intended as, and

37

do not, constitute penalties. The Company or Acquiror, as and to the extent applicable, will pay the amounts owed under this Section 8.2(c) to the other party as promptly as practicable (but in any event within two Business Days) after termination of this Agreement pursuant to Section 8.1(d)(i) or (ii) or Section 8.1(e)(i) or (ii), payable by wire transfer of immediately available funds.

(d) The parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the parties hereto would enter into this Agreement; accordingly, if a party fails to timely pay any amount required to be paid by it pursuant to this Section 8.2 (such party, the “Payor”), and, in order to obtain the payment, the party entitled to receive such payment pursuant to this Section 8.2 (such other party, the “Payee”) commences a suit which results in a judgment against the Payor for the payment set forth in this Section 8.2, the Payor will pay to Payee its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with this suit, together with interest on the amount due from each date for payment until the date of the payment at the prime rate (as published in The Wall Street Journal on the date the payment was required to be made) plus one percentage point.

8.3 Expenses. Except as otherwise specifically provided in this Agreement, each party will bear its own expenses in connection with this Agreement and the transactions contemplated hereby; provided that Acquiror shall be exclusively responsible for all filing fees in connection with filings to be made, if any, under the HSR Act.

8.4 Amendment. Subject to applicable Law, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

8.5 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part at or after the Effective Time and (b) this Article IX.

9.2 Materiality; Company Disclosure Schedule. As used in this Agreement, unless the context would require otherwise, the terms “material” or “material to the Company” and the concept of the “material” nature of an effect upon the Company will be measured relative to the entire business of the Company, the Company Subsidiaries and the Nonprofit Organizations taken as a whole.

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9.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder will be in writing and will be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail (in either case with electronic confirmation of receipt) at the facsimile telephone number or email address specified in this Section 9.3 prior to 5:00 p.m. (Albuquerque, New Mexico time) on a Business Day; (b) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile or electronic mail (in either case with electronic confirmation of receipt) at the facsimile telephone number or email address specified in this Section 9.3 later than 5:00 p.m. (Albuquerque, New Mexico time) on any date and earlier than 11:59 p.m. (Albuquerque, New Mexico time) on such date; (c) the Business Day after dispatch for overnight delivery, if sent by a nationally recognized overnight courier service; or (d) actual receipt by the party to whom such notice is required to be given. The address for such notices and communications will be as follows:

If to the Company:

Westland Development Co., Inc. 401 Coors Boulevard, NW Albuquerque, New Mexico 87121 Fax: (505) 831-4865 Email: bpage@westlandnm.com Attention: Barbara Page, President with a copy to:

Westland Development Co., Inc. 401 Coors Boulevard, NW Albuquerque, New Mexico 87121 Fax: (505) 831-4865 Email: rsimon7@aol.com Attention: Robert S. Simon, Esq.

if to Acquiror, to:

SHNM Acquisition Corp.

c/o Sedora Holdings, LLC

4730 S. Fort Apache Road, Suite 300

Las Vegas, Nevada 89147

Fax: (702) 873-5129

Email: fchin@rhodeshomes.com

Attention: Frederick Chin, Chief Operating Officer

with a copy to:

Gibson, Dunn & Crutcher LLP 2029 Century Park East, Suite 40 Los Angeles, California 90067 Fax: (310) 552-7038 Email: mlahive@gibsondunn.com Attention: Mark S. Lahive, Esq.

9.4 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.5 Entire Agreement. This Agreement and the Company Disclosure Schedule constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.

9.6 Assignment. This Agreement may not be assigned by any party or by operation of law or otherwise without the prior written consent of each of the other parties (which consent may be granted or withheld in the sole discretion of such other party), except that the Agreement may be assigned (in whole but not in part) (a) to an Affiliate of a party hereto or (b) by Acquiror to any of its Affiliates or their respective financing sources;

39

provided that the party making such assignment will not be released from its obligations hereunder. Any attempted assignment in violation of this Section 9.6 will be void.

9.7 No Third Party Beneficiaries. Except for Section 6.10, this Agreement will be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.8 Governing Law. This Agreement and the legal relations between the parties will be governed by, and construed in accordance with, the laws of the State of Delaware, except to the extent the laws of the State of New Mexico are required to apply to the Cash Merger (without giving effect to choice of law principles thereof).

9.9 Specific Performance; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court sitting in Albuquerque, New Mexico, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the federal and state courts sitting in Albuquerque, New Mexico in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the federal and state courts sitting in Albuquerque, New Mexico and (d) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 9.3.

9.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, and by facsimile signature, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

9.11 Interpretation. When reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms.

9.12 Knowledge. As used throughout this Agreement, the term “knowledge” (and its variation, “know”) means the actual awareness of a particular fact or circumstance and the awareness of a fact or circumstance that a prudent individual could reasonably be expected to discover or otherwise become aware of in the course of conducting a reasonable investigation and due inquiry concerning the fact or circumstance. In all instances, “knowledge” of the Company, the Company Subsidiaries and/or the Nonprofit Organizations shall be deemed to include, without limitation, the collective knowledge of all of the directors and officers of the Company.

[signature page follows]

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IN WITNESS WHEREOF, the Company and Acquiror have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WESTLAND DEVELOPMENT CO., INC.

By:	/s/ Barbara Page
Name: Barbara Page
Title: President and CEO

SHNM ACQUISITION CORP.

By:	/s/ Frederick Chin
Name: Frederick Chin
Title: COO

Signature Page to Agreement and Plan of Merger

Exhibit A

Restated

Articles of Incorporation

of

Westland Development Co., Inc.

Westland Development Co., Inc. (NMPRC #3179900) adopts the following Restated Articles of Incorporation under the New Mexico Business Corporation Act:

Article I: The name of this corporation shall be Westland Development Co., Inc.

Article II: The period of this corporation’s existence shall be in perpetuity.

Article III: This corporation shall have all of the powers granted to business corporations by the New Mexico Business Corporation Act (Sections 53-1 through 53-18 NMSA 1978).

Article IV: The corporation has authority to issue 1,000,000 shares of common stock. The board of directors may divide any or all classes into series, and may fix and determine the designations, preferences, privileges and voting powers, and the restrictions and qualifications thereof, of the shares of each series so established.

Article V: The corporation shall indemnify each of its directors, officers, employees, and agents to the fullest extent permissible under NMSA Section 53-11-4.1l; provided, however, that such indemnification shall only be available with respect to facts, events or circumstances arising or occurring after the effective date of these Restated Articles of Incorporation. Subject to the proviso in the preceding sentence, indemnification of directors and officers shall be mandatory in all circumstances in which indemnification is permitted by law.

Article VI: To the fullest extent permitted by the New Mexico Statutes as in effect from time to time, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director on or after the effective date of these Restated Articles of Incorporation. Any repeal or modification of this article shall not increase the liability of a director of the corporation arising out of acts or omissions occurring before the repeal or modification becomes effective.

Article VII: The board of directors may, from time to time, make distributions to shareholders that do not violate the provisions of NMSA Section 53-11-44, in cash or property.

These Restated Articles of Incorporation correctly set forth without change the corresponding provisions of the Articles of Incorporation as amended, and supersede the original Articles of Incorporation and all previous amendments.

Executed                     , 2005.

Westland Development Co., Inc.

By:

Sedora Holdings, LLC

By:

2

Amended and Restated

Bylaws

of

Westland Development Co., Inc.

(As Adopted                     )

Section 1

Offices, Corporate Seal, and Share Certificates

1.1 Offices. The corporation shall maintain a principal office in New Mexico. The corporation may maintain offices and transact business at any place designated by the board of directors.

1.2 Corporate Seal. A corporate seal is not required on any instrument executed for the corporation. If a corporate seal is used, it shall be either a circle having on its circumference “ANM Holdings, Inc.,” and in the center “Incorporated 2005 Delaware,” or a circle having on its circumference the words “Corporate Seal.”

1.3 Certificates for Shares. Certificates representing the shares of the corporation shall be in such form as shall be determined by the board of directors. Such certificates shall be signed by any officer of the corporation.

1.4 Transfer of Shares. Shares of stock of the corporation shall be transferable on the books of the corporation only by the holder of record in person or by a duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares.

1.5 Lost Certificates. If any certificate for shares of the corporation is lost, stolen, or destroyed, the board of directors of the corporation may authorize the issuance of a replacement certificate on such terms and conditions as the board may require, including provision for indemnification of the corporation secured by a bond or other adequate security sufficient to protect the corporation against any claim that may be made against it, including any expense or liability, on account of the alleged loss, theft or destruction of the certificate or the issuance of the replacement certificate.

Section 2

Shareholders

2.1 Annual Meetings. The corporation shall hold annual meetings of shareholders as designated by the board of directors. At the annual meeting shareholders shall elect a board of directors and may transact any other business properly brought before the meeting.

2.2 Special Meetings. The president may and the president or secretary shall, on written request of a majority of the board of directors or of shareholders owning not fewer than one-tenth of the outstanding voting shares of the corporation, call special meetings of the shareholders, for any purpose or purposes unless otherwise prescribed by statute. The written request and the notice of the special meeting shall state the purposes of the meeting and the business transacted at the meeting shall be limited to the purposes stated in the notice.

2.3 Time and Place of Meetings. The board of directors, the president, or the secretary shall fix the time and place of all meetings of shareholders.

2.4 Voting. Subject to the articles of incorporation and the requirement for cumulative voting for the election of directors, each shareholder is entitled to one vote, in person or by proxy, for each voting share held. Shareholders entitled to vote at the meeting shall be determined as of 4 p.m. on the business day before notice of the meeting is sent. No proxy shall be voted or acted upon after eleven months from its date, unless the proxy provides for a longer period.

2.5 Notice of Meetings. The corporation shall give written notice of annual and special meetings, stating the place, date, hour, and, in the case of special meetings, the purposes of the meeting, to each shareholder entitled to vote at the meeting not less than ten nor more than 50 days before the meeting unless otherwise prescribed by statute.

2.6 List of Shareholders. The corporation shall prepare and make available, no more than two days after notice of a meeting of shareholders is sent, a complete alphabetical list of all shareholders entitled to notice of the meeting, arranged by voting groups (if any) and showing the address and the number of shares registered in the name of each shareholder. The list shall be available for inspection and copying by any shareholder.

2.7 Quorum and Adjournment. The holders of a majority of the shares entitled to vote at any meeting of the shareholders, present in person or by proxy, shall constitute a quorum for the transaction of business except as otherwise provided by statute. If a quorum is not present at any meeting, a majority of the shareholders entitled to vote and present at the meeting in person or by proxy may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At an adjourned meeting, when a quorum is present, the shareholders may transact any business they might have transacted at the meeting as originally noticed. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, the corporation shall give notice of the adjourned meeting to each shareholder entitled to vote at the meeting.

2.8 Majority Required. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power present and voting shall decide any question brought before the meeting, unless an express provision of a statute or of the articles of incorporation requires a different vote. If a meeting commenced with a quorum, business may continue until adjournment of the meeting notwithstanding the withdrawal or temporary absence of sufficient shares to reduce the number present to less than a quorum; provided that the affirmative vote must be such as would constitute a majority if a quorum were present.

2.9 Action Without Meeting. The shareholders may take any action they could take at a meeting without a meeting, without prior notice and without a vote, if the holders of all shares entitled to vote on the action sign a written consent setting forth the action taken. Such a consent may be signed in counterparts.

2.10 Waiver of Notice. Attendance of a shareholder at a meeting: (i) waives objection to lack of notice or defective notice unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (ii) waives objection to consideration of a particular matter not within the purpose or purposes described in the meeting notice, unless the shareholder objects to considering the matter when it is presented. Any shareholder may waive notice of a meeting of shareholders by executing a written waiver of notice.

Section 3

Directors

3.1 Number and Election. The board of directors shall initially consist of four members, however, the number of directors may be changed from time to time by resolution of the board of directors. Except as provided in these Bylaws for the filling of vacancies, the shareholders shall elect the directors at the annual meeting. Each director shall hold office until a successor is elected and qualifies, or until such director’s earlier resignation or removal. Directors need not be shareholders.

3.2 Vacancies. A majority of the directors then in office, though less than a quorum, or a sole remaining director may fill vacancies and newly created directorships. A director so chosen shall hold office until a successor is elected and qualifies, or until such director’s earlier resignation or removal.

3.3 Powers. The board of directors shall manage the business of the corporation and may exercise all powers of the corporation and do all lawful acts and things permitted by statute or by the articles of incorporation.

3.4 Place of Meetings. The board of directors of the corporation may hold its meetings either in or out of Delaware. At the discretion of the board of directors, meetings may be held by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

3.5 Annual Meetings. The board of directors shall hold its annual meeting immediately following the annual meeting of shareholders at the place announced at the annual meeting of shareholders. No notice is necessary to hold the annual meeting, provided a quorum is present. If a quorum is not present, the annual meeting shall be held at the next regular meeting or as a special meeting.

3.6 Regular Meetings. The board of directors may hold regular meetings without notice at the times and places determined by the board of directors.

3.7 Special Meetings. The president or secretary may, and on written request of two directors shall, call special meetings of the board of directors on not less than one day’s notice to each director personally, or by facsimile, overnight courier, telegram or telephone, or on not less than five days’ notice to each director by mail.

3.8 Quorum. Except as otherwise specifically provided by statute or by the articles of incorporation, a majority of the members of the board of directors then in office shall constitute a quorum of the board of directors. The concurrence of a majority of those present and voting shall be sufficient to conduct the business of the board. If a quorum is not present, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Action Without Meeting. The board of directors or any committee thereof may take any action without a meeting if all directors or members of the committee, as the case may be, consent to the action in writing. The writing or writings shall be filed with the minutes of the board of directors. Such a consent may be signed in counterparts.

3.10 Waiver of Notice. Attendance or participation of a director at a meeting waives any required notice unless the director at the beginning of the meeting or promptly on his arrival objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting. Any director may waive notice of any meeting by executing a written waiver of notice.

3.11 Compensation. The corporation may pay, or reimburse the directors for, the expenses of attendance at each meeting of the board of directors. The corporation may pay the directors a fixed sum for attendance at each meeting of the board of directors or a stated salary as director. Such payment shall not preclude any director from serving the corporation and receiving compensation in any other capacity. The board of directors shall establish and set forth in its minutes the amount or rate of compensation of directors.

3.12 Voting. Notwithstanding any other provision of these Bylaws to the contrary, any and all actions to be taken or approved by the board of directors (whether by an action without a meeting or at an annual meeting, a regular meeting or a special meeting) must be approved by all of the members of the board of directors.

Section 4

Officers

4.1 Appointment of Officers. The officers of the corporation shall be chosen by the board of directors at the annual meeting and may, but need not, include a president, vice president, secretary, and treasurer and such other officers and agents as the board of directors deems necessary or appropriate. Any number of offices may be held by the same person.

4.2 Tenure and Duties of Officers. Officers shall hold their offices at the pleasure of the board of directors, shall have the titles designated by the board of directors, and shall exercise the powers and perform the duties determined from time to time by the board of directors.

4.3 Compensation. The board of directors shall determine from time to time the compensation of the officers. An officer shall not be prevented from receiving compensation because of service as a director. The minutes of the meetings of the board of directors shall set forth the compensation of the officers or the method of fixing the compensation of the officers.

4.4 Vacancies. The board of directors may fill at any time a vacancy in any office because of death, resignation, removal, disqualification or otherwise.

4.5 Chairman of the Board. The chairman of the board, if one is appointed and serving, shall preside at all meetings of the shareholders and of the board of directors and shall perform any other duties the board of directors assigns.

4.6 President. If a chairman of the board is not appointed, is not serving, or is absent, the president shall preside at meetings of the shareholders and of the board of directors. Subject to policies established by the board of directors, the president shall be the chief operating officer of the corporation. The president may sign deeds, conveyances, contracts, agreements, certificates evidencing shares, and all other instruments requiring execution on behalf of the corporation.

4.7 Vice Presidents. There shall be as many vice presidents as the board of directors chooses to appoint. Vice presidents shall perform the duties assigned to them by the board of directors or the president. Any one of the vice presidents, as authorized by the board of directors, shall have all the powers and perform all the duties of the president if the president is temporarily absent or unable to act.

4.8 Secretary. The secretary shall keep, or cause to be kept, minutes of all meetings of the shareholders, board of directors and committees. The secretary is the custodian of the corporate seal, if any, and shall affix it to documents when necessary or appropriate. The secretary shall give or cause to be given required notices of all meetings of the shareholders or board of directors. The secretary shall have custody of the books and records of the corporation, except the books of account, and in general shall perform all the duties incident to the office of secretary of a corporation and such other duties as may be assigned by the board of directors or the president.

4.9 Treasurer. The treasurer shall have custody of the funds and securities of the corporation and the books of account. The treasurer shall see to the deposit of the funds of the corporation in the bank or banks the board of directors designates. The books of account shall be monitored on a current basis under the treasurer’s direction and supervision. The treasurer shall render financial statements to the president and to all directors at proper times. The treasurer shall have charge of the preparation and filing of reports, financial statements, and returns as required by law. The treasurer shall give the corporation a fidelity bond as required by law or by the board of directors, with the premium therefor paid by the corporation as an operating expense.

Section 5

Committees

5.1 Committees. The board of directors may establish regular or special committees. The resolution establishing a regular or special committee shall set forth its powers and duties. In the discretion of the board of directors, persons serving on a regular or special committee need not be directors. The corporation may pay members of regular or special committees compensation for attending committee meetings.

5.2 Minutes of Committee Meetings. The chairman of each regular or special committee designated by the board of directors shall keep, or cause to be kept, minutes of meetings of such committees and shall file the minutes with the secretary of the corporation.

Section 6

Indemnification of Directors and Officers

6.1 Indemnification. Except as provided in these Bylaws, the corporation shall hold harmless and indemnify each of its directors and officers (“indemnitee”) against any and all liability and expenses incurred by indemnitee in connection with any threatened or actual proceeding or legal action resulting from indemnitee’s service to the corporation or to another entity at the corporation’s request on or after the date on which these Bylaws are adopted.

6.2 Exclusions. Except insofar as permitted by law, the corporation shall not indemnify indemnitee for acts by indemnitee that were grossly negligent, that resulted in personal profit or advantage to indemnitee to which indemnitee was not legally entitled, or that involved intentional misconduct or a knowing violation of law.

6.3 Procedure. Indemnitee shall notify the corporation promptly of the threat or commencement of any proceeding or legal action with respect to which indemnitee intends to seek indemnification. The corporation shall be entitled to assume indemnitee’s defense with counsel reasonably satisfactory to indemnitee, unless indemnitee provides the corporation with an opinion of counsel reasonably concluding that there may be a conflict of interest between indemnitee and the corporation in the defense of the proceeding or legal action. If the corporation assumes the defense, the corporation shall not be liable to indemnitee for legal or other expenses subsequently incurred by indemnitee.

6.4 Expense Advances. The corporation shall advance automatically expenses, including attorneys’ fees, incurred or to be incurred by indemnitee in defending a proceeding or legal action upon receipt of notice of the expenses. To the extent required by law, the corporation shall not advance expenses unless (i) indemnitee furnishes the corporation with a written affirmation of indemnitee’s good faith belief that indemnitee has met the proper standard of conduct; (ii) indemnitee or a representative furnishes the corporation with a written undertaking to repay the advance if it is ultimately determined (after expiration or exhaustion of any appeal rights) that indemnitee did not meet the standard of conduct; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification.

6.5 Settlement of Claims. The corporation shall not be obligated to indemnify indemnitee for any amounts incurred in settlement if settlement is made without the corporation’s prior written consent. The corporation shall not enter into any settlement that would impose any penalty or limitation on indemnitee without indemnitee’s prior written consent. Neither the corporation nor indemnitee will unreasonably withhold consent to any proposed settlement.

6.6 Effect of Repeal. In order that indemnitee may rely on the indemnification promised by this Section, no repeal or amendment of this Section shall reduce the right of indemnitee to payment of expenses or indemnification for acts of indemnitee taken before the date of repeal or amendment.

Section 7

Repeal, Alteration or Amendment

These Bylaws may be repealed, altered or amended, or substitute bylaws may be adopted, only by (a) the unanimous vote/consent of the board of directors, or (b) the affirmative vote/consent of shareholders who own, on a cumulative basis, more than 80% of the issued capital stock of the corporation.

ATTEST:

Appendix B

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) dated as of April 5, 2006 is made by and among Westland Development Co., Inc., a New Mexico corporation (the “Company”), and SHNM Acquisition Corp., a Delaware corporation (“Acquiror”).

RECITALS

WHEREAS, the Company and Acquiror have entered into that certain Agreement and Plan of Merger (the “Original Agreement” and as amended by this Amendment, the “Merger Agreement”) dated as of February 24, 2006.

WHEREAS, pursuant to Section 3.2 of the Original Agreement, Acquiror (a) acknowledged that pursuant to the action of the Board of Directors, the Change in Control Shares would be issued to the directors upon a change in control of the Company, (b) the Change in Control Shares would be issued to the directors on the Closing Date, immediately prior to the Closing; and (c) the Cash Merger Consideration would be paid for all of the Shares, including the Change in Control Shares.

WHEREAS, the Board of Directors has determined that (a) the requirements for the issuance of the Change in Control Shares will not be met by the actions and transactions contemplated by the Original Agreement and (b) in light of the foregoing, the Change in Control Shares will not be issued in connection with the transactions contemplated by the Original Agreement.

WHEREAS, the Company and Acquiror have agreed to make certain clarifying modifications to the “Termination Date” mechanic contained in the Original Agreement.

WHEREAS, in accordance with Section 8.4 of the Original Agreement, the parties which to amend certain terms and provisions of the Original Agreement in light of the foregoing resolutions.

AGREEMENT

NOW THEREFORE, in consideration of the premises and the mutual terms, conditions and agreements set forth herein, the parties hereto hereby agree as follows:

1. References. Capitalized terms used in this Amendment but not otherwise defined herein, shall have the meanings given to them in the Original Agreement.

2. Amendment of Definitions. The definition of “Change in Control Shares” shall be deleted from Article I.

3. Amendment of Article 3.

(a) Section 3.1(a) shall be amended to change the reference to “Two Hundred Fifty-Five Dollars ($255.00) in cash, without interest (the “Cash Merger Consideration”)” to “Two Hundred Sixty-Six and 23/100 Dollars ($266.23) in cash, without interest (the “Cash Merger Consideration”)”.

(b) Section 3.2 of the Original Agreement shall be amended to read in its entirety as follows:

3.2 Adjustment of Cash Merger Consideration. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the number of issued and outstanding Shares is increased, decreased, reclassified or otherwise changed by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Cash Merger Consideration and any other dependent items will be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action and as so adjusted will, from and after the date of such event, be the Cash Merger Consideration or other dependent item, subject to further adjustment in accordance with this sentence.

4. Amendment of Article 4. Section 4.5(a) of the Original Agreement shall be amended to read in its entirety as follows:

(a) The authorized capital stock of the Company consists of 736,668 shares of No Par Common Stock and 491,112 shares of Class B Common Stock. As of the date of this Agreement, (i) 709,827 shares of No Par Common Stock and 85,100 shares of Class B Common Stock, were issued and outstanding, for a total of 794,927 Shares; and (ii) no Shares were held in the treasury of the Company or by any of the Company Subsidiaries or Nonprofit Organizations. All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar rights, purchase option, call, right of first refusal or similar rights. There are no outstanding shares, options, warrants, calls, stock appreciation rights or other rights or commitments (including rights to receive any interest in the Company in connection with the transactions contemplated hereby) or any other agreements of any character relating to dividend rights or to the sale, issuance or voting of or the granting of rights to acquire, any shares of capital stock or voting securities of the Company, or any securities or obligations convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or voting securities of the Company.

5. Amendment of Article 5. The following new Section 5.7 shall be added to the Original Agreement at the end of Article 5 thereof:

5.7 No Knowledge of Oil and Gas. As of the date hereof, (i) Acquiror has made no independent investigation with respect to the existence of any oil, gas or other hydrocarbon deposits on or under the Real Property and (ii) except as has been disclosed to Acquiror by the Company, Acquiror has no actual knowledge of the existence of any oil, gas or other hydrocarbon deposits on or under the Real Property.

6. Amendment of Article 6.

(a) Section 6.1(a) of the Original Agreement shall be amended to read in its entirety as follows:

(a) purchase, redeem or otherwise acquire its capital stock, or issue, grant, sell, transfer, authorize or encumber any shares of capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock, or enter into any agreement, understanding or arrangement with respect to the voting of its capital stock;

(b) Section 6.10 of the Original Agreement shall be amended to read in its entirety as follows:

6.10 Directors’ and Officers’ Liability Insurance; Continued Indemnity. Prior to the Closing Date, the Company will fully pay the applicable premiums to renew, increase and/or extend the Company’s existing directors’ and officers’ liability insurance policy or policies (or purchase a “run off” policy) (the “Policies”) to provide continuing liability coverage to the directors and officers of the Company immediately prior to the Effective Time for claims made against such officers and/or directors for actions taken by or omitted to be taken by them prior to the Closing Date (a) for period of six years following the Closing Date and (b) with a maximum amount of at least $10,000,000. Acquiror acknowledges and agrees that, regardless of whether the Closing occurs, the Company (or the Surviving Corporation) shall indemnify the directors and officers of the Company who served the Company in that capacity at any time after September 30, 2005 to the extent described in the indemnification provisions set forth in the amended and restated bylaws of the Surviving Corporation in the form attached hereto as Exhibit B. Acquiror further acknowledges and agrees that the Company (or the Surviving Corporation) shall, to the extent permitted by applicable Law, honor a prior determination made under the Company bylaws in effect as of September 30, 2005, that advancement of litigation defense expenses and indemnification of the current directors and officers is proper.

7. Amendment of Article 8. Section 8.1(c) of the Original Agreement shall be amended to read in its entirety as follows:

(c) by any party if the Effective Time has not occurred on or before the earlier of (i) June 1, 2006, or (ii) the date on which the conditions to such party’s obligations as set forth in Article VII become incapable of being satisfied, unless such condition is waived by such party (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to the party seeking to terminate if the failure of the Effective Time to occur on or before the Termination Date is the result of such party’s breach of any representation or covenant contained in this Agreement or the failure of such party to use its reasonable efforts to satisfy the conditions precedent to the obligation of the other party to consummate the transactions contemplated by this Agreement; provided, further, however, that if the Shareholders Meeting has not occurred by the Termination Date, then either party (so long as such party is not in breach of this Agreement) may elect to extend the Termination Date in order to provide for the holding of the Shareholders Meeting, but in no event shall the Termination Date be extended past July 15, 2006.

8. Representations. The parties hereto have all necessary corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder (including the transactions as contemplated by the Merger Agreement).

9. No Further Amendment. Except as expressly amended hereby the Original Agreement shall be and remain in full force and effect, notwithstanding this Amendment.

10. Governing Law. This Amendment and the legal relations between the parties will be governed by, and construed in accordance with, the laws of the State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, the Company and Acquiror have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

WESTLAND DEVELOPMENT CO., INC.

By:	/s/ BARBARA PAGE
	Name:	Barbara Page
	Title:	President and CEO

SHNM ACQUISITION CORP.

By:	/s/ FREDERICK CHIN
Name:	Frederick Chin
Title:	COO

Appendix C

Fairness Opinion of CBIZ Valuation Group, LLC

Dated March 7, 2006

March 7, 2006

Board of Directors

Westland Development Company, Inc.

401 Coors Blvd. NW

Albuquerque, NM 87121

Dear Board of Directors:

We understand that Westland Development Company, Inc., (the “Company” or “Westland”), has entered into an Agreement and Plan of Merger (“Merger Agreement”), dated February 24, 2006 by which SHNM Acquisition Corp. (“Acquiring Company”) will offer to acquire the total outstanding shares of common stock of the Company (“Transaction”). You have supplied us with a copy of the Merger Agreement and description of the Transaction (the “Transaction Documents”).

You have asked us to render our opinion as to whether the Transaction is fair, from a financial point of view, to the Company’s stockholders. The Opinion does not address the Company’s underlying business decision to effect the transaction. We have not been asked to, and did not, solicit third-party expressions of interest in acquiring all or any part of the Company’s assets or securities. Additionally, we have not been asked to negotiate the Transaction or advise you with respect to alternatives to it.

In the course of our analyses for rendering this opinion, we have:

•	Read the Transaction Documents;

•	Read the Company’s audited financial statements for the fiscal years ended June 30, 2001 through June 30, 2005, and its unaudited interim financial statements for the periods ended December 31, 2004 and December 31, 2005;

•	Read the Westland due diligence materials prepared by Westland and other due diligence documents provided by Westland;

•	Read certain operating and financial information, including projections, provided to us by management relating to Westland’s business prospects;

•	Read the minutes of all Westland Board of Directors meetings held subsequent to June 30, 2002 through January 24, 2006 and held discussions with Westland management regarding draft minutes for any meetings conducted from January 25, 2006 through March 6, 2006;

•	Met or held discussions with certain members of Westland’s senior management, legal counsel and professional advisors to discuss Westland’s operations, historical financial results, future prospects and circumstances surrounding the transaction;

•	Visited Westland’s headquarters in Albuquerque, New Mexico and toured certain parcels of real estate owned by Westland;

•	Read other offers for, if any, transactions in and appraisals of the common stock of Westland;

•	Evaluated the stock price history and reported events of Westland;

•	Considered publicly available data and stock market performance data of public companies we deem comparable to Westland; and

•	Conducted such other studies, analyses, inquiries and investigations, as we deemed appropriate.

In the course of our investigation, we have assumed and relied upon the accuracy and completeness of the financial statements, forecasts, projections and other information provided to us by management and we have further relied upon the assurances of management that they were unaware of any facts that would make the information provided to us incomplete or misleading. We have not assumed any responsibility for independent verification of such information or assurances.

In arriving at our opinion, we have not performed any independent appraisal of the assets of Westland. Our analysis does not constitute an examination, review of, or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (“AICPA”). We do not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines. Further, there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected and those differences may be material. We have also assumed the Company is not currently involved in any material transaction other than the Transaction, and those activities undertaken in the ordinary course of conducting its business.

This Opinion is furnished solely for your benefit and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction. This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understanding set forth in this Opinion and subject to the understanding that the obligations of CBIZ Valuation Group, LLC in the Transaction are solely corporate obligations. Furthermore, no officer, director, employee or shareholder of CBIZ Valuation Group, LLC shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

On the basis of the foregoing, it is our opinion that the Transaction is fair, from a financial point of view, to Westland’s stockholders.

Very truly yours,

/s/ CBIZ Valuation Group, LLC

CBIZ VALUATION GROUP, LLC

Appendix D

Dissenters’ Rights Provisions of

the New Mexico Business Corporation Act

N.M. Stat. § 53-15-3 (2006)

§ 53-15-3. Right of shareholders to dissent and obtain payment for shares

A. Any shareholder of a corporation may dissent from, and obtain payment for the shareholder’s shares in the event of, any of the following corporate actions:

(1) any plan of merger or consolidation to which the corporation is a party, except as provided in Subsection C of this section;

(2) any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in dissolution, but not including a sale pursuant to an order of a court having jurisdiction in the premises or a sale for cash on terms requiring that all or substantially all of the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale;

(3) any plan of exchange to which the corporation is a party as the corporation the shares of which are to be acquired;

(4) any amendment of the articles of incorporation which materially and adversely affects the rights appurtenant to the shares of the dissenting shareholder in that it:

(a) alters or abolishes a preferential right of such shares;

(b) creates, alters or abolishes a right in respect of the redemption of such shares, including a provision respecting a sinking fund for the redemption or repurchase of such shares;

(c) alters or abolishes an existing preemptive right of the holder of such shares to acquire shares or other securities; or

(d) excludes or limits the right of the holder of such shares to vote on any matter, or to cumulate his votes, except as such right may be limited by dilution through the issuance of shares or other securities with similar voting rights; or

(5) any other corporate action taken pursuant to a shareholder vote with respect to which the articles of incorporation, the bylaws or a resolution of the board of directors directs that dissenting shareholders shall have a right to obtain payment for their shares.

B. (1) A record holder of shares may assert dissenters’ rights as to less than all of the shares registered in his name only if the holder dissents with respect to all the shares beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf the holder dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(2) A beneficial owner of shares who is not the record holder may assert dissenters’ rights with respect to shares held on his behalf, and shall be treated as a dissenting shareholder under the terms of this section and Section 53-15-4 NMSA 1978 if he submits to the corporation at the time of or before the assertion of these rights a written consent of the record holder.

C. The right to obtain payment under this section shall not apply to the shareholders of the surviving corporation in a merger if a vote of the shareholders of such corporation is not necessary to authorize such merger.

D. A shareholder of a corporation who has a right under this section to obtain payment for his shares shall have no right at law or in equity to attack the validity of the corporate action that gives rise to his right to obtain payment, nor to have the action set aside or rescinded, except when the corporate action is unlawful or fraudulent with regard to the complaining shareholder or to the corporation.

N.M. Stat. § 53-15-4 (2006)

§ 53-15-4. Rights of dissenting shareholders

A. Any shareholder electing to exercise his right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which the proposed corporate action is submitted to a vote, a written objection to the proposed corporate action. If the proposed corporate action is approved by the required vote and the shareholder has not voted in favor thereof, the shareholder may, within ten days after the date on which the vote was taken or if a corporation is to be merged without a vote of its shareholders into another corporation any of its shareholders may, within twenty-five days after the plan of the merger has been mailed to the shareholders, make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, domestic or foreign, for payment of the fair value of the shareholder’s shares, and, if the proposed corporate action is effected, the corporation shall pay to the shareholder, upon the determination of the fair value, by agreement or judgment as provided herein, and, in the case of shares represented by certificates, the surrender of such certificates the fair value thereof as of the day prior to the date on which the vote was taken approving the proposed corporate action, excluding any appreciation or depreciation in anticipation of the corporate action. Any shareholder failing to make demand within the prescribed ten-day or twenty-five-day period shall be bound by the terms of the proposed corporate action. Any shareholder making such demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote or to exercise any other rights of a shareholder.

B. No such demand may be withdrawn unless the corporation consents thereto. If, however, the demand is withdrawn upon consent, or if the proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect the action, or if, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation is the owner of all the outstanding shares of the other corporation, domestic and foreign, that are parties to the merger, or if no demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section, or if a court of competent jurisdiction determines that the shareholder is not entitled to the relief provided by this section, then the right of the shareholder to be paid the fair value of his shares ceases and his status as a shareholder shall be restored, without prejudice, to any corporate proceedings which may have been taken during the interim.

C. Within ten days after such corporate action is effected, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice thereof to each dissenting shareholder who has made demand as provided in this section and shall make a written offer to each such shareholder to pay for such shares at a specified price deemed by the corporation to be the fair value thereof. The notice and offer shall be accompanied by a balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than twelve months prior to the making of the offer, and a profit and loss statement of the corporation for the twelve-months’ period ended on the date of the balance sheet.

D. If within thirty days after the date on which the corporate action was effected the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made within ninety days after the date on which the corporate action was effected, and, in the case of shares represented by certificates, upon surrender of the certificates. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in the shares.

E. If, within the period of thirty days, a dissenting shareholder and the corporation do not so agree, then the corporation, within thirty days after receipt of written demand from any dissenting shareholder, given within sixty days after the date on which corporate action was effected, shall, or at its election at any time within the period of sixty days may, file a petition in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located praying that the fair value of the shares be found and determined. If, in the case of a merger or consolidation, the surviving or new corporation is a foreign corporation without a registered office in this state, the petition shall be filed in the county where the registered office of the domestic corporation was last located. If the corporation fails to institute the proceeding as provided in this section, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders, wherever residing, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the petition shall be served on each dissenting shareholder who is a resident of this state and shall be served by registered or certified mail on each dissenting shareholder who is a nonresident. Service on nonresidents shall also be made by publication as provided by law. The jurisdiction of the court shall be plenary and exclusive. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as specified in the order of their appointment or on an amendment thereof. The judgment shall be payable to the holders of uncertificated shares immediately, but to the holders of shares represented by certificates only upon and concurrently with the surrender to the corporation of certificates. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in the shares.

F. The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable, in all the circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment.

G. The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of the costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation made an offer to pay for the shares if the court finds that the action of the shareholders in failing to accept the offer was arbitrary or vexatious or not in good faith. Such expenses include reasonable compensation for and reasonable expenses of the appraisers, but exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any expert employed by the shareholder in the proceeding, together with reasonable fees of legal counsel.

H. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty days after demanding payment for his shares, each holder of shares represented by certificates demanding payment shall submit the certificates to the corporation for notation thereon that such demand has been made. His failure to do so shall, at the option of the corporation, terminate his rights under this section unless a court of competent jurisdiction, for good and sufficient cause shown, otherwise directs. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made is [are] transferred, any new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of the shares, and a transferee of the shares acquires by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

I. Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by the corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

Appendix E

Westland’s Amended Annual Report on Form 10-KSB/A

(for the fiscal year ended June 30, 2005)

Filed with the Securities and Exchange Commission on September 30, 2005

Appendix F

Westland’s Quarterly Report on Form 10-QSB

(for the quarter ended December 31, 2005)

Filed with the Securities and Exchange Commission on February 14, 2006

Westland Development Co., Inc.

SPECIAL MEETING OF SHAREHOLDERS

                    ,                     , 2006

9:00 A.M. at Hotel Albuquerque (formerly Sheraton Old Town),

800 Rio Grande Blvd., Albuquerque, New Mexico 87104

This proxy is solicited by the Westland board of directors for use at the Special Meeting of Shareholders on                     , 2006, or any postponements or adjournments thereof. The shares of Westland common stock you hold will be voted as you specify in this proxy.

By signing the proxy, you revoke all prior proxies and appoint Sosimo S. Padilla and Barbara Page, and each of them, with full power of substitution, to vote your shares of Westland common stock in their discretion on the matters stated below at the special meeting and at all postponements and adjournments thereof.

Mark your choices with an “X”, sign and date your proxy and return it in the postage-paid envelope provided or return it to Westland Development Co., Inc., 401 Coors Blvd., N.W., Albuquerque, New Mexico 87121.

(1)	Proposal to approve the Agreement and Plan of Merger by and between SHNM Acquisition Corp. and Westland Development Co., Inc., as amended, pursuant to which SHNM will be merged with and into Westland with Westland as the surviving entity, and Westland’s articles of incorporation will, pursuant to the terms of the merger agreement, be amended to, among other things, remove any currently existing restrictions on the transfer of Westland’s common stock.

FOR ☐	AGAINST ☐	ABSTAIN ☐

(2)	The election of three Class C directors to the board of directors. Vote my stock for the following three nominees:

☐ ALL NOMINEES LISTED BELOW

    OR FOR ONLY THE FOLLOWING:

☐ JOSIE G. CASTILLO	☐ GEORGIA M. BACA	☐ TROY K. BENAVIDEZ

☐ WITHHOLD AUTHORITY TO VOTE FOR ALL CANDIDATES LISTED ABOVE

Unless contrary instructions are given, your shares of Westland common stock will be voted FOR the approval of the merger agreement, FOR ALL NOMINEES for director and on any other business that may properly come before the special meeting in the discretion of the holders of this proxy. Westland’s board of directors recommends that you vote FOR the approval of the merger agreement and FOR ALL NOMINEES for director.

Address Change? Mark this box ☐ and indicate changes below. Receipt is acknowledged of the Notice of Special Meeting and the accompanying Proxy Statement relating to the special meeting

Signature

DATE:	__________________________________2006

Signature of co-owner (if applicable)

DATE:	__________________________________2006

Important: Please sign exactly as your name is printed on this card. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.